As filed with the Securities and Exchange Commission on October 2
6
, 2026.
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

First Tracks Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	39-5003207
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
10770 Wateridge Circle, Suite 210
San Diego,
CA
92121
(858)
362-6295
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Faga
President and Chief Executive Officer
10770 Wateridge Circle, Suite 210
San Diego,
CA
92121
(858)
362-6295
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Krishna Veeraraghavan, Esq.
Benjamin Goodchild, Esq.
Christodoulos Kaoutzanis, Esq.
Timothy Cruickshank, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212)
373-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2026

6,106,870 Shares of Common Stock

FIRST TRACKS BIOTHERAPEUTICS, INC.

This prospectus relates to the sale by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 6,106,870 shares of common stock of First Tracks Biotherapeutics, Inc. (“First Tracks Biotherapeutics,” “we,” “us,” “our” or the “Company”) and, with respect to periods prior to the Spin-Off (as defined herein), the First Tracks Biotherapeutics Business (as defined herein), par value $0.001 per share (the “Resale Shares”). The Resale Shares were issued and sold by us to the Selling Stockholders in a private placement at a price of $32.75 per share, which closed on October 19, 2026 (the “Private Placement”). We will not receive proceeds from the sale of the Resale Shares. The Selling Stockholders may sell their Resale Shares at prevailing market prices or in privately negotiated transactions. We provide more information about how a Selling Stockholder may sell its Resale Shares in the section titled “Plan of Distribution” on page 128.

Our common stock is listed on The Nasdaq Stock Market LLC (the “Exchange”) under the symbol “TRAX.” On October 23, 2026, the closing price of our common stock as reported on the Exchange was $44.05 per share.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws, and, as such, we may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2026.

i

TRADEMARKS, TRADE NAMES, AND SERVICE MARKS

The Company uses various trademarks, trade names, and service marks in its business. This prospectus contains references to the trademarks, trade names, and service marks. Solely for convenience, trademarks, trade names, and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, the registration status of such trademarks, trade names, and service marks, or that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names, and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our products. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

GLOSSARY OF TERMS

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

(i)	“ACA” refers to the Affordable Care Act;

(ii)	the “bylaws” refer to our bylaws, which have been filed as an exhibit to our registration statement on Form S-1 of which this prospectus is a part;

(iii)

the “amended and restated certificate of incorporation” refers to our amended and restated certificate of incorporation, which has been filed as an exhibit to our registration statement on Form S-1 of which this prospectus is a part;

(iv)	the “Board” or “our Board” refers to the board of directors of the Company;

(v)

the “Company,” “First Tracks Biotherapeutics,” “we,” “us,” and “our” refer to First Tracks Biotherapeutics, Inc. and, with respect to periods prior to the Spin-Off (as defined herein), the First Tracks Biotherapeutics Business (as defined herein);

(vi)	the “DGCL” refers to the Delaware General Corporation Law;

(vii)	the “Exchange” refers to The Nasdaq Stock Market LLC;

(viii)	the “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

(ix)	the “FDA” refers to the U.S. Food and Drug Administration;

(x)

the “First Tracks Biotherapeutics Business” refers to the biotechnology business formerly conducted by AnaptysBio, Inc., focused on development and potential commercialization of innovative therapeutics for autoimmune and inflammatory diseases, including clinical stage programs for ANB033, rosnilimab and ANB101;

(xi)

the “GSK Collaboration” refers to an immuno-oncology-focused financial and licensing collaboration between AnaptysBio, Inc. and GlaxoSmithKline, Inc. which includes a PD-1 antagonist called dostarlimab (Jemperli);

(xii)	the “SEC” refers to the U.S. Securities and Exchange Commission;

(xiii)	the “Securities Act” refers to the Securities Act of 1933, as amended;

(xiv)	the “Spin-Off” refers to the transaction in which AnaptysBio, Inc. distributed to its stockholders all of the shares of our common stock;

(xv)	“stockholders” refers to stockholders of First Tracks Biotherapeutics; and

(xvi)

the “Vanda Collaboration” refers to a licensing collaboration between AnaptysBio, Inc. and Vanda Pharmaceuticals Inc. for the development and commercialization of imsidolimab (IL-36R antagonist mAb), for which a Biologics License Application has been submitted to the FDA for the treatment of patients with Generalized Pustular Psoriasis.

Certain percentages and other figures provided and used in this prospectus may not add up to 100% due to the rounding of individual components.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus relating to our Company and does not contain all of the information that you should consider in making your investment decision. Before investing in shares of our common stock, you should carefully read this entire prospectus, including the information set forth under the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited combined financial statements and other information included elsewhere in this prospectus. Unless the context otherwise requires, we use the terms “First Tracks Biotherapeutics, Inc.,” “First Tracks Biotherapeutics” “Company,” “we,” “us” and “our” in this prospectus to refer to First Tracks Biotherapeutics, Inc. and, with respect to periods prior to the Spin-Off, the First Tracks Biotherapeutics Business.

Overview

We are a clinical stage biotechnology company advancing antibody therapies that modulate immune pathways implicated in autoimmune and inflammatory diseases. Our pipeline includes ANB033, a CD122 antagonist in development for celiac disease and eosinophilic esophagitis; rosnilimab, a pathogenic T cell depleter in development for rheumatoid arthritis; and ANB101, a blood dendritic cell antigen 2 (“BDCA2”) modulator.

Our Current Clinical Stage Pipeline

Our antibodies are in development to treat autoimmune and inflammatory diseases. We believe these molecules have potential applicability across a broad range of autoimmune and inflammatory diseases, including in gastroenterology, rheumatology, dermatology, respiratory, and other therapeutic areas.

ANB033

ANB033, a subcutaneously administered CD122 antagonist, is designed to inhibit the signaling of both IL-15 and IL-2 on immune cells. IL-15 and IL-2 signaling mediate the proliferation and survival of subsets of CD8+ and CD4+ T cells, NK cells, as well as ILC2s. ANB033 is an antibody designed to bind an epitope of CD122 with an affinity that inhibits IL-15 and IL-2 signaling through both the intermediate affinity IL-2 receptor (comprised of CD122 and the common gamma subunit, CD132) expressed by cytolytic CD8 T cells as well as NK cells and the high affinity IL-2 receptor (comprised of CD122, CD132 and the alpha receptor subunit for IL-2, CD25) expressed by activated CD4 Th1 and Th2 T cells as well as ILC2. Antagonizing CD122 is intended to reduce inflammation through the reduction of disease-causing cytolytic CD8 T cell subsets, including intraepithelial lymphocytes (“IELs”), NK cells and reducing inflammatory cytokine secretion by activated CD4+ Th1 and Th2 cells, as well as ILC2 cells.

Rosnilimab

Rosnilimab is an IgG1 antibody that directly targets pathogenic T cells, such as activated Tph/Tfh and T effector cells, in the periphery or inflamed tissue. These T cells, when activated, proliferate and migrate, and secrete the inflammatory cytokines that are the drivers of autoimmune and inflammatory diseases. Rosnilimab is designed to selectively deplete pathogenic T cells in both inflamed tissue and the periphery while sparing non-pathogenic T cells, including naïve T cells, to preserve overall immune function and restore immune homeostasis. This drives specific immunological outcomes, such as a reduction in T cell proliferation, migration and cytokine secretion, and a reduction of plasma cell generation and autoantibody levels.

ANB101

ANB101 is a BDCA2 modulator antibody that targets plasmacytoid dendritic cells (“pDCs”) and inhibits interferon secretion and modulates antigen presentation for the treatment of autoimmune and inflammatory diseases. BDCA2 is a molecule specifically expressed on pDCs, a class of immune cells which, while found in relatively small numbers in healthy individuals, are enriched in patients with a variety of inflammatory diseases, that is critical to the regulation of toll-like receptor signaling and interferon secretion. pDCs are a key upstream node in the inflammatory cascade that serve as a bridge between innate and adaptive immunity. They have been shown to be prolific secretors of type I interferons, which drive activation of a variety of downstream cell types including T cells and monocytes. Together with their ability to present antigens to the adaptive immune system, this creates a pro-inflammatory environment for the establishment and perpetuation of autoimmune pathology. BDCA2 has been implicated in the pathophysiology of systemic lupus erythematosus, where there exists mechanistic clinical proof of concept for pDC modulation. Proof of concept refers to early clinical evidence, typically from small, early-stage studies evaluating initial efficacy, mechanism of action, pharmacokinetics and preliminary safety, indicating that a therapeutic approach may be viable.

Please refer to “Business—Our Current Clinical Stage Pipeline” for a discussion of the trials and trial results of each of our product candidates.

Our Product Candidates

The following table summarizes certain key information about our current product candidates:

Development Stage and Anticipated Milestones
Antibody Program
Therapeutic Indication
IND Enabling
Phase 1a
Phase 1b
Phase 2
Phase 3
Immune Cell Modulators
ANB033 (CD122 antagonist)
Celiac Disease
Eosinophilic Esophagitis
Rosnilimab (Pathogenic T cell depleter)
Rheumatoid Arthritis
ANB101 (BDCA2 modulator)
Inflammatory Disease

Our Strategy

We are a clinical stage biotechnology company advancing antibody therapies that modulate immune pathways implicated in autoimmune and inflammatory diseases. Dysregulated immune responses may result in abnormal and pathological inflammation in diseases with large and substantially underserved patient populations in therapeutic areas including but not limited to gastroenterology, rheumatology, dermatology, and respiratory. The key elements of our strategy include:

•	Enabling broad development of our autoimmunity and inflammation-focused portfolio.

•

Generating translational and clinical data to characterize the mechanism and differentiation of our molecules from in-class competitors, other modalities in clinical development, and relative to standard of care, to optimize development of our molecules to address diseases and patient subsets with unmet medical need.

•

Innovating clinical development and execution of early-stage studies efficiently and optimally to support initial efficacy, mechanism of action, pharmacokinetics and preliminary safety to support further development and subsequent execution of late-stage registrational studies in key global markets. Registrational studies are clinical trials, usually Phase 3, designed to generate the definitive efficacy and safety data needed to support an application for marketing approval.

•	Facilitating the global commercialization of our product candidates while retaining rights in key commercial markets to enable us to become a fully integrated development and commercial organization.

•	Continuing to leverage our research expertise to identify, license and/or innovate antibodies against high-value immunological targets.

•	Maximizing return on equity through efficient execution against a multi-year capital and operating plan.

As described in the section titled “Risk Factors” and elsewhere in this prospectus, executing on our strategy is subject to a wide range of risks and uncertainties, any of which could cause our actual development strategy or timeframes to vary.

Recent Developments

Private Placement

On October 15, 2026, First Tracks Biotherapeutics entered into a securities purchase agreement (the “Purchase Agreement”) with the Selling Stockholders, pursuant to which First Tracks Biotherapeutics issued and sold an aggregate 6,106,870 shares of First Tracks Biotherapeutics common stock to the Selling Stockholders, at a purchase price of $32.75 per share. The aggregate gross proceeds to First Tracks Biotherapeutics from the Private Placement were approximately $200 million, before deducting placement agent fees and other offering expenses. Based on our current plans, we believe that our existing cash, cash equivalents and investments will fund our current operating plan beyond the next 12 months.

In connection with the Private Placement, we entered into a registration rights agreement with the Selling Stockholders (the “Registration Rights Agreement”) at the closing of the Private Placement, pursuant to which we agreed to file a registration statement with the SEC covering the resale by the Selling Stockholders of their shares of First Tracks Biotherapeutics common stock as promptly as reasonably practicable, and in any event, no later than 30 days following the closing of the Private Placement. We have filed the registration statement on Form S-1 of which this prospectus forms a part pursuant to our obligations under the Registration Rights Agreement.

Summary of Risk Factors

An investment in shares of our common stock involves various risks. Please carefully consider the matters discussed in the section titled “Risk Factors” of this prospectus for a description of the principal risks that we face. These risks include, but are not limited to, the following:

•	A sale of a substantial amount of shares of our common stock may cause the price of our common stock to decline.

•

Our product candidates in development may fail or suffer delays that adversely affect their commercial viability. Results from our initial clinical trials may not be representative of the results we will experience in later clinical trials. If we or any future collaborators are unable to complete development of or commercialize our product candidates or experience significant delays in doing so, our business will be materially harmed.

•

Our ongoing and planned clinical trials or those of any future collaborators may reveal significant adverse events, toxicities or other side effects and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our product candidates.

•

We and any future collaborators may be unable to obtain, or may be delayed in obtaining, required regulatory approvals in the United States or in foreign jurisdictions, which would materially impair our ability to commercialize and generate revenue from our product candidates.

•	Even if our product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements.

•	We may not be successful in our efforts to expand our pipeline of product candidates and develop marketable products.

•	We have no history of commercializing biotechnology products, which may make it difficult to evaluate the prospects for our future viability.

•

We face significant competition, and if our competitors develop and market products that are more effective, safer or less expensive than our product candidates, our commercial opportunities will be negatively impacted.

•	Our product candidates may not achieve adequate market acceptance among physicians, patients, health care payors and others in the medical community necessary for commercial success.

•

We currently have no marketing and sales force. If we are unable to establish effective sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates, we may not be able to effectively sell or market our product candidates, if approved, or generate product revenue.

•

The manufacture of biologics is complex, and our third-party manufacturers may encounter difficulties in production. If any of our third-party manufacturers encounter such difficulties, our ability to provide supply of our product candidates for clinical trials, our ability to obtain marketing approval, or our ability to provide supply of our products for patients, if approved, could be delayed or stopped.

•	The macroeconomic and geopolitical environment may have a material impact on the U.S. and global economies and could materially impact our business, financial condition and results of operations.

•

We have no operating revenue and a history of operational losses and may not achieve or sustain profitability. We have no products approved for commercial sale, and to date we have not generated any revenue or profit from sales of our product candidates.

•

We will require additional capital to finance our operations, which may not be available to us on acceptable terms, or at all. As a result, we may not complete the development and commercialization of our product candidates or develop new product candidates.

•

We may not succeed in establishing and maintaining additional development and commercialization collaborations, which could adversely affect our ability to develop and commercialize product candidates.

•	If we are unable to obtain or protect intellectual property rights, we may not be able to compete effectively in our market.

•	We must attract and retain highly skilled employees in order to succeed.

•	The market price of our stock may be volatile, and you could lose all or part of your investment.

•

We have very limited history of operating as a standalone public company, and our historical financial information may not necessarily reflect the results that we would have achieved as a standalone public company or what our results may be in the future.

•

Certain of our directors and employees may have actual or potential conflicts of interest because of their financial interests in, or because of their previous or continuing positions with, AnaptysBio, Inc. or other entities with which we have commercial arrangements.

Corporate Information

We were incorporated as Biopharma Co., Inc. on October 17, 2025 under the laws of the State of Delaware as a direct, wholly owned subsidiary of AnaptysBio, Inc., and changed our name to First Tracks Biotherapeutics, Inc. on February 26, 2026. Our principal executive office is located at 10770 Wateridge Circle, Suite 210, San Diego, California 92121, and our telephone number is (858) 362-6295. Our website address is www.firsttracksbio.com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an “emerging growth company,” we may, and intend to, take advantage of specified reduced reporting and other requirements that are otherwise applicable to public companies. These provisions include, among other things:

•

exemption from the auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of the effectiveness of our internal control over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

•	exemption from compliance with certain types of new requirements adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”);

•	exemption from the requirement to seek non-binding stockholder advisory votes on executive compensation and golden parachute arrangements;

•	reduced disclosure about executive compensation arrangements; and

•

the ability to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including in this prospectus.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of the Spin-Off or such earlier time that we are no longer an “emerging growth company.” We will cease to be an “emerging growth company” if we have $1.235 billion or more in total annual gross revenue during our most recently completed fiscal year, if we become a “large accelerated filer” with the market value of shares of our common stock held by non-affiliates equal to at least $700 million as of the last business day of the second quarter of such fiscal year, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three-year period to such date.

We may choose to take advantage of some, but not all, of these reduced burdens. For example, we have (i) taken advantage of the reduced reporting requirement with respect to disclosure regarding our executive compensation arrangements and (ii) presented only two years of audited financial statements in this prospectus. In addition, we may take advantage of the exemption from the auditor attestation requirement in the assessment on the effectiveness of our internal control over financial reporting. In addition, while we have elected to avail ourselves of the exemption to adopt new or revised accounting standards until those standards apply to private companies, we are permitted and may elect to early adopt certain new or revised accounting standards for which the respective standard allows for early adoption. We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. See Note 2—Summary of Significant Accounting Policies in our audited combined financial statements included elsewhere in this prospectus for additional information. For as long as we take advantage of the reduced reporting obligations, the information that we provide to stockholders may be different from information provided by other similarly situated public companies.

Implications of Being a Smaller Reporting Company

Additionally, we are a “smaller reporting company,” meaning that the market value of shares of our common stock held by non-affiliates is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation. We may continue to be a smaller reporting company as long as either (i) the market value of shares of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of shares of our common stock held by non-affiliates is less than $700 million.

THE OFFERING

Issuer	First Tracks Biotherapeutics, Inc.

Shares of common stock offered by the Selling Stockholders	6,106,870 shares of common stock.

Shares of common stock outstanding	42,017,901 shares of common stock.

Selling Stockholders	Certain third-party investors pursuant to the Purchase Agreement. See “Selling Stockholders.”

Use of proceeds	The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholders. See “Use of Proceeds.”

Dividend Policy	We have never declared or paid cash or stock dividends on shares of our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on shares of our common stock in the foreseeable future. Any future determination to declare dividends on shares of common stock will be made at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board may deem relevant.

Risk factors	For a discussion of risk and uncertainties involved with an investment in our common stock, see “Risk Factors” included elsewhere in this prospectus and any risk factors described in any accompanying prospectus supplement.

Listing	Our common stock is listed on the Exchange under the symbol “TRAX.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. These disclosures reflect our beliefs and opinions as to factors that could materially and adversely affect our securities in the future. References to past events are provided by way of example only and are not intended to be a complete listing of such events or a representation as to whether or not such factors or similar events have occurred in the past or their likelihood of occurring in the future. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial may also adversely affect our business. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations, and growth prospects. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.

Risks Related to This Offering

A sale of a substantial amount of shares of our common stock may cause the price of our common stock to decline.

We are registering for resale up to 6,106,870 shares of our common stock held by the Selling Stockholders, which is a significant number of shares compared to the current number of total shares of common stock issued and outstanding. We cannot predict if and when the Selling Stockholders may sell such shares and what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock.

In addition, to raise capital, we may sell common stock, convertible securities or other equity-linked securities in one or more transactions at prices and in a manner we determine from time to time. To the extent that additional capital is raised through the sale and issuance of shares of our common stock or other securities convertible into shares of our common stock, our stockholders will be diluted. These sales, or the perception in the market that the holders of a large number of shares of our common stock intend to sell shares, could reduce the market price of our common stock.

Risks Related to Discovery and Development of Our Product Candidates

Our product candidates in development may fail or suffer delays that adversely affect their commercial viability. Results from our initial clinical trials may not be representative of the results we will experience in later clinical trials. If we or any future collaborators are unable to complete development of or commercialize our product candidates or experience significant delays in doing so, our business will be materially harmed.

We are developing therapeutic antibodies, including our product candidates. However, all product candidates are in various stages of development, and, for a wide variety of reasons discussed below, may fail in development or suffer delays that adversely affect their commercial viability.

A product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for product candidates is high due to scientific feasibility, safety, efficacy, changing standards of medical care, and other variables. The results from preclinical testing or early clinical trials of a product candidate may not predict the results that will be obtained in later phase clinical trials of the product candidate.

Furthermore, we may conduct clinical trials of a product candidate in multiple indications based on assumptions about the product candidate’s mechanism of action. However, it is possible that our assumptions regarding the effectiveness of a product candidate’s mechanism of action may be incorrect and that the product candidate may be ineffective in certain diseases or disorders. If this were the case, then the results from any clinical trials of a product candidate that we conduct are less likely to be positive. For example, even though we showed positive data for rosnilimab in our Phase 2b clinical trial in rheumatoid arthritis, data from rosnilimab’s Phase 2 clinical trial in ulcerative colitis was not positive.

If our other ongoing or future clinical trials of any of our product candidates, including ANB033, rosnilimab or ANB101, are unsuccessful, whether for one of the reasons mentioned above or otherwise, our product candidates may be delayed in development or fail entirely, which would have a material adverse impact on our business.

The success of our current product candidates, and any other product candidates we may develop in the future, will depend on many factors, including the following:

•	obtaining regulatory permission to initiate clinical trials;

•	successful enrollment of patients in, and the completion of, our planned clinical trials;

•	receiving marketing approvals from applicable regulatory authorities;

•	establishing commercial manufacturing capabilities and/or making arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and non-patent exclusivity for our product candidates and their components;

•	enforcing and defending intellectual property rights and claims;

•	achieving desirable therapeutic properties for our product candidates’ intended indications;

•	launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with third parties;

•	acceptance of our product candidates, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies; and

•	maintaining an acceptable safety profile of our product candidates through clinical trials and following regulatory approval.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would harm our business.

Furthermore, delays or difficulties in patient enrollment or difficulties in retaining trial participants can result in increased costs, longer development times, or termination of a clinical trial. Clinical trials of a new product candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease the product candidate is intended to treat and who meet other eligibility criteria. Rates of patient enrollment are affected by many factors, including the size of the patient population, the eligibility criteria for the clinical trial, the age and condition of the patients, the stage and severity of disease, the nature of the protocol, the proximity of patients to clinical sites, and the availability of effective treatments for the relevant disease. We may not be able to initiate our planned clinical trials if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or foreign regulatory authorities.

Our ongoing and planned clinical trials or those of any future collaborators may reveal significant adverse events, toxicities or other side effects and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our product candidates.

In order to obtain marketing approval for any of our product candidates, we must demonstrate the safety and efficacy of the product candidate for the relevant clinical indication or indications through preclinical studies and clinical trials as well as additional supporting data. If our product candidates are associated with undesirable side effects in preclinical studies or clinical trials or have characteristics that are unexpected, we may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective.

It is not uncommon to observe results in human clinical trials that are unexpected based on preclinical testing, or to observe results in later stage clinical trials that are unexpected based on early clinical trials. Many product candidates fail in clinical trials despite promising preclinical and early clinical results. In addition, top-line results of a clinical trial, which generally reflect preliminary reviews of primary efficacy and/or safety results, do not necessarily predict final results, and any top-line findings or assessments are subject to change pending the completion of final data review procedures. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.

Some patients in our clinical trials have experienced adverse events, including serious adverse events. Subjects in our ongoing and planned clinical trials may in the future suffer significant adverse events or other side effects not observed in our preclinical studies or in our Phase 1, Phase 2 or Phase 3 clinical trials. The observed potency and kinetics of our product candidates in preclinical studies may not be observed in human clinical trials. We have tested the dosing frequency and route of administration of our product candidates in preclinical studies, which will inform our dosing strategy for future clinical trials; however, such dose and route of administration may not result in sufficient exposure or pharmacological effect in humans and may lead to unforeseen toxicity not previously observed in preclinical testing. If preclinical studies of our product candidates fail to provide preliminary evidence of safety to the satisfaction of regulatory authorities or do not otherwise produce satisfactory results, we may incur additional costs or experience delays in initiating and/or advancing the development and commercialization of our product candidates. Further, if clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we or any future collaborators may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

If further significant adverse events or other side effects are observed in any of our current or future clinical trials, we may have difficulty recruiting patients to the clinical trial, patients may drop out of our trial, or we may be required to abandon the trial or our development efforts of that product candidate altogether. We, the FDA, or other applicable regulatory authorities, or an institutional review board or ethics committee, may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such clinical trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude a product candidate from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition and prospects.

Further, if any of our product candidates obtain marketing approval, toxicities associated with our product candidates may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional warnings being added to the labeling, significant restrictions on the use of the product or the withdrawal of the product from the market. We cannot predict whether our product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early-stage clinical testing.

We and any future collaborators may be unable to obtain, or may be delayed in obtaining, required regulatory approvals in the United States or in foreign jurisdictions, which would materially impair our ability to commercialize and generate revenue from our product candidates.

Our ability to continue to develop our product candidates, and to have the potential to achieve and sustain profitability, depends on the FDA and foreign regulatory authorities permitting us to conduct human clinical trials and, if our product candidates are safe and effective, obtaining approval from the FDA and foreign regulatory authorities to market them and subsequently successfully commercializing them, either alone or with any future collaborators. The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of drug and biologic products are subject to extensive regulation by the FDA and foreign regulatory authorities. Before commencing clinical trials in the United States for any product candidate, we must submit an investigational new drug application (“IND”) to the FDA; foreign regulatory authorities enforce similar requirements for initiation of clinical trials in other countries. An IND or foreign equivalent requires extensive preclinical studies, and there is no guarantee that the FDA or foreign regulatory authorities will allow clinical trials to proceed based on the IND or equivalent submission. For example, although we have initiated toxicology studies for our product candidates, the FDA in the United States, or other foreign regulatory authorities, as applicable, may not allow our clinical trials to proceed in the regulatory authority’s jurisdiction if we are unable to show safety margins acceptable to the particular regulatory authority in appropriate animal species in our preclinical toxicology studies.

Even if we or any future collaborators initiate and complete clinical trials for our product candidates, these product candidates will not be permitted to be marketed in the United States until approval of a Biologics License Application (“BLA”) from the FDA is received, and will not be permitted to be marketed in other countries without marketing approval from foreign regulatory authorities. Obtaining approval of a BLA or other marketing approvals is often a lengthy, expensive and uncertain process over which the FDA and foreign regulatory authorities have substantial discretion. Other than submitting and receiving acceptance for initiation of our previous and current clinical trials in the United States and certain foreign jurisdictions, we have had only limited discussions with the FDA and no discussions with foreign regulatory authorities regarding the development plans for any of our product candidates or the designs of any of our later-stage clinical studies. We thus may not have the full benefit of the FDA’s or foreign regulatory authorities’ current thinking on clinical trial designs or product development for our target indications.

Preclinical studies and clinical trials are expensive, difficult to design and implement, can take many years to complete, and are uncertain as to outcome. Product candidates, on average, take 10 to 15 years to be developed from the time they are discovered to the time they are approved and available for treating patients. The start or end of a clinical trial is often delayed or halted for many reasons, including:

•	imposition of a clinical hold for safety reasons or following an inspection of clinical trial operations or site by the FDA or other regulatory authorities;

•	manufacturing challenges;

•	insufficient supply or quality of product candidates or other materials necessary to conduct clinical trials;

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delays in reaching or failure to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites and clinical research organizations or failure by such clinical research organizations or trial sites to carry out the clinical trial in accordance with our agreed-upon terms;

•	non-clinical or clinical sites becoming unavailable due to political, economic, or public health events;

•	clinical sites electing to terminate their participation in one of our clinical trials;

•	inability or unwillingness of patients or medical investigators to follow clinical trial protocols;

•	required clinical trial administrative actions;

•	slower than anticipated patient enrollment;

•	changing standards of care;

•	safety concerns;

•	availability or prevalence of use of a comparative drug or required prior therapy; or

•	clinical outcomes or financial constraints.

Our product candidates may not be effective, may be only moderately effective, or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. Regulatory authorities may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical or other studies or clinical trials. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Moreover, regulatory authorities may determine that the clinical and other benefits of a product candidate do not outweigh the safety or other risks. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application may also cause delays in or prevent the approval of an application.

If we or any future collaborators experience any of the issues described above, or other similar or related issues, we or any future collaborators may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not obtain marketing approval at all;

•	obtain marketing approval in some countries and not in others;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

•	be subject to additional post-marketing testing requirements; or

•	have the product removed from the market after obtaining marketing approval.

Further, in June 2024, the U.S. Supreme Court reversed its longstanding approach under the Chevron doctrine, which provided for judicial deference to regulatory agencies, including the FDA. As a result of this decision, we cannot be sure whether there will be increased challenges to existing agency regulations or how lower courts will apply the decision in the context of other regulatory schemes without more specific guidance from the U.S. Supreme Court. For example, this decision may result in more companies bringing lawsuits against the FDA to challenge longstanding decisions and policies of the FDA, which could undermine the FDA’s authority, lead to uncertainties in the industry, and disrupt the FDA’s normal operations, which could impact the timely review of any regulatory filings or applications we submit to the FDA.

Disruptions at the FDA and other government agencies, including as a result of workforce reductions, leadership changes or government shutdowns, could negatively affect the review of our regulatory submissions, which could negatively impact our business.

The ability of the FDA to review and approve regulatory submissions can be affected by a variety of factors, including statutory, regulatory and policy changes, inadequate government budget funding levels, a reduction in the FDA’s workforce and its ability to hire and retain key personnel, disruptions caused by government shutdowns and public health crises. There have been layoffs of federal employees since January 2025, the full impact of which is unclear at this time. For example, in 2025, HHS implemented significant workforce reductions affecting the FDA, and the U.S. federal government experienced a shutdown during which the FDA was unable to accept certain new applications requiring payment of user fees and suspended certain other activities. In addition, there have been, and may continue to be, significant changes in the leadership of the FDA and other U.S. federal regulatory agencies, which have created uncertainty around the funding, functioning and policy priorities of those agencies. Such disruptions could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, including any IND amendments or meeting requests, and to hold meetings or conduct inspections, and could limit the practical benefits of the Fast Track designation granted to ANB033, any of which could have a material adverse effect on our business.

Even if our product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements.

Any regulatory approvals that we or any future collaborators may receive for our product candidates will require surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a risk evaluation and mitigation strategy in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or foreign regulatory authorities approve our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with the FDA’s current Good Manufacturing Practices (“cGMP”) regulations, which require systems that assure the proper design, monitoring and control of manufacturing processes and facilities, as well as good clinical practices for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and standards. If we, any future collaborators or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us or any future collaborators, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. In addition, failure to comply with FDA and foreign regulatory requirements may, either before or after product approval, if any, subject our company or any future collaborators to administrative or judicially imposed sanctions, including:

•	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

•	restrictions on the products, manufacturers or manufacturing process;

•	warning or untitled letters;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to approve pending BLAs or supplements to approved BLAs.

The occurrence of any event or penalty described above may inhibit our ability, alone or with any future collaborators, to commercialize our product candidates and generate revenue.

Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by the FDA, the U.S. Department of Justice (“DOJ”), the U.S. Department of Health and Human Services (“HHS”) Office of Inspector General, state attorneys general, members of Congress and the public. Violations, including promotion of our products for unapproved (or off-label) uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the government. Additionally, comparable foreign regulatory authorities will heavily scrutinize advertising and promotion of any product candidate that obtains approval outside of the United States.

In the United States, engaging in the impermissible promotion of our products for off-label uses can also subject us to false claims litigation under federal and state statutes, which can lead to civil and criminal penalties and fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. These false claims statutes include the federal False Claims Act, which allows any individual to bring a lawsuit against a biotechnology company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to be presented such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government prevails in the lawsuit, the individual will share in any fines or settlement funds. Such False Claims Act lawsuits against biotechnology companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements regarding certain sales practices promoting off-label drug uses involving fines in excess of $1.0 billion. This growth in litigation has increased the risk that a biotechnology company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations, and be excluded from Medicare, Medicaid and other federal and state health care programs. In addition, we may incur liability from claims initiated under the Lanham Act or other federal and state unfair competition laws with respect to how our products are marketed and promoted. Furthermore, the off-label use of our products may increase the risk of product liability claims. If we do not lawfully promote our approved products, we may become subject to such litigation and, if we do not successfully defend against such actions, those actions may have an adverse effect on our business, financial condition and results of operations.

We may not be successful in our efforts to expand our pipeline of product candidates and develop marketable products.

Because we have limited financial and managerial resources, our business depends on our successful development and commercialization of the limited number of internal product candidates we have in preclinical and clinical development. Even if we are successful in continuing to build our pipeline, development of the potential product candidates that we identify will require substantial investment in additional clinical development, management of clinical, preclinical and manufacturing activities, regulatory approval in multiple jurisdictions, building a commercial organization, and significant marketing efforts before we generate any revenue from product sales. Furthermore, such product candidates may not be suitable for clinical development, including as a result of their harmful side effects, limited efficacy or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. If we cannot successfully develop, partner and/or commercialize product candidates, we may not be able to obtain product or partnership revenue in future periods, which would adversely affect our business, prospects, financial condition and results of operations.

As a result of our current focus on our lead product candidates, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. Our understanding and evaluation of biological targets for the discovery and development of new product candidates may fail to identify challenges encountered in subsequent preclinical and clinical development. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

We have no history of commercializing biotechnology products, which may make it difficult to evaluate the prospects for our future viability.

Our operations to date have been largely limited to financing and staffing our company, and developing our product candidates. We have only very limited experience conducting pivotal Phase 3 clinical trials and have not had previous experience commercializing product candidates, including submitting a BLA to the FDA. In part because of this lack of experience, we cannot be certain that planned clinical trials will begin or be completed on time, if at all, that our planned development programs would be acceptable to the FDA or other regulatory authorities, or that, if approval is obtained, such product candidates can be successfully commercialized. Clinical trials and commercializing our product candidates will require significant additional financial and management resources, and reliance on third-party clinical investigators, clinical research organizations, consultants or collaborators. Relying on third-party clinical investigators, third-party manufacturing, clinical research organizations or collaborators may result in delays that are outside of our control.

Furthermore, we may not have the financial resources to continue development of, or to enter into collaborations for, a product candidate if we experience any problems or other unforeseen events that delay or prevent regulatory approval of, or our ability to commercialize, product candidates, including:

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negative or inconclusive results from our clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

•	a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or foreign regulatory authorities regarding the number, scope or design of our clinical trials;

•	delays in enrolling research subjects in clinical trials;

•	high drop-out rates of research subjects;

•	inadequate supply or quality of clinical trial materials or other supplies necessary for the conduct of our clinical trials;

•	greater than anticipated clinical trial costs;

•	poor effectiveness of our product candidates during clinical trials;

•	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site;

•	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	serious and unexpected, or otherwise unacceptable, drug-related side effects experienced by participants in our planned clinical trials or by individuals using drugs similar to our product candidates;

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delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to our technology in particular; or

•	varying interpretations of data by the FDA and foreign regulatory authorities.

Consequently, any predictions you make about our future success or viability based on our operating history may not be as accurate as they could be if we had an established track record in conducting clinical trials or commercializing products.

Further, as a clinical stage business, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors. We will need to transition from a company with a research and development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We face significant competition, and if our competitors develop and market products that are more effective, safer or less expensive than our product candidates, our commercial opportunities will be negatively impacted.

The biotechnology industry is highly competitive and subject to rapid and significant technological change. Products we may develop in the future are also likely to face competition from other drugs and therapies, some of which we may not currently be aware of. We have competitors both in the United States and internationally, including major multinational pharmaceutical and biotechnology companies, established biotechnology companies, specialty biotechnology companies, emerging and start-up companies, universities and other research institutions. Many of our competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources and commercial expertise than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biotechnology products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or approval from the FDA or foreign regulatory authorities or discovering, developing and commercializing products in our field before we do.

For our anti-CD122 antagonist antibody program, our clinical competitors include an anti-CD122 antagonist antibody, FB-102 (argenx SE, which acquired Forte Biosciences, Inc. in August 2026) in Phase 2a development for the treatment of celiac disease, Phase 1b development for the treatment of vitiligo, and Phase 1b development for the treatment of alopecia areata, and two anti-IL-15 monoclonal antibodies, GIA632 (Novartis) in Phase 2a development for atopic dermatitis, Phase 2 development for vitiligo, Phase 2 development for cutaneous lichen planus, and with proof-of-concept study, Phase 1b data for the treatment of celiac disease and eosinophilic esophagitis, and TEV-53408 (Teva), in Phase 2a development for the treatment of celiac disease and Phase 1b development for the treatment for vitiligo. To date, there are no FDA-approved therapies for the treatment of celiac disease and only one FDA-approved biologic, Dupixent, for the treatment of eosinophilic esophagitis.

For rosnilimab, our competitors include non-depleting PD-1 agonist antibodies, GS-0151 (Gilead) in Phase 1b development for the treatment of rheumatoid arthritis, and S-4321 (Seismic Therapeutics) in Phase 1 development. Our commercial-stage competitors in moderate-to-severe rheumatoid arthritis include monoclonal antibodies targeting TNF (Humira; AbbVie), IL-6 (Actemra; Roche and Kevzara; Regeneron), CD-80/86 (Orencia; BMS), CD-20 (Rituxan; Roche), and Janus kinase inhibitors (Rinvoq; AbbVie, Olumiant; Eli Lilly, and Xeljanz; Pfizer).

For our anti-BDCA2 program, our competitors include another anti-BDCA2 antibody, litifilimab (Biogen) in Phase 3 development for systemic lupus erythematosus and cutaneous lupus erythematosus, and a bispecific fusion protein targeting BDCA2 and BAFF/APRIL, DNTH212 (Dianthus Therapeutics) in Phase 1 development, and an anti-ILT7 antibody, daxdilimab (Amgen) in Phase 2 development.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe effects, are more convenient, are less expensive or capture significant market share prior to or during our commercialization. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of biosimilar products. Even if our product candidates achieve marketing approval, they may be priced at a significant premium over competitive biosimilar products if any have been approved by then.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for planned clinical trials and acquiring technologies complementary to, or necessary for, our programs. In addition, the biotechnology industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

Our product candidates may not achieve adequate market acceptance among physicians, patients, health care payors and others in the medical community necessary for commercial success.

Even if our product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, health care payors and others in the medical community. The degree of market acceptance of any of our approved product candidates will depend on a number of factors, including:

•	the efficacy and safety profile as demonstrated in planned clinical trials;

•	the timing of market introduction of the product candidate as well as competitive products;

•	the clinical indications for which the product candidate is approved;

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restrictions on the use of our products, if approved, such as boxed warnings or contraindications in labeling, or a risk evaluation and mitigation strategy as a condition for approval, if any, which may not be required of alternative treatments and competitor products;

•	acceptance of the product candidate as a safe and effective treatment by physicians, clinics and patients;

•	the potential and perceived advantages of product candidates over alternative treatments, including any similar generic treatments;

•	the cost of treatment in relation to alternative treatments;

•	the availability of coverage and adequate reimbursement and pricing by third parties and government authorities;

•	relative convenience and ease of administration;

•	the frequency and severity of adverse events;

•	the effectiveness of sales and marketing efforts; and

•	unfavorable publicity relating to the product candidate.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, health care payors and patients, we may not generate or derive sufficient revenue from that product candidate and may not become or remain profitable.

We currently have no marketing and sales force. If we are unable to establish effective sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates, we may not be able to effectively sell or market our product candidates, if approved, or generate product revenue.

We currently do not have a marketing or sales team for the marketing, sales and distribution of any of our product candidates that are able to obtain regulatory approval. In order to commercialize any product candidates, we must build on a territory-by-territory basis marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. If our product candidates receive regulatory approval, we may decide to establish an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates, which will be expensive and time-consuming and will require significant attention of our management team to manage. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of any of our product candidates that we obtain approval to market. With respect to the commercialization of all or certain of our product candidates, we may choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements when needed on acceptable terms, or at all, we may not be able to successfully commercialize any of our product candidates that receive regulatory approval, or any such commercialization may experience delays or limitations. If we are not successful in commercializing our product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

The manufacture of biologics is complex, and our third-party manufacturers may encounter difficulties in production. If any of our third-party manufacturers encounter such difficulties, our ability to provide supply of our product candidates for clinical trials, our ability to obtain marketing approval, or our ability to provide supply of our products for patients, if approved, could be delayed or stopped.

The process of manufacturing biologics is complex, highly regulated and subject to multiple risks, and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturing biologics is highly susceptible to product loss due to contamination, equipment failure, improper installation or operation of equipment, vendor or operator error, inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply or supply chain disruptions. If microbial, viral or other contaminations are discovered at the facilities of our manufacturer, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business. We rely, and expect to continue to rely, on third parties, including manufacturers based in China, for the manufacture of our product candidates and future product candidates. While we may seek to identify and qualify additional or alternative manufacturers, including manufacturers based in the United States or the European Union (“EU”), we may not be able to do so on a timely basis, on acceptable terms or at all, and any transfer of manufacturing could result in additional costs and delays. We and our contract manufacturers must comply with cGMP for the manufacturing of biologics used in clinical trials and, if approved, marketed products. Moreover, if the FDA determines that our manufacturer is not in compliance with FDA laws and regulations, including cGMP, the FDA may deny BLA approval until the deficiencies are corrected or we replace the manufacturer in our BLA with a manufacturer that is in compliance.

Furthermore, all of our therapeutic antibodies are manufactured by starting with cells which are stored in a cell bank. We have one master cell bank for each antibody manufactured in accordance with cGMP and create working cell banks to support cGMP manufacturing, and believe we would have adequate backup should any cell bank be lost in a catastrophic event. However, it is possible that we could lose multiple cell banks and have our manufacturing severely impacted by the need to replace the cell banks.

Scaling up a biologic manufacturing process is a difficult and uncertain task, and we may not be successful in transferring our production system or the manufacturer may not have the necessary capabilities to complete the implementation and development process. If we are unable to adequately validate or scale-up the manufacturing process with our current manufacturers, we will need to transfer to other manufacturers and complete the manufacturing validation process, which can be lengthy and costly. Even if we are able to adequately validate and scale-up the manufacturing process for our product candidates with contract manufacturers, we will still need to negotiate with such contract manufacturers agreements for commercial supply, and it is not certain we will be able to come to agreement on terms acceptable to us. Accordingly, failures or difficulties faced at any level of our manufacturing process could adversely affect our business and delay or impede the development and commercialization of our product candidates or products and could have an adverse effect on our business, prospects, financial condition and results of operations.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials. Even if we or any future collaborators obtain regulatory approval for any of our product candidates, there is no assurance that manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product or to meet potential future demand. Moreover, we source certain of the raw materials needed for our product candidates from outside the United States. Although we have not experienced any material supply interruptions to date, it is possible that political, economic or public health events could cause such interruptions in the future. Further, in December 2025, the BIOSECURE Act was enacted as part of the National Defense Authorization Act for Fiscal Year 2026. Once implemented, the BIOSECURE Act will restrict U.S. federal agencies, and certain entities that contract with or receive grants or loans from the federal government, from procuring or using biotechnology equipment or services produced or provided by designated “biotechnology companies of concern,” which may include certain Chinese biotechnology companies, and could limit our ability to use, or increase the cost of using, certain suppliers. Even if we do not directly use any designated company, the BIOSECURE Act could disrupt the biotechnology supply chain more broadly, including by increasing demand for, and the cost of, alternative contract manufacturers, contract research organizations and other suppliers on which we rely. If any of our contract manufacturers or other supply chain vendors is identified as a biotechnology company of concern, we could be required to switch or move development and manufacturing of our product candidates to another manufacturer, and as a result we may incur additional development costs or delays in manufacturing product for clinical trials or commercialization. The timing and scope of the BIOSECURE Act’s implementation, including which companies will be designated as biotechnology companies of concern, remain uncertain. We cannot predict what actions may ultimately be taken with respect to trade relations between the United States and China or other countries, what products and services may be subject to such actions or what actions may be taken by the other countries in retaliation. Any unfavorable government policies on international trade, such as export controls, capital controls or tariffs, new legislation or regulations, renegotiation of existing trade agreements, or any retaliatory trade actions due to recent or future trade tension, may impede, delay, limit, or increase the cost of manufacturing our product candidates. Such events could result in our clinical or commercial supply of drug, packaging and other services being interrupted or limited, which could harm our business. If our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects. Any delay or interruption in the supply of clinical trial supplies could delay the completion of planned clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials completely. Any adverse developments affecting clinical or commercial manufacturing of our product candidates or products may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our product candidates or products.

Some of our suppliers may experience disruption to their respective supply chains due to the effects of macroeconomic conditions, which could delay, prevent or impair our development or commercialization efforts.

We obtain certain drug intermediates of our drug candidate supply from countries affected by macroeconomic events and conditions, including inflation, interest rate fluctuations, uncertainty with respect to the federal budget and debt ceiling and existing or potential government shutdowns related thereto, increasing financial market volatility and uncertainty, the impact of war or military conflict, including regional conflicts around the world, and public health pandemics. Supply chain disruptions and delays as a result of any new tariff policies or trade restrictions could also negatively impact our cost of materials, production processes, and ability to conduct clinical trials. If we are unable to obtain certain drug intermediates of our drug candidate supply in sufficient quantity and in a timely manner due to disruptions in the global supply chain caused by macroeconomic events and conditions, the development, testing and clinical trials of that drug candidate may be delayed or infeasible, and regulatory approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm our business.

The macroeconomic and geopolitical environment may have a material impact on the U.S. and global economies and could materially impact our business, financial condition and results of operations.

The macroeconomic and geopolitical environment, including inflation, increased volatility in interest rates, tariffs and the debt and equity markets, instability in the global banking system, global health crises and pandemics and geopolitical conflict have had, and may continue to have, an adverse impact on global economic conditions, which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital on favorable terms. For example, we regularly maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation insurance limit, and if a depository institution where we maintain deposits fails or is subject to adverse conditions in the financial or credit markets, we may not be able to recover all, if any, of our deposits, which could adversely impact our operating liquidity and financial performance. The extent to which any such factors impact our business and operations will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the event and the actions to contain its impact.

We are subject to risks associated with foreign trade policy, including tariffs imposed or proposed by the United States on its trading partners, as well as retaliatory actions that have or may be imposed by other countries in response. U.S. tariffs and other trade restrictions against trading partners and specific sectors of the global economy may have an adverse effect on our business and financial condition. The United States has imposed many country-specific tariffs and continues to impose increased tariffs on China in particular. In addition, the U.S. administration has imposed tariffs on imports of certain patented pharmaceutical products and ingredients, subject to certain exemptions, and additional tariffs could be imposed in the future. Certain tariffs have also been invalidated by the U.S. Supreme Court. The scope, rates and duration of current and future tariffs remain uncertain and subject to change. Our product candidates involve pharmaceutical ingredients that are partially sourced from outside of the United States, including China, the cost of which may increase due to additional tariff rates. These measures could also increase the cost of manufacturing our product candidates for our ongoing and planned clinical trials, as well as import and export costs, costs of drug product and clinical trial supplies and other costs of conducting our trials. We may seek alternative or additional sources for our drug substance or drug product, which could negatively impact our expected costs, timelines and business plan. Higher material costs may negatively impact our operating results and our ability to be competitive in the global market. Changes in government trade policies, including changes to tariffs and other non-tariff barriers, may have a material impact on our results of operations.

Risks Related to Our Financial Position and Capital Needs

We have no operating revenue and a history of operational losses and may not achieve or sustain profitability. We have no products approved for commercial sale, and to date we have not generated any revenue or profit from sales of our product candidates.

We are a clinical stage biotechnology company with a limited operating history. We have no approved products. Our ability to generate revenue and become profitable depends upon our ability, alone or with any future collaborators, to successfully complete the development of our product candidates for our target indications and to obtain necessary regulatory approvals. Further, following the Spin-Off, we no longer generate revenue from the potential royalty revenue streams held by AnaptysBio, Inc. (i.e., the rights to the dostarlimab royalties from the GSK Collaboration and imsidolimab royalties from the Vanda Collaboration).

We have incurred, and expect to continue to incur, operating losses. We had a net loss of $83.9 million and $89.6 million for the six months ended June 30, 2026 and 2025, respectively.

We have devoted substantially all of our efforts to research and development. Across our development portfolio, we expect to continue to incur significant expenses and increasing operating losses for the foreseeable future, and the net losses we incur may fluctuate significantly from quarter to quarter. Our ability to generate future product revenue from our current or future product candidates depends on a number of additional factors, including our ability (or as applicable any future collaborators’ ability) to:

•	continue research and preclinical development of our product candidates;

•	identify additional product candidates;

•	enter into new collaboration agreements;

•	conduct additional preclinical studies and initiate clinical trials for our product candidates;

•	obtain approvals for the product candidates that we develop or are developed under future collaboration arrangements;

•	establish a sales, marketing and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional executive, clinical, quality control and scientific personnel;

•	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts;

•	establish and maintain supply and manufacturing relationships with third parties and ensure adequate and legally compliant manufacturing of our product candidates;

•	obtain coverage and adequate product reimbursement from third-party payors, including government payors;

•	acquire or in-license other product candidates and technologies; and

•	achieve market acceptance for our or any future collaborators’ products, if any.

We are unable to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability because of the numerous risks and uncertainties associated with product development. In addition, our expenses could increase significantly beyond expectations if we are required by the FDA or other regulatory authorities to perform studies or clinical trials in addition to those that we currently anticipate. Even if any of our product candidates are approved for commercial sale, we anticipate incurring significant costs associated with the commercial launch of any product candidate.

We are currently only in the clinical development stages for our most advanced product candidates. In order to become and remain profitable, we must, alone or with any future collaborators, develop and eventually commercialize a product or products with significant market potential. This may require us to be successful in a range of challenging activities, including completing clinical trials of our product candidates, successfully developing companion diagnostics, obtaining marketing approval for these product candidates and manufacturing, marketing and selling those products for which we may obtain marketing approval. We may never succeed in these activities and, even if we do, may never generate revenues that are significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain or expand our research and development efforts, expand our business or continue our operations. A decline in the value of our company would also cause you to lose part or even all of the value of your shares of our common stock.

We will require additional capital to finance our operations, which may not be available to us on acceptable terms, or at all. As a result, we may not complete the development and commercialization of our product candidates or develop new product candidates.

As a research and development company, our operations have consumed substantial amounts of cash. We expect our research and development expenses to increase in connection with our ongoing activities, which expenses may substantially increase if we conduct Phase 3 clinical trials or seek marketing approval for our product candidates without any partnerships. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. For more information on these expenses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funding Requirements.” Furthermore, we expect to incur additional costs associated with operating as a public company. We believe that our existing cash, cash equivalents and investments will fund our current operating plan beyond the next 12 months. This estimate is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. For example, as we continue to move our product candidates into and through clinical trials, we may have adverse results requiring us to find new product candidates. Any of these events may increase our development costs more than we expect. We may need to raise additional funds or otherwise obtain funding through future collaboration agreements to continue development of our product candidates.

In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we do not raise additional capital when required or on acceptable terms, we may need to:

•	significantly delay, scale back or discontinue the development or commercialization of our product candidates or cease operations altogether;

•	seek strategic alliances for research and development programs at an earlier stage than we would otherwise desire or on terms less favorable than might otherwise be available;

•	relinquish, or license on unfavorable terms, our rights to technologies or future product candidates that we otherwise would seek to develop or commercialize ourselves; or

•	eliminate staff to conserve resources.

If we need to conduct fundraising activities and we do not raise additional capital in sufficient amounts or on terms acceptable to us, we may be prevented from pursuing development and commercialization efforts, which will have a material adverse effect on our business, operating results and prospects. Adverse macroeconomic conditions, including volatility in equity capital markets, fluctuating interest rates, tariffs, actual or perceived instability in the U.S. and global banking systems, and fluctuations in foreign exchange rates, could prevent us from raising capital in sufficient amounts or on terms acceptable to us or at all. Our forecast of the period of time through which our financial resources will adequately support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Our future funding requirements, both short and long term, will depend on many factors, including:

•	the initiation, progress, timing, costs and results of preclinical studies and clinical trials for our product candidates and future product candidates we may develop;

•	the number and size of clinical trials needed to show safety, efficacy and an acceptable risk/benefit profile for any of our product candidates;

•

the outcome, timing and cost of seeking and obtaining regulatory approvals from the FDA and foreign regulatory authorities, including the potential for such authorities to require that we perform more studies or trials than those that we currently expect;

•	the commercial success or failure of products sold by any future collaborators and the timing thereof;

•	our ability to enter into new collaboration agreements;

•

the cost to establish, maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, preparing, filing, prosecuting, defending and enforcing of any patents or other intellectual property rights;

•	the effect of competing technological and market developments;

•	market acceptance of any approved product candidates;

•	the costs of acquiring, licensing or investing in additional businesses, products, product candidates and technologies;

•	the cost of recruiting and retaining key employees;

•	the costs and fees associated with any delays or cancellations of forecasted manufacturing batches;

•	the cost and timing of selecting, auditing and potentially validating manufacturing sites for commercial-scale manufacturing; and

•

the cost of establishing sales, marketing and distribution capabilities for our product candidates for which we may receive regulatory approval and that we determine to commercialize ourselves or in collaboration with any future collaborators.

If we cannot expand our operations or otherwise capitalize on our business opportunities due to a lack of capital, our business, financial condition and results of operations could be adversely affected.

Raising capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our product candidates on unfavorable terms to us.

We may seek capital through a variety of means, including through public or private equity, debt financings or other sources, including up-front payments and milestone payments from strategic collaborations, license agreements and royalty agreements. To the extent that we raise capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Such financing may result in dilution to stockholders, imposition of debt covenants, increased fixed payment obligations, or other restrictions that may affect our business. If we raise additional funds through up-front payments or milestone payments pursuant to strategic collaborations with third parties, we may have to relinquish valuable rights to our product candidates or grant licenses on terms that are not favorable to us. In addition, we may seek capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Risks Related to Our Dependence on Third Parties

We may not succeed in establishing and maintaining additional development and commercialization collaborations, which could adversely affect our ability to develop and commercialize product candidates.

A part of our strategy is to enter into strategic product development and commercialization collaborations in the future, including collaborations to broaden and accelerate clinical development and potential commercialization of our product candidates. We may face significant competition in seeking appropriate development partners, and the negotiation process is time-consuming and complex. Moreover, we may not succeed in our efforts to establish collaborations or other alternative arrangements for any of our existing or future product candidates and programs because our research and development pipeline may be insufficient, our product candidates and programs may be deemed to be at too early a stage of development for collaborative effort, and/or third parties may not view our product candidates and programs as having the requisite potential to demonstrate safety and efficacy or to be commercially viable. Even if we are successful in our efforts to establish new collaborations, the terms that we agree upon may not be favorable to us, and we may not be able to maintain such collaborations if, for example, development or approval of a product candidate is delayed or sales of an approved product candidate are disappointing. Any delay in entering into new collaboration agreements related to our product candidates could delay the development and commercialization of our product candidates and reduce their competitiveness if they reach the market.

Moreover, if we fail to establish and maintain collaborations related to our product candidates:

•	the development of certain of our current or future product candidates may be terminated or delayed;

•	our cash expenditures related to development of certain of our current or future product candidates would increase significantly and we may need to seek additional financing;

•	we may be required to hire additional employees or otherwise develop expertise, such as sales and marketing expertise, for which we have not budgeted; and

•	we will bear all of the risk related to the development and commercialization of any such product candidates.

If third parties on which we depend to conduct our planned preclinical studies and clinical trials do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development programs could be delayed with adverse effects on our business, financial condition, results of operations and prospects.

We rely on third-party clinical investigators, clinical research organizations, contract manufacturing organizations and consultants to design, conduct, supervise and monitor key activities relating to discovery, manufacturing, non-clinical studies and clinical trials of our product candidates, and we intend to do the same for future activities relating to existing and future programs. Because we rely on third parties and do not have the ability to conduct all required discovery, manufacturing, preclinical studies or clinical trials independently, we have less control over the timing, quality and other aspects of discovery, manufacturing, preclinical studies and clinical trials than we would if we conducted them on our own. These investigators, clinical research organizations, contract manufacturing organizations and consultants are not our employees, and we have limited control over the amount of time and resources that they dedicate to our programs. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties we contract with might not be diligent, careful or timely in conducting our discovery, manufacturing, preclinical studies or clinical trials, resulting in discovery, manufacturing, preclinical studies or clinical trials being delayed or unsuccessful, in whole or in part.

If we cannot contract with acceptable third parties on commercially reasonable terms, or at all, or if these third parties do not carry out their contractual duties, satisfy legal and regulatory requirements for the conduct of preclinical studies or clinical trials or meet expected deadlines, our clinical development programs could be delayed and otherwise adversely affected. In all events, we are responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Any such event could have an adverse effect on our business, financial condition, results of operations and prospects.

We rely completely on third parties to manufacture our nonclinical, clinical and future commercial drug supplies of any approved products.

We outsource the manufacture of our product candidates. We do not currently have the infrastructure or internal capability to manufacture supplies of our product candidates for use in development and commercialization. If we were to experience an unexpected loss of supply of our product candidates for any reason, whether as a result of manufacturing, supply or storage issues or otherwise, our business would be harmed, and we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials. Although we generally do not begin a clinical trial unless we believe we have a sufficient supply of a product candidate to complete the clinical trial, we may be required to manufacture additional supplies of our product candidates to the extent our estimates of the amounts required prove inaccurate, we suffer unexpected losses of product candidate supplies, or we are required to have fresh product candidate supplies manufactured to satisfy regulatory requirements or specifications. Any significant delay or discontinuation in the supply of a product candidate, or the raw material components thereof, due to the need to replace a contract manufacturer or other third-party manufacturer or otherwise, could considerably harm our business and ability to generate revenue and delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates.

Any delays in our preclinical or clinical development could lead to delays or cancellations of forecasted manufacturing batches, which would typically result in significant fees owed by us to the manufacturer and an uncertainty as to when the manufacturer will have the availability for a new time slot to manufacture the batch, which could lead to further delays in the development of the product candidate and have an adverse effect on our business.

Reliance on third-party manufacturers entails additional risks, including the possible breach of the manufacturing agreement by the manufacturer and the possible termination or nonrenewal of the agreement by the manufacturer at a time that is costly or inconvenient for us. If our contract manufacturers were to breach or terminate their manufacturing arrangements with us, the development or commercialization of the affected product candidates could be significantly delayed, which could have an adverse effect on our business. Any change in our manufacturers could be costly because the commercial terms of any new arrangement could be less favorable and because the expenses relating to the transfer of necessary technology and processes could be significant.

We depend on a small number of suppliers for the raw materials necessary to produce our product candidates. The loss of these suppliers, or their failure to supply us with these raw materials, would materially and adversely affect our business.

We depend on the availability of key raw materials for our product candidates from a small number of third-party suppliers. Because there are a limited number of suppliers for the raw materials that we use to manufacture our product candidates, we may need to engage alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for our clinical trials. We do not have any control over the availability of raw materials. If we or our manufacturers are unable to purchase these raw materials on acceptable terms, at sufficient quality levels, or in adequate quantities, if at all, the development of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to meet our development objectives for our product candidates or generate revenues from the sale of any approved products. If either we or any third parties in the supply chain for materials used in the production of our product candidates are disrupted, including by political, economic or public health events, it could limit our ability to manufacture our product candidates for our preclinical or clinical studies.

Risks Related to Regulatory Approval of Our Product Candidates and Other Legal Compliance Matters

The failure to obtain regulatory approval in international jurisdictions would prevent us or any future collaborators from marketing our product candidates outside the United States.

In order to market and sell our products in other jurisdictions, we or any future collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, we or any future collaborators must secure product reimbursement approvals before regulatory authorities will approve the product for sale in that country. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries.

If we or any future collaborators fail to comply with the regulatory requirements in international markets and receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed, and our business will be adversely affected. We may not obtain foreign regulatory approvals on a timely basis, if at all. The failure to obtain approval of any of our product candidates by regulatory authorities in another country may significantly diminish the commercial prospects of that product candidate and our business prospects could decline.

Any drugs we develop may become subject to unfavorable third-party reimbursement practices and pricing regulations.

The availability and extent of coverage and adequate reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If reimbursement is not available, or is available only to limited levels, we or any future collaborators may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which marketing approval is obtained. If coverage and reimbursement are not available or reimbursement is available only at limited levels, we or any future collaborators may not successfully commercialize any product candidate for which marketing approval is obtained.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about reimbursement for new products are typically made by the Centers for Medicare & Medicaid Services (“CMS”), an agency within HHS, because CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare. Private payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. As a result, the coverage determination process is often a time-consuming and costly process that will require us or any future collaborators to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly examining the medical necessity and reviewing the cost effectiveness of medical drug products. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific drug products on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. We or any future collaborators may need to conduct expensive pharmaco-economic studies to demonstrate the medical necessity and cost effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we or any future collaborators commercialize and, if reimbursement is available, what the level of reimbursement and the timing of achieving a reimbursement determination will be.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics, including our product candidates. In many countries, particularly the countries of the EU, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we or any future collaborators may be required to conduct a clinical trial that compares the cost effectiveness of our product candidate to other available therapies. In general, the prices of products under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our product candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors, in the United States and internationally, to cap or reduce health care costs may cause such organizations to limit both coverage and level of reimbursement for new products approved, and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on health care costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products into the health care market.

In addition to CMS and private payors, professional organizations such as the American Medical Association can influence decisions about reimbursement for new products by determining standards for care. In addition, many private payors contract with commercial vendors who sell software that provide guidelines that attempt to limit utilization of, and therefore reimbursement for, certain products deemed to provide limited benefit to existing alternatives. Such organizations may set guidelines that limit reimbursement or utilization of our product candidates.

If we or any future collaborators are unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those product candidates and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we or any future collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare legislative reform measures may increase the difficulty and cost for us or any future collaborators to obtain marketing approval of and commercialize our product candidates and affect the pricing of our product candidates.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our or any future collaborators’ ability to profitably sell any product candidates for which marketing approval is obtained. The commercial potential for our product candidates, if any, could be affected by changes in healthcare spending and policy in the United States and abroad. New laws, regulations, or judicial decisions or new interpretations of existing laws, regulations, or decisions, related to healthcare availability, the method of delivery, or payment for healthcare products and services, could adversely affect our business, operations, and financial condition, if and when we or any future collaborators are able to obtain marketing approval and commercialize our product candidates.

For example, the ACA was enacted in 2010, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. While there have been legislative and judicial efforts to modify, repeal or otherwise invalidate all or certain aspects of the ACA or its implementing regulations, the ACA remains in effect in its current form. It is unclear how any such efforts in the future will impact the ACA or our business.

In addition, other legislative changes have been proposed and adopted at the United States federal and state levels to reduce healthcare expenditures. For example, several healthcare reform initiatives culminated in the enactment of the Inflation Reduction Act (the “IRA”), in August 2022, which allows, among other things, HHS to negotiate the selling price of certain drugs and biologics that CMS reimburses under Medicare Part B and Part D, although this only applies to high-expenditure single-source drugs that have been approved for at least seven years (11 years for biologics). The negotiated prices are capped at a statutory ceiling price. Negotiated prices for the first 10 high-cost Medicare Part D products selected by CMS became effective on January 1, 2026, and represented significant price reductions from their 2023 list prices, ranging from 38 to 79 percent. Negotiated prices for 15 additional Medicare Part D drugs selected by CMS will become effective in 2027. CMS has also selected 15 additional drugs, which for the first time include drugs covered under Medicare Part B, for negotiated pricing effective in 2028, and for 2029 and subsequent years, up to 20 Part B or Part D drugs will be selected each year. The negotiated prices have represented, and will continue to represent, a significant discount from average prices to wholesalers and direct purchasers. The IRA also imposes rebates on Medicare Part B and Part D drugs whose prices have increased at a rate greater than the rate of inflation. In addition, the law eliminated the “donut hole” under Medicare Part D beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and requiring manufacturers to subsidize, through a newly established manufacturer discount program, 10% of Part D enrollees’ prescription costs for brand drugs below the out-of-pocket maximum, and 20% once the out-of-pocket maximum has been reached. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. Manufacturers that fail to comply with the IRA may be subject to various penalties, including civil monetary penalties. Further, in July 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law, and restored immediate deductibility of domestic research and development expenditures, while foreign expenditures will continue to be capitalized and amortized over fifteen years. The OBBBA also expanded the IRA’s exclusion from price negotiation for certain orphan drugs designated for one or more rare diseases or conditions. Further, the OBBBA is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. The OBBBA also narrows access to ACA marketplace exchange enrollment and declined to extend the enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces which expired in 2025. The IRA’s drug price negotiation program has been subject to multiple legal challenges by drug manufacturers, and although courts have to date upheld the program, including the U.S. Supreme Court’s denial of review of several such challenges in May 2026, certain challenges remain pending and additional challenges may be brought. Thus, it is unclear how the IRA will continue to be implemented but it will likely have a significant impact on the pharmaceutical industry and the pricing of our products and product candidates. In addition, the impact of legislative, executive and administrative actions, including any drug pricing measures and agency rules implemented, on us and the pharmaceutical industry as a whole is unclear, and such actions could delay our business plans, increase the cost of executing our business plans or otherwise have a material adverse effect on our business. The adoption of restrictive price controls in new jurisdictions, more restrictive controls in existing jurisdictions or the failure to obtain or maintain timely or adequate pricing could also adversely impact revenue. We expect pricing pressures will continue globally.

CMS has also proposed two mandatory payment models that would tie certain Medicare drug payments to international drug prices. On September 30, 2026, CMS released the final rule for the first proposal, the Global Benchmark for Efficient Drug Pricing Model (“GLOBE”) for Medicare Part B, which requires manufacturers of specified single source drugs and sole source biologics to pay incremental rebates based on international benchmark prices, with participation triggered for products meeting CMS’s spending and eligibility criteria. The final GLOBE rule contains certain exclusions and CMS also indicated its intent and authority to waive GLOBE’s mandatory participation requirement for certain manufacturers who are voluntarily participating in the GENEROUS model (discussed below), so it remains unclear how many manufacturers and drugs will ultimately be subject to the GLOBE rule. The second proposal, the Guarding U.S. Medicare Against Rising Drug Costs (“GUARD”) model for Medicare Part D, would similarly mandate manufacturer rebates for qualifying sole source drugs where the Medicare net price exceeds a most-favored-nation benchmark derived from international reference pricing methodologies. GLOBE will begin a one-quarter voluntary manufacturer reporting period on January 1, 2027, followed by a five-year performance period running from April 1, 2027, through March 31, 2032, and a seven-year payment period running through at least March 31, 2034. As proposed, GUARD would begin its performance period in 2027. These proposals will likely be subject to legal challenges that could delay their implementation or modify their impact on manufacturer pricing and revenue. Additionally, in November 2025, CMS introduced the GENErating cost Reductions for U.S. Medicaid (“GENEROUS”) Model, a voluntary most-favored-nation framework for manufacturers participating in the Medicaid Drug Rebate Program. Although it is voluntary, the GENEROUS model could also impact the drug pricing landscape for manufacturers.

The GLOBE rules, together with any other most-favored-nation pricing rules that are finalized (for example, if the proposed GUARD model rules are finalized), are likely to mandate reduced prices of at least some drugs in the United States, if they are also sold in comparator countries.

It is likely that federal and state legislatures within the United States and foreign governments will continue to consider changes to existing healthcare legislation. These laws may result in additional reductions in Medicare and other healthcare funding. We cannot predict the reform initiatives that may be adopted in the future or whether initiatives that have been adopted will be repealed or modified.

We expect that the ACA, the IRA, the OBBBA and other state or federal healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

Our business entails a significant risk of product liability, and our ability to obtain sufficient insurance coverage could have an adverse effect on our business, financial condition, results of operations or prospects.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we or any future collaborators succeed in marketing any of our product candidates, such claims could result in an FDA investigation of the safety and effectiveness of our product candidates, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our stock price. We currently have product liability insurance that we believe is appropriate for our stage of development and may need to obtain higher levels prior to marketing any of our product candidates. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse, transparency and other health care laws and regulations, which could expose us to, among other things, criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

Health care providers and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we or any future collaborators obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which we or any future collaborators market, sell and distribute our product candidates for which marketing approval is obtained. Restrictions under applicable federal and state health care laws and regulations include the following:

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the federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal health care program such as Medicare and Medicaid;

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the federal false claims and civil monetary penalties laws, including the civil False Claims Act, impose criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) imposes criminal and civil liability for, among other things, executing or attempting to execute a scheme to defraud any health care benefit program or making false statements relating to health care matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payments Sunshine Act requires applicable manufacturers of covered drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report to CMS annually information regarding payments and other transfers of value to physicians and teaching hospitals as well as information regarding ownership and investment interests held by physicians and their immediate family members. The information was initially made publicly available on a searchable website in September 2014 and is disclosed on an annual basis; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving health care items or services reimbursed by non-governmental third-party payors, including private insurers.

The ACA, among other things, amended the intent standard of the federal Anti-Kickback Statute and criminal health care fraud statutes to a stricter standard such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.

Some state laws require biotechnology companies to comply with the biotechnology industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other health care providers or marketing expenditures. For example, several states now require prescription drug companies to report certain expenses relating to the marketing and promotion of drug products and to report gifts and payments to individual health care practitioners in these states. Other states prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals. Still other states require the posting of information relating to clinical studies and their outcomes. Some states require the reporting of certain pricing information, including information pertaining to and justifying price increases. Some states further require pharmaceutical companies to implement compliance programs and/or marketing codes. Compliance with these laws is difficult and time consuming, and companies that do not comply with these state laws face civil penalties.

Our failure to comply with privacy and data security laws, regulations and standards may cause our business to be materially adversely affected.

We process a quantity of sensitive, confidential and/or regulated information, including confidential business and patient health information in connection with our clinical trials, and are subject to U.S. and international laws and regulations governing the privacy and security of such information. Each of these laws is subject to varying interpretations and constantly evolving. In the United States, there are numerous federal and state privacy and data security laws and regulations governing the collection, use, disclosure, processing and protection of personal information, including federal and state health information privacy laws, federal and state security breach notification laws, and federal and state consumer protection laws. In the EU and United Kingdom (“UK”), their respective General Data Protection Regulations (collectively, “GDPR”), which apply extraterritorially, impose several strict requirements for controllers and processors of personal information. These include higher standards for obtaining consent from individuals to process their personal information, increased requirements pertaining to the processing of special categories of personal information (such as health information) and pseudonymized (i.e., key-coded) data, and heightened transfer requirements of personal information from the European Economic Area/UK/Switzerland to countries not deemed to have adequate data protection laws (including the United States). Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million (approximately $22.4 million) or four percent of the annual global revenues of the noncompliant company, whichever is greater.

In the United States, in addition to HIPAA, various federal (for example, the Federal Trade Commission) and state regulators have adopted, or are considering adopting, laws and regulations concerning personal information and data security. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international, or other state laws, and such laws may differ from each other, all of which may impact our compliance efforts. For example, California enacted the California Consumer Privacy Act (as amended, the “CCPA”). Failure to comply with the CCPA may result in significant civil penalties, injunctive relief, or statutory or actual damages as determined by the California Privacy Protection Agency or the California Attorney General. Following California’s lead, over a third of U.S. states have adopted comprehensive privacy and security laws and regulations, which govern the privacy, processing and protection of personal information, including certain specific requirements and laws with respect to health-related information. For example, Washington state has passed the My Health My Data Act, which is focused on the collection of consumer health data, has a broader scope than HIPAA and includes a private right of action. In addition, various comprehensive federal privacy bills have been proposed in Congress.

In addition, the U.S. Department of Justice’s rule implementing Executive Order 14117, the requirements of which are now fully in effect, prohibits or restricts certain transactions that could result in access by “countries of concern,” including China, or covered persons associated with them, to bulk U.S. sensitive personal data, including human ’omic and personal health data, and certain government-related data. The rule applies to, among other things, certain vendor, employment and investment agreements. Although the rule contains certain exemptions, including for certain clinical trial and regulatory approval data, to the extent we or our vendors, contract research organizations or other service providers engage in covered data transactions, including with parties based in or associated with China, compliance with this rule may require us to modify or restrict those relationships, increase our compliance costs, and subject us to civil and criminal penalties if we are found to be in violation.

We cannot provide assurance that (i) current or future legislation will not prevent us from generating or maintaining personal information, or (ii) patients will consent to the use of their personal information (as necessary). Either of these circumstances may prevent us from undertaking or continuing essential research and development, manufacturing, and commercialization, which could have a material adverse effect on our business, results of operations, financial condition, and prospects.

Federal, state, and foreign government requirements include obligations to notify regulators and/or individuals of security breaches or other similar reportable incidents experienced by us, or our vendors, contractors, or organizations with whom we had specific contractual obligations to protect our data. Further, the improper access to, use of, or disclosure of our data or a third party’s personal information could subject us to individual or consumer class action litigation and governmental investigations and proceedings by federal, state, and local regulatory entities in the U.S. and by international regulatory entities. Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with existing and new data protection rules and possible government oversight.

In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards. It is possible that if our practices are not consistent or viewed as not consistent with legal and regulatory requirements, including changes in laws, regulations and standards or new interpretations or applications of existing laws, regulations and standards, we may become subject to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, all of which may have a material adverse effect on our business, operating results, reputation, and financial condition. All of these evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants, which are likely to increase over time. In addition, such requirements may require us to modify our data processing practices and policies, distract management or divert resources from other initiatives and projects, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Any failure or perceived failure by us to comply with any applicable federal, state, or similar foreign laws and regulations relating to data privacy and security could result in damage to our reputation, as well as proceedings or litigation by governmental agencies or other third parties, including class action privacy litigation in certain jurisdictions, which would subject us to significant fines, sanctions, awards, injunctions, penalties, or judgments. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition, and prospects.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with federal and state health care fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We adopted a code of conduct, but it is not always possible to identify and deter employee misconduct. The precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Risks Related to Intellectual Property

If we are unable to obtain or protect intellectual property rights, we may not be able to compete effectively in our market.

Our success depends in significant part on our and our licensors’ or any future collaborators’ ability to establish, maintain and protect patents and other intellectual property rights and operate without infringing the intellectual property rights of others. We have filed numerous patent applications both in the United States and in foreign jurisdictions to obtain patent rights to inventions we have discovered. We have also licensed from third parties rights to patent portfolios. Some of these licenses give us the right to prepare, file and prosecute patent applications and maintain and enforce patents we have licensed, and other licenses may not give us such rights. The patent prosecution process is expensive and time-consuming, and we and our current or future licensors or any future collaborators may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we or our licensors or any future collaborators will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties and are reliant on our licensors or any future collaborators. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. If our current or future licensors, licensees or any future collaborators fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors or any future collaborators are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised.

The patent position of biotechnology companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’, licensees’ or any future collaborators’ patent rights are highly uncertain. Our and our licensors’ or any future collaborators’ pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. The patent examination process may require us or our licensors or any future collaborators to narrow the scope of the claims of our or our licensors’ or any future collaborators’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. In the past, we have not always been able to obtain the full scope of patent protection we have initially sought in our patent applications, and as described above and as is typical for most biotechnology patent prosecution, we have been required to narrow or eliminate patent claims as part of the patent prosecution process. Recent case law has increased uncertainty regarding the validity and enforceability of patents that contain broad antibody claims, including claims drafted in functional or genus form, even where examples are provided. As a result, patent claims that we obtain now or in the future could be narrowed during prosecution, or later held invalid or unenforceable. Our ability to obtain and maintain meaningful patent protection for our antibodies may depend on accurate and complete disclosure of technical characterizations of our antibodies, including biological sequence information. Any errors, omissions, inconsistencies, or later-developed scientific understanding that affects how our antibodies are characterized (including sequence information, epitope mapping, competition data, binding assays, or structure-function relationships) could impair our ability to obtain, maintain, or enforce patents, could provide a basis for third-party challenges, or could necessitate claim narrowing. In addition, some patent applications that we or our licensors have filed or will file in the future might not result in issued patents because we or our licensors have abandoned those patent applications as changes in business and/or legal strategies dictated.

We cannot assure you that all of the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue and even if such patents cover our product candidates, third parties may initiate opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices or similar proceedings challenging the validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated. Our and our licensors’ or any future collaborators’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology.

Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our licensors or any future collaborators were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications on or before March 15, 2013, an interference proceeding in the United States can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If third parties have filed such applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third parties to determine whether our invention was derived from theirs. Even where we have a valid and enforceable patent, we may not be able to exclude others from practicing our invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license. In addition, patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including biosimilar or generic medications.

Furthermore, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. We expect to seek extensions of patent terms where these are available in any countries where we are prosecuting patents. This includes in the United States under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Amendments”), which permits a patent term extension of up to five years beyond the expiration of the patent. However, the applicable authorities, including the FDA and the U.S. Patent and Trademark Office (“USPTO”) in the United States, and any equivalent foreign regulatory authority, may not agree with our assessment of whether such extensions are available and may refuse to grant extensions to our patents or may grant more limited extensions than we request. If this occurs, our competitors may take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, enforcing and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our or our licensors’, licensees’ or any future collaborators’ intellectual property rights may not exist in some countries outside the United States or may be less extensive in some countries than in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we and our licensors or any future collaborators may not be able to prevent third parties from practicing our and our licensors’ or any future collaborators’ inventions in all countries outside the United States or from selling or importing products made using our and our licensors’ or any future collaborators’ inventions in and into the United States or other jurisdictions. Competitors may use our and our licensors’ or any future collaborators’ technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we and our licensors or any future collaborators have patent protection but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our and our licensors’ or any future collaborators’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us and our licensors or any future collaborators to stop the infringement of our and our licensors’ or any future collaborators’ patents or marketing of competing products in violation of our and our licensors’ or any future collaborators’ proprietary rights generally. Proceedings to enforce our and our licensors’ or any future collaborators’ patent rights in foreign jurisdictions could result in substantial costs and divert our and our licensors’ or any future collaborators’ efforts and attention from other aspects of our business, could put our and our licensors’ or any future collaborators’ patents at risk of being invalidated or interpreted narrowly and our and our licensors’ or any future collaborators’ patent applications at risk of not issuing and could provoke third parties to assert claims against us or our licensors or any future collaborators. We or our licensors or any future collaborators may not prevail in any lawsuits that we or our licensors or any future collaborators initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Furthermore, the European patent litigation landscape has changed with the advent of the Unified Patent Court (UPC), which may allow third parties to seek, or may allow us to obtain, certain forms of relief with pan-European effect. This could increase the risk that a single adverse decision could significantly narrow, invalidate, or render unenforceable one or more of our European patents across multiple jurisdictions, or that we could be subject to injunctive relief affecting multiple markets, if subjected to the jurisdiction of the UPC.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve technological and legal complexity, and obtaining and enforcing biopharmaceutical patents is costly, time-consuming, and inherently uncertain.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our and our licensors’, licensees’ or any future collaborators’ patent applications and the enforcement or defense of our or our licensors’, licensees’ or any future collaborators’ issued patents. On September 16, 2011, the Leahy-Smith America Invents Act (the “AIA”) was signed into law. The AIA includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation.

An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application, but circumstances could prevent us from promptly filing patent applications on our inventions.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. The AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Moreover, future and recent past changes in the patent laws in the U.S. and abroad could impact or could increase the uncertainties and costs surrounding the prosecution of our and our licensors’ or any future collaborators’ patent applications and the enforcement or defense of our or our licensors’ or any future collaborators’ issued patents, which could have an impact on our business and financial condition. For example, the U.S. Supreme Court and the U.S. Court of Appeals for the Federal Circuit rendered decisions in several patent cases such as Association for Molecular Pathology v. Myriad Genetics, Inc., BRCA1- & BRCA2-Based Hereditary Cancer Test Patent Litig., Mayo Collaborative Services v. Prometheus Laboratories, Inc., Alice Corporation Pty. Ltd. v. CLS Bank International, and Amgen v. Sanofi either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our and our licensors’ or any future collaborators’ ability to obtain patents in the future, these types of changes in the patent laws have created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our and our licensors’ or any future collaborators’ ability to obtain new patents or to enforce existing patents and patents that we and our licensors or any future collaborators may obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors or any future collaborators fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have an adverse effect on our business.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we plan to collaborate with various collaborators on the development and commercialization of one or more of our product candidates and because we rely on third parties to manufacture our product candidates, we must, at times, share trade secrets with them. We seek to protect our technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. For example, any academic institution that we may collaborate with in the future may be granted rights to publish data arising out of such collaboration, provided that we are notified in advance and given the opportunity to delay publication for a limited time period in order for us to secure patent protection of intellectual property rights arising from the collaboration, in addition to the opportunity to remove confidential or trade secret information from any such publication. Any future collaborative research and development programs may require us to share trade secrets under the terms of our research and development collaborations or similar agreements. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets through breach of our agreements with third parties, independent development or publication of information by any of our future third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming and unsuccessful and have an adverse effect on the success of our business.

Third parties may infringe our or our licensors’ or any future collaborators’ patents or misappropriate or otherwise violate our or our licensors’ or any future collaborators’ intellectual property rights. In the future, we or our licensors or any future collaborators may initiate legal proceedings to enforce or defend our or our licensors’ or any future collaborators’ intellectual property rights to protect our or our licensors’ or any future collaborators’ trade secrets or to determine the validity or scope of intellectual property rights we own or control. Also, third parties may initiate legal proceedings against us or our licensors or any future collaborators to challenge the validity or scope of intellectual property rights we own or control. These proceedings can be expensive and time-consuming, and many of our or our licensors’ or any future collaborators’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors or any future collaborators. In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our or our licensors’ or any future collaborators’ patents do not cover the technology in question. Furthermore, an adverse result in any litigation or administrative proceeding could put one or more of our or our licensors’ or any future collaborators’ patents at risk of being invalidated, held unenforceable or interpreted narrowly.

Accordingly, despite our or our licensors’ or any future collaborators’ efforts, we or our licensors, licensees or any future collaborators may not prevent third parties from infringing upon or misappropriating intellectual property rights we own or control, particularly in countries where the laws may not protect those rights as fully as in the United States. In addition, litigation and administrative proceedings could result in substantial costs and diversion of management resources, which could harm our business and financial results.

Within and outside of the United States, there has been a substantial amount of litigation and administrative proceedings regarding patent and other intellectual property rights in the pharmaceutical industry including opposition, derivation, reexamination, inter partes review or interference proceedings, or other preissuance or post-grant proceedings. Such proceedings may be provoked by third parties or by us or our licensors or any future collaborators to protect or enforce our or our licensors’ or any future collaborators’ patents or patent applications. Additionally, third-party preissuance submission of prior art to the USPTO or other foreign jurisdictions may jeopardize the issuance or scope of our or our licensors’ or any future collaborators’ patent applications. An unfavorable outcome in any such proceedings could require us or our licensors or any future collaborators to cease using the related technology, or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us or our licensors or any future collaborators a license on commercially reasonable terms or at all, and we could be forced to stop commercializing our product candidates. Even if we or our licensors or any future collaborators obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our licensors or any future collaborators.

In addition, if the breadth or strength of protection provided by our or our licensors’ or any future collaborators’ patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Even if we successfully defend such litigation or proceeding, we may incur substantial costs, and it may distract our management and other employees. We could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of shares of our common stock.

If we breach the license agreements related to our product candidates, we could lose the ability to continue the development and commercialization of our product candidates.

Our commercial success depends upon our ability, and the ability of our licensors and collaborators to develop, manufacture, market and sell our product candidates and use our and our licensors’ or any future collaborators’ technologies without infringing the proprietary rights of third parties. A third party may hold intellectual property, including patent rights that are important or necessary to the development of our products. As a result, we may enter into license agreements in the future with others in order to advance our existing or future research or allow commercialization of our existing or future product candidates. These licenses may not provide exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and product candidates in the future. In addition, we entered into an exclusive license agreement with Centessa Pharmaceuticals (UK) Limited (“Centessa”), which relates to our product candidate, ANB101, and are subject to certain obligations thereunder. If we fail to comply with the obligations under any such agreement, including payment and diligence terms, our licensors may have the right to terminate these agreements, in which event we may not be able to develop, manufacture, market or sell any product that is covered by these agreements or may face other penalties under the agreements. Such an occurrence could adversely affect the value of the product candidate being developed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements, which may not be available to us on equally favorable terms, or at all, or cause us to lose our rights under these agreements, including our rights to intellectual property or technology important to our development programs.

Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under any collaboration relationships we might enter into in the future;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by us and our licensors or any future collaborators; and

•	the priority of invention of patented technology.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current or any future licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

Third parties may initiate legal proceedings against us alleging that we infringe their intellectual property rights, or we may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, the outcome of which would be uncertain and could have an adverse effect on the success of our business.

Third parties may initiate legal proceedings against us or our licensors or any future collaborators alleging that we or our licensors or any future collaborators infringe their intellectual property rights or we or our licensors or any future collaborators may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, interferences, reexaminations, post-grant reviews, inter partes reviews or derivation proceedings in the United States or other jurisdictions. These proceedings can be expensive and time-consuming, and many of our or our licensors’, licensees’ or any future collaborators’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors or any future collaborators.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. An unfavorable outcome could require us or our licensors or any future collaborators to cease using the related technology, to cease developing or commercializing our product candidates or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us or our licensors or any future collaborators a license on commercially reasonable terms or at all. Even if we or our licensors or any future collaborators obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our licensors or any future collaborators. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

Many of our employees, including our senior management, were previously employed at universities or at other biopharmaceutical companies, including our competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products, which license could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. Such a license may not be available on commercially reasonable terms or at all. Even if we successfully prosecute or defend against such claims, litigation could result in substantial costs and distract management.

Our inability to protect our confidential information and trade secrets would harm our business and competitive position.

In addition to seeking patents for some of our technology and products, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Furthermore, if a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.

If we do not obtain protection under the Hatch-Waxman Amendments and similar foreign legislation for extending the term of patents covering each of our product candidates, our business may be harmed.

Depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for the effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened, and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced, possibly materially.

Risks Related to Managing Growth, Operations and Macroeconomic Conditions

We must attract and retain highly skilled employees in order to succeed.

To succeed, we must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and we face significant competition for experienced personnel. This is especially critical as we ramp up our hiring needs entering into later-stage product development of our product candidates. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan, harm our operating results and adversely affect our ability to successfully commercialize our product candidates. In particular, we believe that our future success is highly dependent upon the contributions of our senior management, as well as our senior scientists. The loss of services of any of these individuals, who all have at-will employment arrangements with us, could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of our product candidates, if approved. Further, any additional obligations of our senior management team that occur in connection with the separation of our business may result in operational disruptions, and our business may be harmed as a result.

Many of the other biotechnology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover and develop product candidates and our business will be limited.

We expect to expand our development and regulatory capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience growth in the number of our employees and the scope of our operations, particularly in the areas of product candidate development and growing our capability to conduct clinical trials. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

Our internal computer systems, or those of our future third-party collaborators or other service providers, may fail or suffer security breaches and cyber-attacks, which could result in a material disruption of our development programs.

We are increasingly dependent on information technology systems, infrastructure and data to operate our business. In the ordinary course of our business, we collect, store, process and transmit large amounts of confidential and sensitive information. It is critical that we do so in a secure manner to maintain the confidentiality, integrity and availability of such information. We have established physical, electronic and organizational measures to safeguard and secure our systems which are designed to prevent data compromise, and rely on commercially available systems, software, tools and monitoring to provide security for our information technology systems and the processing, transmission and storage of our information. We have also outsourced elements of our information technology infrastructure, resulting in a number of third-party vendors that may or could have access to our information. Despite the implementation of security measures, any of the internal technology systems belonging to us, any future collaborators or our third-party service providers are vulnerable to damage from computer viruses, bugs, worms, malware, hacking, supply chain attacks and vulnerabilities, distributed denial-of-service attacks, credential stuffing or harvesting, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. Any system failure, accident or security breach that causes interruptions in our own, in any future collaborators’ or in third-party service providers’ operations could result in a material disruption of our drug discovery and development programs. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our or any future collaborators’ regulatory approval efforts and significantly increase our costs in order to recover or reproduce the lost data. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential, sensitive or proprietary information, we may incur liability as a result, our drug discovery programs and competitive position may be adversely affected, and the further development of our product candidates may be delayed. Furthermore, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.

Our system protections may be ineffective or inadequate, or we could be impacted by software bugs or other technical malfunctions, as well as employee error or malfeasance. Additionally, laws and regulations regarding privacy and data protection are evolving, and it is possible that they may be interpreted and applied in a manner that is inconsistent with our data handling safeguards and practices that could result in fines, lawsuits, and other penalties, and significant changes to our or any future collaborators or third-party service providers’ business practices and products and service offerings. To the extent that the measures we or any future collaborators or third-party service providers have taken prove to be insufficient or inadequate, we may become subject to litigation, breach notification obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, damages, harm to our reputation, or loss of customers. While we have not experienced any material losses as a result of any system failure, accident or security breach to date, we have been the subject of certain phishing attempts in the past. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information or other similar disruptions.

Additionally, a party who circumvents our security measures could, among other effects, appropriate proprietary data, cause interruptions in our operations, or expose any future collaborators to hacks, viruses, and other disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. In addition, while we maintain cybersecurity insurance coverage, we cannot be sure that such coverage will be adequate or sufficient to compensate for any losses associated with such events, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims. The development and maintenance of our information technology systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly sophisticated.

We and our third-party service providers may also use artificial intelligence (“AI”) tools in our business, including in research, development and administrative functions. The use of AI tools may result in the inadvertent disclosure of confidential or proprietary information, including trade secrets and personal information, may produce inaccurate or flawed outputs, and may create uncertainty regarding the ownership and protectability of intellectual property generated with such tools or claims that such use infringes the rights of third parties. In addition, the legal and regulatory landscape governing AI is evolving, including the EU Artificial Intelligence Act and U.S. federal and state initiatives, and compliance with such requirements may increase our costs or limit our ability to use AI tools. Any of these risks could adversely affect our business, reputation and results of operations.

Our operations, or the third parties upon whom we depend, are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist activity, health epidemics or pandemics and other events beyond our control, which could harm our business.

Our facilities are located in San Diego, California, which is a seismically active region, and has also historically been subject to wildfires and electrical blackouts as a result of a shortage of available electrical power. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major earthquake, fire, power loss, terrorist activity, health epidemics or pandemics or other disasters, including those resulting from or amplified by climate change, and do not have a recovery plan for such disasters. In addition, we do not carry sufficient insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could harm our business. We maintain multiple copies of each of our antibody sequences and electronic data records, most of which we maintain at our headquarters. If our facilities were impacted by a seismic or wildfire event, we could lose some, or all, of our antibody sequences, which would have an adverse effect on our ability to perform our obligations under any future collaborations and discover new targets.

Furthermore, integral parties in our supply chain are geographically concentrated and operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe and/or material disruptions. If such an event were to affect the parties integral to our supply chain, it could have a material adverse effect on our business.

Risks Related to the Spin-Off

As an independent, publicly traded company, we may not enjoy the same benefits that we did as part of AnaptysBio, Inc.

As an independent, publicly traded company, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of AnaptysBio, Inc. As part of AnaptysBio, Inc., we were able to enjoy certain benefits from AnaptysBio, Inc.’s operating diversity, cost of capital and borrowing capacity, and opportunities to pursue integrated strategies with AnaptysBio, Inc.’s other businesses. As an independent, publicly traded company, we may not have the same benefits. As an independent, publicly traded company, we will need to continue to develop new strategies, and it may be more difficult for us to recruit or retain key personnel.

We have very limited history of operating as a standalone public company, and our historical financial information may not necessarily reflect the results that we would have achieved as a standalone public company or what our results may be in the future.

Prior to the Spin-Off, we operated as part of AnaptysBio, Inc. The financial information included in this prospectus through the date of the Spin-Off has been prepared from AnaptysBio, Inc.’s historical accounting records and is derived from the consolidated financial statements of AnaptysBio, Inc. to present First Tracks Biotherapeutics, Inc. as if it had been operating on a standalone basis. Accordingly, this information may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented or what our financial condition, results of operations and cash flows may be in the future, primarily because of the following factors:

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We and AnaptysBio, Inc. entered into a transition services agreement, dated April 20, 2026 (the “Transition Services Agreement”), pursuant to which we provide AnaptysBio, Inc., with certain specified services for a limited time, to ensure an orderly transition following the Spin-Off. The services we provide consist of digital technology, business development, human resources, supply chain, and finance, among others. See “Certain Relationships and Related Party Transactions—Agreements Entered into in Connection with the Spin-Off —Transition Services Agreement.”

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We entered into agreements and transactions with AnaptysBio, Inc. that did not exist prior to the Spin-Off, such as our provision of transition and other services to AnaptysBio, Inc., and undertook indemnification obligations, which may cause us to incur new costs.

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Our working capital requirements and capital expenditures have historically been satisfied as part of AnaptysBio, Inc.’s corporate-wide cash management and centralized funding programs, and our cost of capital may differ significantly from the historical amounts reflected in our historical financial statements.

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Our business was under common ownership with the other businesses of AnaptysBio, Inc., and we benefited from AnaptysBio, Inc.’s existing collaborations and related royalty revenue streams, which we no longer benefit from following the separation of our business.

For additional information about our past financial performance and the basis of presentation of our combined financial statements, see “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and the notes thereto included elsewhere in this prospectus.

Certain of our directors and employees may have actual or potential conflicts of interest because of their financial interests in, or because of their previous or continuing positions with, AnaptysBio, Inc. or other entities with which we have commercial arrangements.

Following the completion of the Spin-Off, certain of our executive officers and our directors have continued to serve as executive officers and directors of AnaptysBio, Inc. In light of the substantial operational, scientific and development demands associated with First Tracks Biotherapeutics as a clinical stage biotechnology business focused on the development and potential commercialization of innovative therapeutics for autoimmune and inflammatory diseases, including ANB033, rosnilimab and ANB101, we expect that our executive officers will devote a majority of their working time to First Tracks Biotherapeutics. Given their ongoing responsibilities to AnaptysBio, Inc., certain of our executive officers will not be able to devote their full time, effort and attention exclusively to our company’s affairs. In addition, because of their current positions with AnaptysBio, Inc., certain of our executive officers and directors own equity interests in both us and AnaptysBio, Inc. Continuing ownership of AnaptysBio, Inc. shares and equity awards could create, or appear to create, potential conflicts of interest if we and AnaptysBio, Inc. face decisions that could have implications for both us and AnaptysBio, Inc. Potential conflicts of interest could arise in connection with the resolution of any dispute between us and AnaptysBio, Inc. regarding the terms of the agreements governing the Spin-Off and our relationship with AnaptysBio, Inc. following the Spin-Off. See “Certain Relationships and Related Party Transactions” in this prospectus for information about some of these agreements. Potential conflicts of interest may also arise out of any commercial arrangements that we or AnaptysBio, Inc. may enter into in the future. A dispute regarding a potential or actual conflict of interest involving us and AnaptysBio, Inc. or any of such other companies could negatively impact our businesses, results of operations, cash flows, and financial condition. In addition, public perception of such an actual or apparent conflict of interest could pose reputational risks and expose us to increased scrutiny from investors and regulators. Although we have policies governing conflicts of interest, they may not sufficiently protect against these risks. We adopted a written Related Party Transaction Policy applicable to our executive officers, directors and nominees for director.

The terms we received in our agreements with AnaptysBio, Inc. could be less beneficial than the terms we may have otherwise received from unaffiliated third parties.

The agreements we entered into with AnaptysBio, Inc. in connection with the separation were negotiated prior to the Spin-Off, at a time when our business was still operated by AnaptysBio, Inc. Many aspects of the agreements were entered into on arm’s-length terms similar to those that would be agreed with an unaffiliated third-party such as a buyer in a sale transaction, but we did not have an independent board of directors or a management team independent of AnaptysBio, Inc. representing our interests while the agreements were being negotiated. As a result of these factors, some of the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties, and it is possible that we might have been able to achieve more favorable terms if the circumstances differed. See “Certain Relationships and Related Party Transactions.”

We or AnaptysBio, Inc. may fail to perform under various existing agreements and transaction agreements that were executed as part of the separation.

In connection with the separation, we and AnaptysBio, Inc. entered into certain transaction agreements related to the Spin-Off. All of these agreements govern our relationship with AnaptysBio, Inc. In addition, we received certain rights under certain of AnaptysBio, Inc.’s existing agreements. We rely on AnaptysBio, Inc. to satisfy its performance obligations under all such agreements. In particular, if AnaptysBio, Inc. fails to fulfill its obligations under the Vanda Collaboration, it could impact our ability to receive any regulatory approval milestones and sales milestones thereunder. If we or AnaptysBio, Inc. are unable to satisfy our or its respective obligations under these agreements, including indemnification obligations, our business, results of operations, cash flows, and financial condition could be adversely affected. See “Certain Relationships and Related Party Transactions.”

Risks Related to Ownership of Shares of Our Common Stock

The market price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of shares of our common stock may be highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	the success of competitive products;

•	regulatory actions with respect to our products or our competitors’ products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures or capital commitments;

•	results of preclinical studies and clinical trials of our product candidates or those of our competitors;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	the level of expenses related to any of our product candidates or clinical development programs;

•	announcements of new collaboration agreements;

•	disputes, breaches and terminations of our manufacturing agreements, collaboration agreements or other important agreements;

•	the results of our efforts to in-license or acquire additional product candidates or products;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	announcement or expectation of additional financing efforts;

•	sales of shares of our common stock by us, our insiders or our other stockholders;

•	changes in the structure of health care payment systems;

•	market conditions in the biotechnology sector; and

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general economic uncertainty and capital markets disruptions, which have been substantially impacted by geopolitical instability, actual or perceived instability in the U.S. and global banking systems, uncertainty with respect to the U.S. federal budget, and fluctuating interest rates, tariffs and inflation.

In addition, the stock market in general, and the Exchange and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of shares of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. AnaptysBio, Inc. has been subject to securities litigation in the past, and any future securities litigation could result in substantial costs and a diversion of our management’s attention and resources. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of shares of our common stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of shares of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation. Regardless of the outcome, future litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

The market price of our common stock may be affected by factors beyond our control.

The nature of our business and industry subject us, and our share price, to volatility. In addition, general fluctuations in stock markets or adverse factors in the biotechnology industry could have a material adverse effect on the market for, or liquidity of, shares of our common stock, regardless of our actual operating performance. Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

We are an “emerging growth company” and will be able to take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make shares of our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies.” These exemptions include, but are not limited to: not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, not being required to communicate critical audit matters in the auditor’s report, permission to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including in this prospectus, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding stockholder advisory vote on executive compensation (e.g., “say-on-pay” and “say-on-frequency”) and any golden parachute payments not previously approved. In addition, under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. While we have elected to avail ourselves of this exemption, we are permitted and may elect to early adopt certain new or revised accounting standards for which the respective standard allows for early adoption. For as long as we take advantage of the reduced reporting obligations, the information that we provide stockholders may be different from information provided by other similarly situated public companies.

We will be an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue equals or exceeds $1.235 billion; (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, with the market value of shares of our common stock held by non-affiliates equal to at least $700 million as of the last business day of our most recently completed second fiscal quarter; (iii) the last day of our fiscal year following the fifth anniversary of the date of the Spin-Off; and (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. We cannot predict if investors will find shares of our common stock less attractive if we choose to rely on these exemptions. If some investors find shares of our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for shares of our common stock, our stock price may decline or become more volatile and it may be difficult for us to raise capital if and when we need it.

We are a smaller reporting company and intend to elect to comply with reduced public company reporting requirements applicable to smaller reporting companies, which could make shares of our common stock less attractive to investors.

We are a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a “smaller reporting company,” and have either: (i) a public float of less than $250 million as of our most recently completed second fiscal quarter or (ii) annual revenues of less than $100 million during the most recently completed fiscal year and (A) no public float or (B) a public float of less than $700 million as of our most recently completed second fiscal quarter. As a “smaller reporting company,” we will be subject to reduced disclosure obligations in our SEC filings compared to other issuers, including with respect to disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Until such time as we cease to be a “smaller reporting company,” such reduced disclosure in our SEC filings may make it harder for investors to analyze our operating results and financial prospects.

If some investors find shares of our common stock less attractive as a result of any choices to reduce future disclosure we may make, there may be a less active trading market for shares of our common stock and our stock price may be more volatile.

The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain additional executive management and qualified board members.

As a public company, we will continue to incur significant legal, accounting and other expenses, and these expenses may increase even more after we are no longer an “emerging growth company” or a “smaller reporting company.” We will continue to be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as well as rules adopted, and to be adopted, by the SEC and the Exchange. Our management and other personnel devote a substantial amount of time to these compliance initiatives. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in general and administrative expenses and a diversion of management’s time and attention. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these and future requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers. After we are no longer an “emerging growth company,” and can no longer take advantage of the reporting exemptions available to “emerging growth companies” as discussed above, we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing and materiality of such costs.

In addition, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting, after a transition period, and provide a management report on our internal controls on an annual basis. If we have material weaknesses in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We may require additional management and staff resources to comply, maintain and enhance the systems, processes and documentation necessary to comply with Section 404 of the Sarbanes-Oxley Act. Additionally, even if we conclude our internal controls are effective for a given period, we may in the future identify one or more material weaknesses in our internal controls, in which case our management will be unable to conclude that our internal control over financial reporting is effective. Regardless of compliance with Section 404 of the Sarbanes-Oxley Act, any failure of our internal control over financial reporting could have a material adverse effect on our reported operating results and harm our reputation. Internal control deficiencies could also result in a restatement of our financial results.

Public company reporting and internal control obligations may strain resources and increase the risk of material weaknesses, restatements, and adverse market impact.

As a public company, we continue to be subject to significant requirements for enhanced financial reporting and internal controls. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environment, and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our combined financial statements and harm our results of operations. In addition, we will be required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the completion of the Spin-Off. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business.

Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act, which at the latest would be the end of the fiscal year following the fifth anniversary of the Spin-Off. At such time, our internal control over financial reporting may be insufficiently documented, designed or operating, which may cause our independent registered public accounting firm to issue a report that is adverse. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation, which could have a negative effect on the trading price of our stock.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

If we fail to maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the Exchange, regulatory investigations, civil or criminal sanctions and litigation, any of which would have a material adverse effect on our business, results of operations and financial condition.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

We do not intend to pay dividends on shares of our common stock, so any returns will be limited to the value of our stock.

We do not anticipate that we will declare or pay any cash dividend on shares of our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders would therefore be limited to the appreciation of their stock.

Provisions in our amended and restated certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of shares of our common stock.

Our amended and restated certificate of incorporation and bylaws contain provisions that could depress the market price of shares of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

•	establish a classified Board so that not all members of our Board are elected at one time;

•	permit only the Board to establish the number of directors and fill vacancies on the Board;

•	provide that directors may only be removed “for cause” and only with the approval of the holders of at least two-thirds of our outstanding shares of common stock;

•	require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and bylaws;

•	authorize the issuance of “blank check” preferred stock that our Board could use to implement a stockholder rights plan (also known as a “poison pill”);

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	prohibit cumulative voting; and

•	establish advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company. Section 203 of the DGCL imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of shares of our common stock.

The exclusive forum provisions in our organizational documents may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or employees, or the underwriters of any offering giving rise to such claim, which may discourage lawsuits with respect to such claims.

Our bylaws, to the fullest extent permitted by law, provide that the Court of Chancery of the State of Delaware is the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation, or our bylaws; or any action asserting a claim that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, or the underwriters of any offering giving rise to such claims, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, results of operations and prospects.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our bylaws provide that the federal district courts of the United States of America are, to the fullest extent permitted by law, the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”), including for all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying an offering of our securities. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While federal or other state courts may not follow the holding of the Delaware Supreme Court or may determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim, and may result in increased costs for a stockholder to bring such a claim, in a judicial forum of their choosing for disputes with us or our directors, officers, other employees or agents, which may discourage lawsuits against us and our directors, officers, other employees or agents.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for shares of our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who will cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our clinical trial results or operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan” and “expect,” and similar expressions that convey uncertainty of future events or outcomes, are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements.

The forward-looking statements in this prospectus include, among other things, statements about:

•	the success, cost, and timing of our product candidate development activities and ongoing and planned clinical trials;

•	our plans and ability to develop and commercialize antibodies;

•

the likelihood that the clinical data generated in any study we performed, are performing, or plan to perform in a non-U.S. jurisdiction will be subsequently accepted by the FDA and/or by foreign regulatory authorities outside of the jurisdiction where the study was being performed;

•	the potential benefits and advantages of our product candidates and approaches versus those of our competitors;

•	the success of competing therapies that are or may become available;

•	the timing of and the ability to obtain and maintain regulatory approvals for our product candidates;

•	the rate and degree of market acceptance and clinical utility of any approved product candidates;

•	the size and growth potential of the markets for any approved product candidates, and our ability to serve those markets;

•	regulatory developments in the United States and foreign countries;

•	the impact of political, economic or public health events on our business and the U.S. and global economies;

•	our ability to attract and retain key scientific or management personnel;

•

general macroeconomic factors, including volatility in equity markets, fluctuations in interest rates and foreign exchange rates and political and regulatory developments or changes in trade policy, including tariffs;

•	our ability to obtain funding for our operations on favorable terms or at all, including funding necessary to complete further development and commercialization of our product candidates;

•	the future benefits or costs of the Company’s recent separation from AnaptysBio, Inc. into two independent, publicly traded companies;

•	the risk of significant volatility in our stock price or an active trading market for shares of our common stock not developing or being sustained; and

•	our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Stockholders.

We will bear all expenses of registration of the Resale Shares and certain other expenses pursuant to the Registration Rights Agreement. See “Plan of Distribution.”

DIVIDEND POLICY

We have never declared or paid cash or stock dividends on shares of our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on shares of our common stock in the foreseeable future. Any future determination to declare dividends on shares of common stock will be made at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026, on a historical basis and on an as adjusted basis to give effect to the Private Placement. The information below is not necessarily indicative of what our capitalization would have been had the Private Placement been completed as of June 30, 2026. In addition, the information below is not necessarily indicative of our future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined unaudited interim financial statements and the corresponding notes included elsewhere in this prospectus.

	As of June 30, 2026
	Actual	As Adjusted
	(in thousands, except share and par value data)
Cash and cash equivalents	$168,018	$355,671
Liabilities	14,344	14,344
Preferred Stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding, actual or as adjusted	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized, 35,390,679 shares issued and outstanding, actual; 41,497,549 shares issued and outstanding, as adjusted	35	41
Additional Paid in Capital	193,337	380,984
Accumulated other comprehensive loss	—	—
Accumulated deficit	(24,576)	(24,576)
Total equity	168,796	356,449

Total capitalization	$183,140	$370,793

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements consist of the unaudited pro forma combined statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025. Because the Spin-Off was completed on April 20, 2026, its effect is reflected in our unaudited balance sheet as of June 30, 2026 and was included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. Accordingly, no pro forma combined statement of financial position as of June 30, 2026 is included in the following unaudited pro forma combined financial statements. These unaudited pro forma combined statements were derived from First Tracks Biotherapeutics’ historical combined financial statements and unaudited interim financial statements included elsewhere in this prospectus. The unaudited pro forma combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 give effect to the Spin-Off and the related transactions described below as if they occurred as of January 1, 2025, the first day of the last fiscal year.

The unaudited pro forma combined financial statements have been prepared to reflect transaction accounting and autonomous entity adjustments to present the financial condition and results of operations as if First Tracks Biotherapeutics was a separate standalone entity and are based on assumptions that management believes are reasonable given the information currently available.

The unaudited pro forma combined financial statements give effect to the following:

•	the cash distribution of approximately $100.0 million by AnaptysBio, Inc. to First Tracks Biotherapeutics;

•	the net proceeds of approximately $74.8 million from the sale of shares in the private placement we completed concurrently with the Spin-Off in April 2026 (the “Previous Private Placement”);

•	the net proceeds of approximately $187.7 million from the sale of shares in the Private Placement completed in October 2026;

•	the issuance of approximately 42.0 million shares of First Tracks Biotherapeutics common stock in the Spin-Off, the Previous Private Placement and the Private Placement;

•

the impact of certain agreements entered into by AnaptysBio, Inc. and First Tracks Biotherapeutics in conjunction with the Spin-Off, as described in the prospectus section titled “Certain Relationships and Related Party Transactions;”

•	transaction and incremental income and costs expected to be incurred as an autonomous entity and specifically related to the Spin-Off; and

•	other adjustments as described in the accompanying notes to the unaudited pro forma combined financial statements.

In connection with the Spin-Off, First Tracks Biotherapeutics entered into a Transition Services Agreement with AnaptysBio, Inc. The charges for such services are generally intended to allow First Tracks Biotherapeutics to recover all of its direct and indirect costs. See “Certain Relationships and Related Party Transactions—Agreements Entered into in Connection with the Spin-Off—Transition Services Agreement.” The costs under the Transition Services Agreement are not expected to have a material impact on pro forma net income for the year ended December 31, 2025. Pro forma adjustments have been made for these costs.

The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined financial statements are for informational purposes only and do not purport to represent what First Tracks Biotherapeutics’ financial position and results of operations actually would have been had the Spin-Off and the related transactions occurred on the dates indicated, or to project First Tracks Biotherapeutics’ financial performance for any future period. The unaudited pro forma combined financial statements are based on information and assumptions, which are described in the accompanying notes.

The First Tracks Biotherapeutics historical combined financial statements, which were the basis for the unaudited pro forma combined financial statements, were prepared on a carve-out basis, as First Tracks Biotherapeutics did not operate as a separate, independent company for the periods presented. Accordingly, the combined financial statements reflect an allocation of certain corporate costs for corporate administrative services and functions. These services and functions included, but were not limited to, senior management, legal, human resources, finance and accounting, treasury, information technology services and support, cash management, payroll processing, pension and benefit administration, and other shared services. These historical allocations may not be indicative of First Tracks Biotherapeutics’ future cost structure.

The unaudited pro forma combined financial statements have been prepared to include transaction accounting adjustments (including the impact of changes to our legal entity structure as a result of the Spin-Off) and autonomous entity adjustments to reflect the financial condition and results of operations as we are a standalone entity. Transaction accounting adjustments have been presented to show the impact and associated cost as a result of the legal separation from AnaptysBio, Inc. Autonomous entity adjustments have been presented to show the impact of items such as certain agreements we entered into with AnaptysBio, Inc. and certain incremental costs expected to be incurred by First Tracks Biotherapeutics as an autonomous entity. Actual future costs incurred may differ from these estimates.

The unaudited pro forma combined financial statements reported below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical combined financial statements and the corresponding notes thereto included elsewhere in this prospectus. For factors that could cause actual results to differ materially from those presented in the unaudited pro forma combined financial statements, see “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

FIRST TRACKS BIOTHERAPEUTICS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2026

(in thousands)

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Operating expenses:
Research and development	$59,599					$59,599
General and administrative	28,149			(560)	(C)	27,589

Total operating expenses	87,748			(560)		87,188

Loss from operations	(87,748)			560		(87,188)

Other income (expense), net:
Interest income	3,892	(1,848)	(B)	2,194	(D)	4,238
Other expense, net	(2)					(2)

Total other income, net	3,890	(1,848)		2,194		4,236

Net loss	(83,858)	(1,848)		2,754		(82,952)

Unrealized gain on available for sale securities	24	(24)	(A)			0

Comprehensive loss	$(83,834)	$(1,872)		$2,754		$(82,952)

FIRST TRACKS BIOTHERAPEUTICS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands)

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Operating expenses:
Research and development	$139,614					$139,614
General and administrative	39,392			(1,680)	(C)	37,712

Total operating expenses	179,006			(1,680)		177,326

Loss from operations	(179,006)			1,680		(177,326)

Other income (expense), net:
Interest income	12,942	(6,500)	(B)	6,917	(D)	13,359
Other income (expense), net	(23)					(23)

Total other income, net	12,919	(6,500)		6,917		13,336

Net loss	(166,087)	(6,500)		8,597		(163,990)

Unrealized (loss) gain on available for sale securities	(329)	329	(A)			0

Comprehensive loss	$(166,416)	$(6,171)		$8,597		$(163,990)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For further information regarding the historical combined financial statements of First Tracks Biotherapeutics, refer to the combined financial statements and the corresponding notes thereto included elsewhere in this prospectus. The unaudited pro forma combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 include adjustments related to the following:

Transaction Accounting Adjustments

(A) We retained (i) $100.0 million in cash and cash equivalents from AnaptysBio, Inc. in connection with the Spin-Off and (ii) $74.8 million in net proceeds from the issuance and sale of shares in the Previous Private Placement. All marketable securities remained with AnaptysBio, Inc., so First Tracks Biotherapeutics will not initially have any unrealized gains or losses from available-for-sale securities.

(B) After the Distribution Date, First Tracks Biotherapeutics will generate reduced interest income due to lower cash and cash equivalents available to generate investment income.

Autonomous Entity Adjustments

(C) Reflects the reimbursement of certain services associated with the separation and distribution agreement, dated as of April 20, 2026, by and between AnaptysBio, Inc. and First Tracks Biotherapeutics (the “Separation and Distribution Agreement”), and the Transition Services Agreement. Included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 are adjustments to General and administrative expenses of $0.6 million and $1.7 million, respectively.

(D) After the Private Placement in October 2026, First Tracks Biotherapeutics will generate increased interest income due to higher cash and cash equivalents available to generate investment income.

BUSINESS

Overview

We are a clinical stage biotechnology company advancing antibody therapies that modulate immune pathways implicated in autoimmune and inflammatory diseases. Our pipeline includes ANB033, a CD122 antagonist in development for celiac disease and eosinophilic esophagitis; rosnilimab, a pathogenic T cell depleter in development for rheumatoid arthritis; and ANB101, a BDCA2 modulator. Certain terms used in this section are defined in the section “Glossary of Terms.”

Our Current Clinical Stage Pipeline

Our antibodies are in development to treat autoimmune and inflammatory diseases. We believe these molecules have potential applicability across a broad range of autoimmune and inflammatory diseases, including in gastroenterology, rheumatology, dermatology, respiratory, and other therapeutic areas.

ANB033

ANB033, a subcutaneously administered CD122 antagonist, is designed to inhibit the signaling of both IL-15 and IL-2 on immune cells. IL-15 and IL-2 signaling mediate the proliferation and survival of subsets of CD8+ and CD4+ T cells, NK cells, as well as ILC2s. ANB033 is an antibody designed to bind an epitope of CD122 with an affinity that inhibits IL-15 and IL-2 signaling through both the intermediate affinity IL-2 receptor (comprised of CD122 and the common gamma subunit, CD132) expressed by cytolytic CD8 T cells as well as NK cells and the high affinity IL-2 receptor (comprised of CD122, CD132 and the alpha receptor subunit for IL-2, CD25) expressed by activated CD4 Th1 and Th2 T cells as well as ILC2. Antagonizing CD122 is intended to reduce inflammation through the reduction of disease-causing cytolytic CD8 T cell subsets, including intraepithelial lymphocytes (“IELs”), NK cells and reducing inflammatory cytokine secretion by activated CD4+ Th1 and Th2 cells, as well as ILC2 cells.

We announced top-line data from a healthy volunteer Phase 1a trial of ANB033 in October 2025 in which no dose-limiting toxicities were observed at any dose tested. A total of 80 subjects were enrolled in the randomized, double-blind, placebo-controlled healthy volunteer Phase 1 trial, where single ascending dose (“SAD”) cohorts received subcutaneous (“SC”) or intravenous (“IV”) single doses of ANB033 or placebo, while multiple ascending dose (“MAD”) cohorts received four weekly SC doses of ANB033. No serious adverse event discontinuations were observed in the trial. ANB033 demonstrated an estimated two-to-three week half-life and full receptor occupancy for SC and IV routes of administration. A dose response was observed on relevant PD biomarkers. We observed a 70-75% reduction in CD122-expressing CD8 T cells with both IV and SC modes of administration. Additionally, treatment with ANB033 resulted in depletion of CD122-expressing NK cells below the limit of detection; not all NK cells in humans express CD122. No overall reductions were observed on regulatory T cell counts in the peripheral blood.

On October 12, 2026, we announced top-line results from Cohort 1 (gluten challenge) of ANB033’s Phase 1b trial in celiac disease. Cohort 1 evaluated 32 patients (17 on ANB033 and 15 on placebo) who completed dosing and the gluten challenge at Week 6. Patients received three subcutaneously administered loading doses of ANB033 or placebo at Week 0, Week 2, and Week 4, followed by a 14-day gluten challenge (6g daily, the equivalent of approximately two slices of bread, administered by two gluten cookies).

ANB033 demonstrated a statistically significant difference compared to placebo across key histologic endpoints, including least squares (LS) mean change in villus height-to-crypt depth (Vh:Cd) ratio and intraepithelial lymphocyte (IEL) density, as well as symptom endpoints using the Celiac Disease Symptom Diary (CDSD). Specifically, ANB033 achieved an LS mean change from baseline in Vh:Cd ratio of -0.17 on ANB033 vs. -0.66 on placebo, a +0.49 placebo-adjusted delta (p=0.009), and an LS mean change from baseline in IEL density of -1.20 on ANB033 vs. +18.83 on placebo, a -20.03 placebo-adjusted delta (p<0.001).

In addition, patients receiving ANB033 reported lower CDSD scores than patients receiving placebo, with a statistically significant difference beginning on the first day. Using the CDSD, symptoms were assessed daily through the entire 14-day gluten challenge. The CDSD is a validated, patient-reported outcome measure that assesses the frequency and severity of five key celiac disease symptoms which are abdominal pain, bloating, nausea, diarrhea and tiredness. Placebo patients reported an increase in symptoms during the gluten challenge, while CDSD scores for patients receiving ANB033 remained lower than placebo throughout the 14-day gluten challenge. Approximately 47% of placebo patients and 6% of ANB033 patients took permitted medications to mitigate their GI symptoms. Additionally, patients administered ANB033 reported lower moderate-to-severe symptoms on ANB033 vs. placebo, a statistically significant difference from the first day through the twelfth day.

In Cohort 1, no serious adverse events, no severe adverse events and no adverse events leading to discontinuation were reported in patients receiving ANB033.

Cohort 2 of this randomized, placebo-controlled Phase 1b trial in celiac disease is assessing mucosal healing in patients with a broad range of histologic and symptom severity through 12 weeks. These patients have a Vh:Cd ratio less than or equal to 2.5 and will not be subjected to a gluten-challenge. Participants are randomized 1:1 between one dose level of subcutaneously administered ANB033 dose and placebo.

The FDA granted Fast Track designation to ANB033 for the treatment of people with celiac disease on a gluten-free diet.

We are also conducting a randomized placebo-controlled 50-patient, global Phase 1b trial cohort of ANB033 in eosinophilic esophagitis. This trial will enroll adults who have histologic evidence of eosinophilic esophagitis with a peak eosinophil count of at least 15 per high-power field (“hpf”) at the screening endoscopy and with symptomatic dysphagia. Eosinophils are a type of white blood cell that fights infections, particularly parasites, and triggers inflammation in allergic reactions. A count of at least 15 eosinophils per hpf in esophageal biopsy specimens is the diagnostic threshold for eosinophilic esophagitis. Key assessments include safety and tolerability, efficacy assessments including the Dysphagia Symptom Questionnaire (“DSQ”), a patient-reported outcome measure of the frequency and severity of swallowing difficulties primarily validated for eosinophilic esophagitis in individuals aged 11 to 40, and peak eosinophils per hpf, as well as PK and immunogenicity.

Additionally, we plan to initiate Phase 2 development for ANB033 in vitiligo and one additional indication.

Rosnilimab

Rosnilimab is an IgG1 antibody that directly targets pathogenic T cells, such as activated Tph/Tfh and T effector cells, in the periphery or inflamed tissue. These T cells, when activated, proliferate and migrate, and secrete the inflammatory cytokines that are the drivers of autoimmune and inflammatory diseases. Rosnilimab is designed to selectively deplete pathogenic T cells in both inflamed tissue and the periphery while sparing non-pathogenic T cells, including naïve T cells, to preserve overall immune function and restore immune homeostasis. This drives specific immunological outcomes, such as a reduction in T cell proliferation, migration and cytokine secretion, and a reduction of plasma cell generation and autoantibody levels. We announced top-line data from a healthy volunteer Phase 1 trial of rosnilimab in November 2021 that supported advancement of rosnilimab into subsequent patient trials. A total of 144 subjects were enrolled in the randomized, double-blind, placebo-controlled healthy volunteer Phase 1 trial, where SAD cohorts received SC or IV single doses of rosnilimab up to 600mg or placebo, while MAD cohorts received four weekly subcutaneous doses of rosnilimab ranging up to 400mg or placebo. Rosnilimab was generally well-tolerated and no dose-limiting toxicities were observed. Rosnilimab demonstrated a sustained systemic exposure and dose-proportionality with an estimated two-week half-life for subcutaneous and IV routes of administration.

In February 2025, we announced initial data that was updated in June 2025, from rosnilimab’s randomized, placebo-controlled, global 424-patient, Phase 2b clinical trial for moderate-to-severe rheumatoid arthritis. Patients were randomized to receive either 100mg of subcutaneous rosnilimab every four weeks (Q4W), 400mg Q4W, 600mg every two weeks, or placebo.

During the three-month placebo-controlled period, the trial achieved its primary endpoint as measured by the reduction in disease activity using the disease activity score in 28 joints with C-reactive protein (“DAS28-CRP”) as well as ACR20 response (an accepted Phase 3 registrational endpoint), at Week 12 in all three doses of rosnilimab compared to placebo. The DAS28-CRP is a validated composite measure of rheumatoid arthritis disease activity that combines the 28-joint tender and swollen joint counts, a blood marker of inflammation (C-reactive protein, or “CRP”) and a patient global assessment. Scores range from 0 to 9.4, with lower scores reflecting less disease activity. A reduction of approximately 1.2 points or more is typically considered clinically meaningful, and remission is defined as a score below 2.6. ACR20, ACR50 and ACR70 are response criteria that measure whether a patient has achieved at least a 20%, 50% or 70% improvement, respectively, in tender and swollen joint counts and in at least three of five additional measures: patient global assessment, physician global assessment, patient assessment of pain, physical function and an inflammation marker. A higher response rate indicates that a greater proportion of patients achieved that level of improvement. Rosnilimab achieved its secondary endpoint by demonstrating statistical significance in at least one dose and numerical superiority at all doses, including once monthly administration, on ACR20, ACR50 and with respect to the clinical disease activity index (“CDAI”) low disease activity (“LDA”) score at Week 12. The CDAI is a validated measure of rheumatoid arthritis disease activity based solely on clinical assessment. It is the sum of the 28-joint tender and swollen joint counts and the patient’s and physician’s global assessments of disease activity, and ranges from 0 to 76, with lower scores indicating less disease activity. A CDAI score of 2.9 to 10 indicates LDA. Specifically, at Week 12, ACR20 achieved statistical significance at 100 mg (p < 0.05), 400 mg (p < 0.01), and 600 mg (p < 0.001); ACR50 achieved statistical significance at 600 mg (p < 0.05); and CDAI LDA achieved statistical significance at 100 mg (p < 0.05) and 400 mg (p < 0.01).

Following completion of the Week 14 visit, 69% (or 220 of the 318) rosnilimab-treated patients who achieved CDAI LDA at this timepoint continued their assigned treatment through six months in a blinded, all-active treatment period. At six months, rosnilimab results demonstrated deepening of responses through six months on CDAI LDA, CDAI remission and ACR70 and independent of prior treatments, including anti-TNFα, anti-IL6R or JAK inhibitors. Importantly, this was particularly observed in b/tsDMARD-experienced patients for the 400mg Q4W and 600mg Q2W doses, showing a dose response relative to the 100mg Q4W dose. Furthermore, Week 28 clinical responses across multiple measures, including CDAI LDA, mean CDAI, mean DAS28-CRP and ACR50/70, were durable off-drug through at least three months after the last rosnilimab dose, results which we believe suggest the potential for extended dosing (e.g., Q8W/Q12W) after initial monthly dosing. Due to the trial design, max response rates for rosnilimab have not yet been observed as strict criteria at Week 14, which prevented additional patients with meaningful improvement from continuing treatment in the trial.

A table summarizing the results for primary and secondary endpoints follows:

Efficacy Measure	Placebo	Rosnilimab 100mg Q4W		Rosnilimab 400mg Q4W		Rosnilimab 600mg Q2W
	(N=106)	(N=106)		(N=107)		(N=105)
Primary Endpoint
DAS28-CRP at Week 12 (mean change from baseline)	-1.69	-2.06	**	-2.12	**	-2.06	**
Select Secondary Endpoint^ (% of Participants)
ACR20 at Week 12^	52.8	68.9	*	70.1	**	75.2	***
ACR50 at Week 12^	33.0	44.3		36.4		46.7	*
Week 28	—	45.3		48.6		58.1
ACR70 at Week 12^	17.9	21.7		21.5		21.9
Week 28	—	40.6		36.4		44.8
CDAI ≤10 (LDA) at Week 12^	31.1	46.2	*	49.5	**	38.1
Week 28	—	52.8		54.2		62.9
DAS28-CRP
Week 28	—	-2.51		-2.51		-2.57
hs-CRP
Week 12	-0.73	-9.67	***	-10.10	***	-7.60	**
Week 28	—	-7.23		-10.55		-5.98
Patient Global Assessment
Week 12	-25.4	-30.1		-30.5		-34.7	**
Week 28	—	-35.9		-38.4		-40.7
HAQ-DI (range 0-3)
Week 12	-0.56	-0.61		-0.59		-0.60
Week 28	—	-0.74		-0.75		-0.78
Pain VAS
Week 12	-29.0	-32.6		-35.3		-39.7	**
Week 28	—	-40.0		-44.5		-47.2

A p-value indicates the probability of observing the reported results if there is no difference without treatment (i.e., the null hypothesis is true). Smaller p-values indicate stronger evidence of statistical evidence.

*	p<0.05
**	p<0.01
***	p<0.001

^ Responder endpoints analyzed using non-responder imputation (NRI) in the intent-to-treat (ITT) population.

Clinical outcomes were further substantiated by objective translational data. An approximately 50% reduction in the mean CRP from baseline, an objective measure of inflammation, was observed through Week 28 in rosnilimab patients who entered the all-active period. Additionally, translational blood and synovial biopsy biomarker data showed differentiated and consistent immunological impact with on-target pharmacological activity in rosnilimab patients that was not observed on placebo. In blood, rosnilimab demonstrated rapid, deep and sustained reductions of approximately 90% in pathogenic T cells (largely Tph, Tfh and Teff cells), and an increase in total Tregs. Additionally, synovial biopsies of the most impacted joint taken at baseline and after six weeks showed a deep reduction of approximately 90% in pathogenic T cells (largely Tph cells) at the 400mg Q4W and 600mg Q2W doses, showing a dose response relative to the 100mg Q4W dose.

Consistent with prior rosnilimab studies, all rosnilimab doses through end-of-trial follow up at week 38 demonstrated no treatment-related serious adverse events, malignancies, anaphylaxis or systemic hypersensitivity, and a low incidence of injection site reactions. Most adverse events were mild to moderate in severity. Less than 2% of patients in the trial discontinued rosnilimab due to an adverse event, including only one patient after three months for a moderate headache treated with over-the-counter pain medication. Non-treatment related serious adverse events observed were consistent with known rheumatoid arthritis patient history and comorbidities.

ANB101

ANB101 is a BDCA2 modulator antibody that targets plasmacytoid dendritic cells (“pDCs”) and inhibits interferon secretion and modulates antigen presentation for the treatment of autoimmune and inflammatory diseases. BDCA2 is a molecule specifically expressed on pDCs, a class of immune cells which, while found in relatively small numbers in healthy individuals, are enriched in patients with a variety of inflammatory diseases, that is critical to the regulation of toll-like receptor signaling and interferon secretion. pDCs are a key upstream node in the inflammatory cascade that serve as a bridge between innate and adaptive immunity. They have been shown to be prolific secretors of type I interferons, which drive activation of a variety of downstream cell types including T cells and monocytes. Together with their ability to present antigens to the adaptive immune system, this creates a pro-inflammatory environment for the establishment and perpetuation of autoimmune pathology. BDCA2 has been implicated in the pathophysiology of systemic lupus erythematosus, where there exists mechanistic clinical proof of concept for pDC modulation.

We initiated a Phase 1 clinical trial of ANB101 in healthy volunteers in March 2025 and completed the trial in August 2026. ANB101 preclinical data suggests it is a more potent antibody compared to litifilimab with a longer half-life that results in a deeper and more durable PD effect on pDC depletion.

Our Product Candidates

The following table summarizes certain key information about our current product candidates:

Development Stage and Anticipated Milestones
Antibody Program
Therapeutic Indication
IND Enabling
Phase 1a
Phase 1b
Phase 2
Phase 3
Immune Cell Modulators
ANB033 (CD122 antagonist)
Celiac Disease
Eosinophilic Esophagitis
Rosnilimab (Pathogenic T cell depleter)
Rheumatoid Arthritis
ANB101 (BDCA2 modulator)
Inflammatory Disease

Our Strategy

We are a clinical stage biotechnology company advancing antibody therapies that modulate immune pathways implicated in autoimmune and inflammatory diseases. Dysregulated immune responses may result in abnormal and pathological inflammation in diseases with large and substantially underserved patient populations in therapeutic areas including but not limited to gastroenterology, rheumatology, dermatology, and respiratory. The key elements of our strategy include:

•	Enabling broad development of our autoimmunity and inflammation-focused portfolio.

•

Generating translational and clinical data to characterize the mechanism and differentiation of our molecules from in-class competitors, other modalities in clinical development, and relative to standard of care, to optimize development of our molecules to address diseases and patient subsets with unmet medical need.

•

Innovating clinical development and execution of early-stage studies efficiently and optimally to support initial efficacy, mechanism of action, pharmacokinetics and preliminary safety to support further development and subsequent execution of late-stage registrational studies in key global markets. Registrational studies are clinical trials, usually Phase 3, designed to generate the definitive efficacy and safety data needed to support an application for marketing approval.

•	Facilitating the global commercialization of our product candidates while retaining rights in key commercial markets to enable us to become a fully integrated development and commercial organization.

•	Continuing to leverage our research expertise to identify, license and/or innovate antibodies against high-value immunological targets.

•	Maximizing return on equity through efficient execution against a multi-year capital and operating plan.

As described in the section titled “Risk Factors” and elsewhere in this prospectus, executing on our strategy is subject to a wide range of risks and uncertainties, any of which could cause our actual development strategy or timeframes to vary.

Antibody Overview

Antibodies are complex proteins naturally generated by the immune system to neutralize foreign pathogens such as bacteria or viruses. B cells, a white blood cell type responsible for the generation of antibodies in response to pathogens, secrete billions of antibodies with different specificities into the bloodstream. Antibodies are structurally distinct Y-shaped proteins formed through the combination of two long proteins, called heavy chains, and two short proteins, called light chains. Each heavy and light chain pair forms a binding site where the antibody specifically binds its target, otherwise known as an antigen, at the Fab domain of the antibody molecule. The specificity of each antibody to a target, and the potency of its binding strength to that target are defined by the amino acid sequences of heavy and light chains in the Fab domain of the antibody molecule. The other end of the antibody, called the Fc domain, is responsible for communication between the antibody and the rest of the immune system.

Therapeutic antibodies are typically non-naturally occurring, or recombinant, antibodies specifically developed to treat human diseases by binding to certain proteins, and thereby modulating key biological processes. Therapeutic antibodies are injectable products that are typically dosed subcutaneously or intravenously, unlike synthetic chemistry-based “small molecule” therapeutics that may also be administered orally. Therapeutic antibodies have the following key features that we believe make them more predictable than small molecules:

Fab Domain. Due to the relatively large size and complex nature of the antibody Fab domain, antibodies generally bind with high specificity to the desired therapeutic target and tend to exhibit less off-target binding to unrelated proteins, which lowers the risk of unintended biological side effects such as toxicity. Because target proteins are typically larger than antibody Fab domains, antibodies can be generated against a variety of specific binding epitopes on a given single protein, which can alter the functional activity of the protein. For example, antibodies binding to unique epitopes on a single target protein can act as antagonists or agonists of the natural target protein function.

Fc Domain. The Fc domain of an antibody is the tail region that interacts with cell surface receptors called Fc receptors and some proteins of the complement system. In humans, there are five Fc domains referred to as isotypes (IgA, IgD, IgM, IgG, IgE) and numerous Fc receptors expressed on specialized immune cells. Many therapeutic antibodies are subtypes of the IgG isotype and are chosen specifically to limit or induce immune system activity for therapeutic purposes. Engagement of Fc domains by specific Fc receptors can modulate biological activity, for example, by clustering the target protein on the cell surface in an immune synapse, leading to modulation of the target protein activity and hence altering the function of the cell expressing the target protein. Specific Fc domain and Fc receptor interactions may also trigger killing of a cell, often referred to as “effector function” of the antibody, via cytotoxic mechanisms depending on the cell type bearing the Fc receptor. In some therapeutic settings, mutations can be made to the Fc domain to weaken or entirely abrogate Fc receptor interactions. In creating the most efficacious therapeutic antibody, an appropriate Fc domain is often utilized to avoid or induce immune system activity that contributes to its broader mechanism of action. We believe that therapeutic antibodies can be significantly de-risked preclinically for specificity, toxicology, pharmacokinetics, and modulation of immune system activity, which is not generally true for small molecule drugs.

Pharmacokinetics and Dosing Frequency. As complex proteins, antibodies are metabolized and distributed differently than small molecules. Full length antibodies tend to exhibit serum half-lives of seven to 24 days in humans, leading to bi-weekly or monthly dosing as typical practice for therapeutic antibodies.

Potency and Dose Quantities. Antibodies are typically highly potent in binding affinity to their desired target, with binding dissociation constants in the low nanomolar to picomolar range. Hence, antibodies tend to be dosed at low amounts (less than one gram quantities per course of therapy).

Our approach to antibody design focuses on discovering and optimizing therapeutic antibodies tailored to modulate immune function. We use a variety of technologies to optimize the Fab domain of an antibody in ways that we believe both create a therapeutic antibody with highly potent functional activity and mitigate potential manufacturing liabilities.

We also optimize the Fc domain of the antibody, when needed, to tailor it for specific activity such as reducing Fc receptor interactions or optimizing Fc receptor interactions, in combination with the Fab domain of the antibody, to specifically modulate immune cell function, engage effector function that kills specific targeted immune cells, or leverage a combination of both activities. We further optimize the overall antibody through humanization and removal of liabilities that could potentially affect the structure, stability, pharmacology, manufacturability or immunogenicity of the antibody.

Optimized antibodies are tested in an extensive suite of immune cell assays, using engineered cell lines, and more relevantly, primary human immune cells from healthy and diseased individuals that we believe most accurately recapitulate the conditions in which the antibody will need to have optimal activity in patients.

We believe that our approach to antibody design allows us to effectively tailor antibody discovery to achieve a unique therapeutic benefit.

Intellectual Property

Our intellectual property is critical to our business and we strive to protect it, including by obtaining and maintaining patent protection in the United States and internationally for product candidates and other inventions that are important to our business. In total, our patent portfolio, including patents licensed from Centessa, and patents to certain antibody discovery technology consisted of approximately 52 issued patents and 86 pending patent applications as of June 30, 2026. The foregoing does not include certain patents and patent applications that are not material to our business and which we intend to let lapse.

For our product candidates, generally we initially pursue patent protection covering compositions of matter including antibody sequences, methods of use, and methods of production, as appropriate. Throughout the development of our product candidates, we seek to identify additional means of obtaining patent protection that would potentially enhance commercial success.

The patent portfolios for our internal programs are outlined below:

ANB033

As of June 30, 2026, we owned 18 pending patent applications in various countries and one pending international patent application directed to the antibody sequence of ANB033 and its variants, methods of use and related matters. We intend to prosecute these patent applications, file additional patent applications claiming priority to these patent applications, and pursue patent issuance, in key commercial markets where significant product sales may occur. Patents that may issue claiming priority to these patent applications could provide protection for aspects of this product candidate until June 2046.

Rosnilimab

As of June 30, 2026, we owned 23 patents and pending patent applications in various countries directed to the antibody sequence of rosnilimab and its variants, methods of use and related matters. We intend to prosecute our pending applications, and/or other patent applications claiming priority thereto, and pursue patent issuance and protection in key commercial markets where significant product sales may occur. Patents that have issued or that may issue from or claim priority to our pending applications could provide protection for aspects of this product candidate until June 2040.

ANB101

As of June 30, 2026, we owned rights to 17 patents and pending patent applications in various countries directed to the antibody sequence of ANB101 and its variants, methods of use and related matters. We intend to prosecute the pending applications, and/or other patent applications claiming priority thereto, and pursue patent issuance and protection in key commercial markets where significant product sales may occur. Patents that have issued or that may issue from or claim priority to the pending applications could provide protection for aspects of these product candidates until August 2040.

License Agreement with Centessa

On November 24, 2023, we entered into an exclusive license agreement (as amended, the “Centessa Agreement”) with Centessa, pursuant to which we acquired the exclusive global development and commercialization rights to a BDCA2 modulator antibody portfolio, including lead asset CBS004 (renamed ANB101), and the related family of antibodies, for the treatment of autoimmune and inflammatory diseases.

In connection with the Centessa Agreement, we paid Centessa an upfront cash payment of $4.0 million and an additional cash payment of $3.0 million as reimbursement to Centessa for manufacturing costs incurred. There were $0.3 million in transaction costs incurred. The total transaction amount of $7.3 million was expensed as in-process research and development and classified as an operating activity in the statement of cash flows. We accounted for the transaction as an asset acquisition as the set of acquired assets did not constitute a business.

Under the terms of the Centessa Agreement, Centessa may be entitled to receive potential future payments of up to $10.0 million upon the achievement of a certain event-based milestone and would be entitled to receive on a product-by-product and country-by-country basis, a royalty of low single digits on annual net sales of any product in the territory in each calendar year until, on a product-by-product and country-by-country basis, the latest of: (a) expiration of the last-to-expire licensed patent covering such product in such country, (b) expiration of regulatory exclusivity for such product in such country and (c) ten years after the first commercial sale of such product in such country. We have not recognized a liability for the associated $10.0 million contingent consideration because, as of June 30, 2026, achievement of the milestone is not probable in the near term.

Other Intellectual Property Matters

The patent positions of biotechnology companies like ours are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, we may not obtain or maintain adequate patent protection for any of our product candidates. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we hold may be challenged, circumvented or invalidated by third parties. For a more comprehensive discussion of the risks related to our intellectual property, please see “Risk Factors—Risks Related to Intellectual Property.”

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application related to the patent. A U.S. patent also may be accorded a patent term adjustment (“PTA”) under certain circumstances to compensate for delays in obtaining the patent from the USPTO. In some instances, such a PTA may result in a U.S. patent term extending beyond 20 years from the earliest date of filing a non-provisional patent application related to the U.S. patent. In addition, the term of a U.S. patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Amendments permit a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our products receive FDA approval, we expect to apply for patent term extensions on patents covering those products. We plan to seek patent term extensions to any of our issued patents in any jurisdiction where these are available, however there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions.

We also rely on trade secrets relating to our research and development and product candidates and seek to protect and maintain the confidentiality of proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. Thus, we may not be able to meaningfully protect our trade secrets.

It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. Our agreements with employees also provide that all inventions conceived by the employee in the course of employment with us or from the employee’s use of our confidential information are our exclusive property.

Manufacturing

We must manufacture our product candidates for clinical trial use in compliance with cGMP regulations. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of materials, components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports, and returned or salvaged products. The manufacturing facilities for our product candidates must meet cGMP requirements and global regulatory requirements before any product is approved and we can manufacture commercial products. Our third-party manufacturers will be subject to periodic regulatory inspections of facilities by the FDA and other authorities, including procedures and operations used in the testing and manufacture of our products to assess compliance with applicable regulations.

Our internal manufacturing capabilities include non-cGMP antibody and reagent production using small scale quantities for characterization and in vitro and in vivo preclinical assessment of product candidates. We do not have and we do not currently plan to acquire or develop the facilities or capabilities to manufacture our product candidates for use in human clinical trials.

We rely on third-party manufacturers to generate cGMP compliant cell lines and will rely on them to produce cGMP drug substance and drug product required for our clinical trials, and we expect to continue to rely on third parties to manufacture clinical trial drug supplies for the foreseeable future. We also contract with additional third parties for the testing, labeling, packaging, storage and distribution of investigational drug products. We have personnel with significant technical, manufacturing, analytical, quality, including cGMP regulations, and project management experience to oversee our third-party manufacturers and to manage manufacturing and quality data and information for regulatory compliance purposes. While our contract manufacturers have not yet produced commercially approved cGMP batches of our product candidates, they have previously manufactured products for other companies in compliance with cGMP regulations and have been previously inspected by regulatory authorities for compliance with cGMP standards.

Failure to comply with statutory and regulatory requirements subjects a manufacturer to possible legal or regulatory action, including warning letters, the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations and civil and criminal penalties. These actions could have a material impact on the availability of our products. Third-party manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel.

Competition

The biotechnology and pharmaceutical industries are characterized by continuing technological advancement and significant competition. While we believe that our product candidates, technology, knowledge, experience and scientific resources provide us with competitive advantages, we face competition from major pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among others. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety and convenience of our products and the ease of use and effectiveness of any companion diagnostics. The level of generic competition and the availability of reimbursement from government and other third-party payors will also significantly affect the pricing and competitiveness of our products. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

Many of the companies against which we may compete have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Specifically, there are several companies developing or marketing treatments that may be approved for the same indications and/or diseases as our product candidates, including major pharmaceutical companies.

For our anti-CD122 antagonist antibody program, our clinical competitors include an anti-CD122 antagonist antibody, FB-102 (argenx SE, which acquired Forte Biosciences, Inc. in August 2026) in Phase 2a development for the treatment of celiac disease, Phase 1b development for the treatment of vitiligo, and Phase 1b development for the treatment of alopecia areata, and two anti-IL-15 monoclonal antibodies, GIA632 (Novartis) in Phase 2a development for atopic dermatitis, Phase 2 development for vitiligo, Phase 2 development for cutaneous lichen planus, and with proof-of-concept, Phase 1b data for the treatment of celiac disease and eosinophilic esophagitis, and TEV-53408 (Teva), in Phase 2a development for the treatment of celiac disease and Phase 1b development for the treatment for vitiligo. To date, there are no FDA-approved therapies for the treatment of celiac disease and only one FDA-approved biologic, Dupixent, for the treatment of eosinophilic esophagitis.

For rosnilimab, our competitors include non-depleting PD-1 agonist antibodies, GS-0151 (Gilead) in Phase 1b development for the treatment of rheumatoid arthritis, and S-4321 (Seismic Therapeutics) in Phase 1 development. Our commercial-stage competitors in moderate-to-severe rheumatoid arthritis include monoclonal antibodies targeting anti-TNF (Humira; AbbVie), IL-6 (Actemra; Roche and Kevzara; Regeneron), CD-80/86 (Orencia; BMS), CD-20 (Rituxan; Roche), and Janus kinase inhibitors (Rinvoq; AbbVie, Olumiant; Eli Lilly, and Xeljanz; Pfizer).

For our anti-BDCA2 program, our competitors include another anti-BDCA2 antibody, litifilimab (Biogen) in Phase 3 development for systemic lupus erythematosus and cutaneous lupus erythematosus, and a bispecific fusion protein targeting BDCA2 and BAFF/APRIL, DNTH212 (Dianthus Therapeutics) in Phase 1 development, and an anti-ILT7 antibody, daxdilimab (Amgen) in Phase 2 development.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the EU, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

FDA approval process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act (“FDC Act”), and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Biological products used for the prevention, treatment, or cure of a disease or condition of a human being are subject to regulation under the FDC Act, except the section of the FDC Act which governs the approval of new drug applications (“NDAs”). Biological products are approved for marketing under provisions of the Public Health Service Act (“PHSA”), via a BLA. However, the application process and requirements for approval of BLAs are similar to those for NDAs, and biologics are associated with similar approval risks and costs as drugs. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical hold, FDA refusal to approve pending NDAs or BLAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Biological product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence in the United States, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA premarket approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational biologic to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practices (“GCPs”), an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators, and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The trial protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board (“IRB”) for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support BLAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the biologic into healthy human subjects or patients, the product is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence on effectiveness. Phase 2 usually involves clinical trials in a limited patient population to determine the effectiveness of the drug or biologic for a particular indication, dosage tolerance, and optimal dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 clinical trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit risk relationship of the drug or biologic and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the biologic. A single Phase 3 clinical trial may be sufficient in rare instances, including (i) where the clinical trial is a large multicenter clinical trial demonstrating internal consistency and a statistically persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second clinical trial would be practically or ethically impossible; or (ii) when in conjunction with other confirmatory evidence.

After completion of the required clinical testing, a BLA is prepared and submitted to the FDA. FDA approval of the BLA is required before marketing of the product may begin in the United States. The BLA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting a BLA is substantial. The submission of most BLAs is additionally subject to a substantial application user fee, and the applicant under an approved BLA is also subject to annual product and establishment user fees. These fees are typically increased annually. The FDA has 60 days from its receipt of a BLA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is filed, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of BLAs. Most such applications for standard review biologic products are reviewed within 10 months of the date the BLA is filed with the FDA; most applications for priority review biologics are reviewed within six months of the date the BLA is filed with the FDA. Priority review can be applied to a biologic that the FDA determines has the potential to treat a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness compared to available therapies. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel biologic products, or biologic products that present difficult questions of safety or efficacy, to an advisory committee-typically a panel that includes clinicians and other experts-for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the biologic product is manufactured. The FDA will not approve the product unless compliance with cGMP regulations is satisfactory and the BLA contains data that provide substantial evidence that the biologic is safe, pure, potent and effective in the indication studied.

After the FDA evaluates the BLA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the biologic with specific prescribing information for specific indications. As a condition of BLA approval, the FDA may require a risk evaluation and mitigation strategy to help ensure that the benefits of the biologic outweigh the potential risks. A risk evaluation and mitigation strategy can include medication guides, communication plans for health care professionals, and elements to assure safe use, which can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a risk evaluation and mitigation strategy can materially affect the potential market and profitability of the product. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy.

Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new BLA or BLA supplement before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing BLAs.

Foreign clinical studies to support an IND

The FDA will accept as support for an IND a well-designed, well-conducted, non-IND foreign clinical study if it was conducted in accordance with GCP and the FDA is able to validate the data from the study through an onsite inspection, if necessary. A sponsor or applicant who wishes to rely on a non-IND foreign clinical study to support an IND must submit the following supporting information to the FDA to demonstrate that the study conformed to GCP:

•	the investigator’s qualifications;

•	a description of the research facilities;

•	a detailed summary of the protocol and study results and, if requested, case records or additional background data;

•	a description of the drug substance and drug product, including the components, formulation, specifications, and, if available, the bioavailability of the drug product;

•	information showing that the study is adequate and well controlled;

•	the name and address of the independent ethics committee that reviewed the study and a statement that the independent ethics committee meets the required definition;

•	a summary of the independent ethics committee’s decision to approve or modify and approve the study, or to provide a favorable opinion;

•	a description of how informed consent was obtained;

•	a description of what incentives, if any, were provided to subjects to participate;

•	a description of how the sponsors monitored the study and ensured that the study was consistent with the protocol;

•	a description of how investigators were trained to comply with GCP and to conduct the study in accordance with the study protocol; and

•	a statement on whether written commitments by investigators to comply with GCP and the protocol were obtained.

Disclosure of clinical trial information

Sponsors of clinical trials of FDA-regulated products, including biological products, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these clinical trials can be delayed in certain circumstances for up to two years after the date of completion of the clinical trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Pediatric information

Under the Pediatric Research Equity Act (“PREA”), NDAs or BLAs or supplements to NDAs or BLAs must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the biological product is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, the PREA does not apply to any biological product for an indication for which Orphan Drug Designation has been granted.

The Best Pharmaceuticals for Children Act (“BPCA”) provides sponsors of NDAs with an additional six-month period of market exclusivity for all unexpired patent or non-patent exclusivity on all forms of the drug containing the active moiety if the sponsor submits results of pediatric studies specifically requested by the FDA under BPCA within required timeframes. The BPCA provides sponsors of BLAs an additional six-month extension for all unexpired non-patent market exclusivity on all forms of the biological containing the active moiety pursuant to the BPCA if the conditions under the BPCA are met.

Additional controls for biologics

To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the United States and between states.

After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer.

In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products. As with drugs, after approval of biologics, manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.

Patent term restoration

After approval, owners of relevant drug or biologic patents may apply for up to a five-year patent extension. The allowable patent term extension is calculated as half of the drug’s testing phase (the time between IND application and NDA or BLA submission) and all of the review phase (the time between NDA or BLA submission and approval up to a maximum of five years). The time can be shortened if FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years from the date of marketing approval.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that the drug covered by the patent for which a patent extension is being sought is likely to be approved. Interim patent extensions are not available for a drug or biologic for which an NDA or BLA has not been submitted.

Biosimilars

The Biologics Price Competition and Innovation Act of 2009 created an abbreviated approval pathway for biological products shown to be highly similar to or interchangeable with an FDA-licensed reference biological product. Biosimilarity sufficient to reference a prior FDA-approved product requires that there be no differences in conditions of use, route of administration, dosage form, and strength, and no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency. Biosimilarity must be shown through analytical trials, animal trials, and a clinical trial or trials, unless the Secretary of HHS waives a required element. A biosimilar product may be deemed interchangeable with a prior approved product if it meets the higher hurdle of demonstrating that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. The first biosimilar was approved by the FDA in 2015, and the first interchangeable product was approved in 2021.

A reference biologic is granted 12 years of exclusivity from the time of first licensure of the reference product, and no application for a biosimilar can be submitted for four years from the date of licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against a finding of interchangeability for other biologics for the same condition of use for the lesser of (i) one year after first commercial marketing of the first interchangeable biosimilar, (ii) 18 months after the first interchangeable biosimilar is approved if there is no patent challenge, (iii) 18 months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant, or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the 42-month period.

Post-approval requirements

Once a BLA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of biologics, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Biologics may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, may require submission to and approval by the FDA before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application and similar procedures and actions in reviewing BLA or supplements as in reviewing BLAs.

Adverse event reporting and submission of periodic reports are required following FDA approval of a BLA. The FDA also may require post-marketing testing, known as Phase 4 testing, a risk evaluation and mitigation strategy, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, biological product manufacture, packaging, and labeling procedures must continue to conform to cGMP regulations after approval. Biologic manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMP regulations. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMP regulations. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered. In addition, biological product manufacturers in the U.S. must comply with applicable provisions of the Drug Supply Chain Security Act and provide and receive product tracing information, maintain appropriate licenses, ensure they only work with other properly licensed entities and have procedures in place to identify and properly handle suspect and illegitimate products.

Other U.S. health care laws and compliance requirements

In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the CMS, other divisions of the HHS (such as the Office of Inspector General), the DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing and scientific/educational grant programs may have to comply with the anti-fraud and abuse provisions of the Social Security Act, anti-kickback statutes, false claims laws, the privacy and security provisions of HIPAA, and similar state laws, each as amended, as applicable.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal health care programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the ACA to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (discussed below).

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Federal false claims and false statement laws, including the federal False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal health care programs, including Medicare and Medicaid, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Recently, several pharmaceutical and other health care companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus generally non-reimbursable, uses.

HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any health care benefit program, including private third-party payors, willfully obstructing a criminal investigation of a health care offense, and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Like the Anti-Kickback Statute, the ACA amended the intent standard for certain health care fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Additionally, to the extent that our product is sold in a foreign country, we may be subject to similar foreign laws.

We may be subject to data privacy and security regulations by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Additionally, the federal Physician Payments Sunshine Act within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Moreover, the Drug Supply Chain Security Act imposes new obligations on manufacturers of pharmaceutical products related to product tracking and tracing. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other health care entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

If our operations are found to be in violation of any of the federal and state health care laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Coverage, pricing and reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state health care programs, private managed care providers, health insurers and other organizations. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or for establishing the reimbursement rate that such a payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. Further, reductions in health insurance and other healthcare funding as a result of the OBBBA may exacerbate the cost-consciousness of third-party payors and their willingness to provide coverage for newly developed products such as ours. As a result, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our product candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Different pricing and reimbursement schemes exist in other countries. In the EU, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any product candidates for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on health care pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare reform

Healthcare reforms that have been adopted, and that may be adopted in the future, could result in further reductions in coverage and levels of reimbursement for pharmaceutical products, increases in rebates payable under U.S. government rebate programs and additional downward pressure on pharmaceutical product prices. Healthcare reform initiatives include the enactment of the IRA, which, among other things, allows HHS to negotiate the selling price of certain drugs and biologics that CMS reimburses under Medicare Part B and Part D, although only high-expenditure single-source drugs that have been approved for at least seven years (11 years for biologics) can be selected by CMS for negotiation, with the negotiated price taking effect two years after the selection year. Negotiated prices for the first 10 high-cost Medicare Part D products selected by CMS became effective on January 1, 2026, and represented significant price reductions from their 2023 list prices, ranging from 38 to 79 percent. Negotiated prices for 15 additional Medicare Part D drugs selected by CMS will become effective in 2027. CMS has also selected 15 additional drugs, which for the first time include drugs covered under Medicare Part B, for negotiated pricing effective in 2028, and for 2029 and subsequent years, up to 20 Part B or Part D drugs will be selected each year. Negotiations for Medicare Part D products begin in 2024 with the negotiated price taking effect in 2026, and negotiations for Medicare Part B products begin in 2026 with the negotiated price taking effect in 2028. In August 2023, HHS announced the 10 Medicare Part D drugs and biologics that it selected for negotiations, and by October 1, 2023, each manufacturer of the selected drugs signed a manufacturer agreement to participate in the negotiations. HHS announced the negotiated maximum fair prices on August 15, 2024, and this price cap, which cannot exceed a statutory ceiling price, came into effect on January 1, 2026. Beginning in January 2023 for Medicare Part B and October 2022 for Medicare Part D, the IRA will also penalize drug manufacturers that increase prices of Medicare Part B and Part D drugs at a rate greater than the rate of inflation and in November 2024, CMS finalized regulations pertaining to these inflation rebates. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. Manufacturers that fail to comply with the IRA may be subject to various penalties, including civil monetary penalties. Further, in July 2025, the OBBBA was signed into law, and restored immediate deductibility of domestic expenditures, while foreign expenditures will continue to be capitalized and amortized over fifteen years. The OBBBA is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. The OBBBA also narrows access to ACA marketplace exchange enrollment and declined to extend the enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces, which expired in 2025. Additionally, in June 2024, the U.S. Supreme Court overturned the longstanding Chevron doctrine, under which courts were required to give deference to regulatory agencies’ reasonable interpretations of ambiguous federal statutes. This decision could result in additional legal challenges to current regulations and guidance issued by federal agencies applicable to our operations, including those issued by the FDA. It is unclear to what extent other statutory, regulatory, and administrative initiatives will be enacted and implemented in the future.

We expect that additional state and federal healthcare reform measures will be adopted in the future.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”), prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Additional regulation

In addition to the foregoing, we are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.

Europe/rest of world government regulation

In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval of a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the UK and countries in the EU, for example, a Clinical Trial Authorisation must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the Clinical Trial Authorisation is approved in accordance with a country’s requirements, clinical trial development may proceed. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries. The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational drug or biological product under EU and UK regulatory systems, we must submit a marketing authorization application. The application used to file the BLA in the United States is similar to that required in the EU and the UK, with the exception of, among other things, country-specific document requirements. For other countries outside of the EU and the UK, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we or our potential collaborators fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Employees and Human Capital Resources

As of October 20, 2026, we had 95 employees. Of these employees, 63 were primarily engaged in research and development activities and 30 held a doctorate degree such as an M.D., Ph.D., or PharmD. None of our employees are represented by a labor union or covered by collective bargaining agreements. We have never experienced a work stoppage and believe that we have good employee relations.

We view our diverse employee population and our culture as key to our success. Our company culture prioritizes learning, supports growth and empowers us to reach new heights. We recruit employees with the skills and training relevant to succeed and thrive in their functional responsibilities. We assess the likelihood that a particular candidate will contribute to the company’s overall goals, and beyond their specifically assigned tasks. Depending on the position, our recruitment reach can be local as well as national. We provide competitive compensation and benefits that are tailored specifically to the needs and requests of our employees.

Properties

Our principal executive office is located at 10770 Wateridge Circle in San Diego, California, and consists of approximately 45,000 square feet of office and laboratory space that we sublease from AnaptysBio, Inc. under a sublease agreement, dated June 15, 2026, for a term beginning on April 21, 2026 and expiring on April 4, 2028. We do not have an option to extend the term of the sublease, but we have an option to terminate the sublease early on December 31, 2027, by delivery of written notice provided at least six months in advance. The exercise of this option is at our sole discretion, which we do not anticipate exercising at this time. We use these facilities for our administrative, research and development and other activities.

Legal Proceedings

From time to time, we may be involved in legal proceedings arising in the ordinary course of our business. We investigate these claims as they arise and accrue estimates for resolution of legal and other contingencies when losses are probable and estimable. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm, and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our combined financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Please also see “Special Note Regarding Forward-Looking Statements.”

Private Placement

The Selling Stockholders purchased shares of First Tracks Biotherapeutics common stock from First Tracks Biotherapeutics in the Private Placement. Pursuant to the Purchase Agreement, First Tracks Biotherapeutics issued and sold an aggregate 6,106,870 shares of First Tracks Biotherapeutics common stock at a purchase price of $32.75 per share. The aggregate gross proceeds to First Tracks Biotherapeutics from the Private Placement were approximately $200 million, before deducting placement agent fees and other offering expenses. Leerink Partners LLC, Piper Sandler & Co., UBS Securities LLC and Wells Fargo Securities, LLC served as placement agents for the Private Placement and received a placement fee from the Company in connection therewith. See “Prospectus Summary—Recent Developments—Private Placement.”

Overview

We are a clinical stage biotechnology company advancing antibody therapies that modulate immune pathways implicated in autoimmune and inflammatory diseases. Our pipeline includes ANB033, a CD122 antagonist in development for celiac disease and eosinophilic esophagitis; rosnilimab, a pathogenic T cell depleter in development for rheumatoid arthritis; and ANB101, a BDCA2 modulator. Certain terms used in this section are defined in the section “Glossary of Terms.”

Our Current Clinical Stage Pipeline

Our antibodies are in development to treat autoimmune and inflammatory diseases. We believe these molecules have potential applicability across a broad range of autoimmune and inflammatory diseases, including in gastroenterology, rheumatology, dermatology, respiratory, and other therapeutic areas.

ANB033

ANB033, a subcutaneously administered CD122 antagonist, is designed to inhibit the signaling of both IL-15 and IL-2 on immune cells. IL-15 and IL-2 signaling mediate the proliferation and survival of subsets of CD8+ and CD4+ T cells, NK cells, as well as ILC2s. ANB033 is an antibody designed to bind an epitope of CD122 with an affinity that inhibits IL-15 and IL-2 signaling through both the intermediate affinity IL-2 receptor (comprised of CD122 and the common gamma subunit, CD132) expressed by cytolytic CD8 T cells as well as NK cells and the high affinity IL-2 receptor (comprised of CD122, CD132 and the alpha receptor subunit for IL-2, CD25) expressed by activated CD4 Th1 and Th2 T cells as well as ILC2. Antagonizing CD122 is intended to reduce inflammation through the reduction of disease-causing cytolytic CD8 T cell subsets, including intraepithelial lymphocytes (“IELs”), NK cells and reducing inflammatory cytokine secretion by activated CD4+ Th1 and Th2 cells, as well as ILC2 cells.

We announced top-line data from a healthy volunteer Phase 1a trial of ANB033 in October 2025 in which no dose-limiting toxicities were observed at any dose tested. A total of 80 subjects were enrolled in the randomized, double-blind, placebo-controlled healthy volunteer Phase 1 trial, where SAD cohorts received SC or

IV single doses of ANB033 or placebo, while MAD cohorts received four weekly SC doses of ANB033. No serious adverse event discontinuations were observed in the trial. ANB033 demonstrated an estimated two-to-three week half-life and full receptor occupancy for SC and IV routes of administration. A dose response was observed on relevant PD biomarkers. We observed a 70-75% reduction in CD122-expressing CD8 T cells with both IV and SC modes of administration. Additionally, treatment with ANB033 resulted in depletion of CD122-expressing NK cells below the limit of detection; not all NK cells in humans express CD122. No overall reductions were observed on regulatory T cell counts in the peripheral blood.

On October 12, 2026, we announced top-line results from Cohort 1 (gluten challenge) of ANB033’s Phase 1b trial in celiac disease. Cohort 1 evaluated 32 patients (17 on ANB033 and 15 on placebo) who completed dosing and the gluten challenge at Week 6. Patients received three subcutaneously administered loading doses of ANB033 or placebo at Week 0, Week 2, and Week 4, followed by a 14-day gluten challenge (6g daily, the equivalent of approximately two slices of bread, administered by two gluten cookies).

ANB033 demonstrated a statistically significant difference compared to placebo across key histologic endpoints, including least squares (LS) mean change in villus height-to-crypt depth (Vh:Cd) ratio and intraepithelial lymphocyte (IEL) density, as well as symptom endpoints using the Celiac Disease Symptom Diary (CDSD). Specifically, ANB033 achieved an LS mean change from baseline in Vh:Cd ratio of -0.17 on ANB033 vs. -0.66 on placebo, a +0.49 placebo-adjusted delta (p=0.009), and an LS mean change from baseline in IEL density of -1.20 on ANB033 vs. +18.83 on placebo, a -20.03 placebo-adjusted delta (p<0.001).

In addition, patients receiving ANB033 reported lower CDSD scores than patients receiving placebo, with a statistically significant difference beginning on the first day. Using the CDSD, symptoms were assessed daily through the entire 14-day gluten challenge. The CDSD is a validated, patient-reported outcome measure that assesses the frequency and severity of five key celiac disease symptoms which are abdominal pain, bloating, nausea, diarrhea and tiredness. Placebo patients reported an increase in symptoms during the gluten challenge, while CDSD scores for patients receiving ANB033 remained lower than placebo throughout the 14-day gluten challenge. Approximately 47% of placebo patients and 6% of ANB033 patients took permitted medications to mitigate their GI symptoms. Additionally, patients administered ANB033 reported lower moderate-to-severe symptoms on ANB033 vs. placebo, a statistically significant difference from the first day through the twelfth day.

In Cohort 1, no serious adverse events, no severe adverse events and no adverse events leading to discontinuation were reported in patients receiving ANB033.

Cohort 2 of this randomized, placebo-controlled Phase 1b trial in celiac disease is assessing mucosal healing in patients with a broad range of histologic and symptom severity through 12 weeks. These patients have a Vh:Cd ratio less than or equal to 2.5 and will not be subjected to a gluten-challenge. Participants are randomized 1:1 between one dose level of subcutaneously administered ANB033 dose and placebo.

The FDA granted Fast Track designation to ANB033 for the treatment of people with celiac disease on a gluten-free diet.

We are also conducting a randomized placebo-controlled 50-patient, global Phase 1b trial cohort of ANB033 in eosinophilic esophagitis. This trial will enroll adults who have histologic evidence of eosinophilic esophagitis with a peak eosinophil count of at least 15 per high-power field (“hpf”) at the screening endoscopy and with symptomatic dysphagia. Eosinophils are a type of white blood cell that fights infections, particularly parasites, and triggers inflammation in allergic reactions. A count of at least 15 eosinophils per hpf in esophageal biopsy specimens is the diagnostic threshold for eosinophilic esophagitis. Key assessments include safety and tolerability, efficacy assessments including the Dysphagia Symptom Questionnaire (“DSQ”), a patient-reported outcome measure of the frequency and severity of swallowing difficulties primarily validated for eosinophilic esophagitis in individuals aged 11 to 40, and peak eosinophils per hpf, as well as PK and immunogenicity.

Additionally, we plan to initiate Phase 2 development for ANB033 in vitiligo and one additional indication.

Rosnilimab

Rosnilimab is an IgG1 antibody that directly targets pathogenic T cells, such as activated Tph/Tfh and T effector cells, in the periphery or inflamed tissue. These T cells, when activated, proliferate and migrate, and secrete the inflammatory cytokines that are the drivers of autoimmune and inflammatory diseases. Rosnilimab is designed to selectively deplete pathogenic T cells in both inflamed tissue and the periphery while sparing non-pathogenic T cells, including naïve T cells, to preserve overall immune function and restore immune homeostasis. This drives specific immunological outcomes, such as a reduction in T cell proliferation, migration and cytokine secretion, and a reduction of plasma cell generation and autoantibody levels. We announced top-line data from a healthy volunteer Phase 1 trial of rosnilimab in November 2021 that supported advancement of rosnilimab into subsequent patient trials. A total of 144 subjects were enrolled in the randomized, double-blind, placebo-controlled healthy volunteer Phase 1 trial, where SAD cohorts received SC or IV single doses of rosnilimab up to 600mg or placebo, while MAD cohorts received four weekly subcutaneous doses of rosnilimab ranging up to 400mg or placebo. Rosnilimab was generally well-tolerated and no dose-limiting toxicities were observed. Rosnilimab demonstrated a sustained systemic exposure and dose-proportionality with an estimated two-week half-life for subcutaneous and IV routes of administration.

In February 2025, we announced initial data that was updated in June 2025, from rosnilimab’s randomized, placebo-controlled, global 424-patient, Phase 2b clinical trial for moderate-to-severe rheumatoid arthritis. Patients were randomized to receive either 100mg of subcutaneous rosnilimab every four weeks (Q4W), 400mg Q4W, 600mg every two weeks, or placebo.

During the three-month placebo-controlled period, the trial achieved its primary endpoint as measured by the reduction in disease activity using the DAS28-CRP as well as ACR20 response (an accepted Phase 3 registrational endpoint), at Week 12 in all three doses of rosnilimab compared to placebo. The DAS28-CRP is a validated composite measure of rheumatoid arthritis disease activity that combines the 28-joint tender and swollen joint counts, a blood marker of inflammation (C-reactive protein, or “CRP”) and a patient global assessment. Scores range from 0 to 9.4, with lower scores reflecting less disease activity. A reduction of approximately 1.2 points or more is typically considered clinically meaningful, and remission is defined as a score below 2.6. ACR20, ACR50 and ACR70 are response criteria that measure whether a patient has achieved at least a 20%, 50% or 70% improvement, respectively, in tender and swollen joint counts and in at least three of five additional measures: patient global assessment, physician global assessment, patient assessment of pain, physical function and an inflammation marker. A higher response rate indicates that a greater proportion of patients achieved that level of improvement. Rosnilimab achieved its secondary endpoint by demonstrating statistical significance in at least one dose and numerical superiority at all doses, including once monthly administration, on ACR20, ACR50 and with respect to the clinical disease activity index (“CDAI”) low disease activity (“LDA”) score at Week 12. The CDAI is a validated measure of rheumatoid arthritis disease activity based solely on clinical assessment. It is the sum of the 28-joint tender and swollen joint counts and the patient’s and physician’s global assessments of disease activity, and ranges from 0 to 76, with lower scores indicating less disease activity. A CDAI score of 2.9 to 10 indicates LDA. Specifically, at Week 12, ACR20 achieved statistical significance at 100 mg (p < 0.05), 400 mg (p < 0.01), and 600 mg (p < 0.001); ACR50 achieved statistical significance at 600 mg (p < 0.05); and CDAI LDA achieved statistical significance at 100 mg (p < 0.05) and 400 mg (p < 0.01).

Following completion of the Week 14 visit, 69% (or 220 of the 318) rosnilimab-treated patients who achieved CDAI LDA at this timepoint continued their assigned treatment through six months in a blinded, all-active treatment period. At six months, rosnilimab results demonstrated deepening of responses through six months on CDAI LDA, CDAI remission and ACR70 and independent of prior treatments, including anti-TNFα, anti-IL6R or JAK inhibitors. Importantly, this was particularly observed in b/tsDMARD-experienced patients for the 400mg Q4W and 600mg Q2W doses, showing a dose response relative to the 100mg Q4W dose. Furthermore, Week 28 clinical responses across multiple measures, including CDAI LDA, mean CDAI, mean

DAS28-CRP and ACR50/70, were durable off-drug through at least three months after the last rosnilimab dose, results which we believe suggest the potential for extended dosing (e.g., Q8W/Q12W) after initial monthly dosing. Due to the trial design, max response rates for rosnilimab have not yet been observed as strict criteria at Week 14, which prevented additional patients with meaningful improvement from continuing treatment in the trial.

A table summarizing the results for primary and secondary endpoints follows:

Efficacy Measure	Placebo	Rosnilimab 100mg Q4W		Rosnilimab 400mg Q4W		Rosnilimab 600mg Q2W
	(N=106)	(N=106)		(N=107)		(N=105)

Primary Endpoint
DAS28-CRP at Week 12 (mean change from baseline)	-1.69	-2.06	**	-2.12	**	-2.06	**

Select Secondary Endpoint^ (% of Participants)
ACR20 at Week 12^	52.8	68.9	*	70.1	**	75.2	***
ACR50 at Week 12^	33.0	44.3		36.4		46.7	*
Week 28	—	45.3		48.6		58.1
ACR70 at Week 12^	17.9	21.7		21.5		21.9
Week 28	—	40.6		36.4		44.8
CDAI ≤10 (LDA) at Week 12^	31.1	46.2	*	49.5	**	38.1
Week 28	—	52.8		54.2		62.9

Select Exploratory Endpoints(1) (Mean Change from Baseline)
DAS28-CRP
Week 28	—	-2.51		-2.51		-2.57
hs-CRP
Week 12	-0.73	-9.67	***	-10.10	***	-7.60	**
Week 28	—	-7.23		-10.55		-5.98
Patient Global Assessment
Week 12	-25.4	-30.1		-30.5		-34.7	**
Week 28	—	-35.9		-38.4		-40.7
HAQ-DI (range 0-3)
Week 12	-0.56	-0.61		-0.59		-0.60
Week 28	—	-0.74		-0.75		-0.78
Pain VAS
Week 12	-29.0	-32.6		-35.3		-39.7	**
Week 28	—	-40.0		-44.5		-47.2

(1)	“Exploratory Endpoints” refer to pre-specified, non-primary outcome measures used to explore new hypotheses, gather additional data, or identify potential, unexpected effects of an intervention.

A p-value indicates the probability of observing the reported results if there is no difference without treatment (i.e., the null hypothesis is true). Smaller p-values indicate stronger evidence of statistical evidence.

*	p<0.05
**	p<0.01
***	p<0.001

^ Responder endpoints analyzed using non-responder imputation (NRI) in the intent-to-treat (ITT) population.

Clinical outcomes were further substantiated by objective translational data. An approximately 50% reduction in the mean CRP from baseline, an objective measure of inflammation, was observed through Week 28 in rosnilimab patients who entered the all-active period. Additionally, translational blood and synovial biopsy biomarker data showed differentiated and consistent immunological impact with on-target pharmacological activity in rosnilimab patients that was not observed on placebo. In blood, rosnilimab demonstrated rapid, deep and sustained reductions of approximately 90% in pathogenic T cells (largely Tph, Tfh and Teff cells), and an increase in total Tregs. Additionally, synovial biopsies of the most impacted joint taken at baseline and after six weeks showed a deep reduction of approximately 90% in pathogenic T cells (largely Tph cells) at the 400mg Q4W and 600mg Q2W doses, showing a dose response relative to the 100mg Q4W dose.

Consistent with prior rosnilimab studies, all rosnilimab doses through end-of-trial follow up at week 38 demonstrated no treatment-related serious adverse events, malignancies, anaphylaxis or systemic hypersensitivity, and a low incidence of injection site reactions. Most adverse events were mild to moderate in severity. Less than 2% of patients in the trial discontinued rosnilimab due to an adverse event, including only one patient after three months for a moderate headache treated with over-the-counter pain medication. Non-treatment related serious adverse events observed were consistent with known rheumatoid arthritis patient history and comorbidities.

ANB101

ANB101 is a BDCA2 modulator antibody that targets plasmacytoid dendritic cells (“pDCs”) and inhibits interferon secretion and modulates antigen presentation for the treatment of autoimmune and inflammatory diseases. BDCA2 is a molecule specifically expressed on pDCs, a class of immune cells which, while found in relatively small numbers in healthy individuals, are enriched in patients with a variety of inflammatory diseases, that is critical to the regulation of toll-like receptor signaling and interferon secretion. pDCs are a key upstream node in the inflammatory cascade that serve as a bridge between innate and adaptive immunity. They have been shown to be prolific secretors of type I interferons, which drive activation of a variety of downstream cell types including T cells and monocytes. Together with their ability to present antigens to the adaptive immune system, this creates a pro-inflammatory environment for the establishment and perpetuation of autoimmune pathology. BDCA2 has been implicated in the pathophysiology of systemic lupus erythematosus, where there exists mechanistic clinical proof of concept for pDC modulation.

We initiated a Phase 1 clinical trial of ANB101 in healthy volunteers in March 2025 and completed the trial in August 2026. ANB101 preclinical data suggests it is a more potent antibody compared to litifilimab with a longer half-life that results in a deeper and more durable PD effect on pDC depletion.

Our Product Candidates

The following table summarizes certain key information about our current product candidates:

Development Stage and Anticipated Milestones
Antibody Program
Therapeutic Indication
IND Enabling
Phase 1a
Phase 1b
Phase 2
Phase 3
Immune Cell Modulators
ANB033 (CD122 antagonist)
Celiac Disease
Eosinophilic Esophagitis
Rosnilimab (Pathogenic T cell depleter)
Rheumatoid Arthritis
ANB101 (BDCA2 modulator)
Inflammatory Disease

Components of Operating Results

Research and Development Expense

Research and development expenses consist of costs associated with our research and development activities, preclinical and clinical development of our programs, and manufacturing. Our research and development expenses include:

•

External research and development expenses incurred under arrangements with third parties, such as clinical research organizations, consultants, members of our scientific and therapeutic advisory boards, and contract manufacturing organizations;

•	Employee-related expenses, including salaries, benefits, travel, and stock-based compensation;

•

Facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory supplies; and

•	License and sub-license fees.

We may also incur in-process research and development expense as we acquire assets from other parties. Acquired in-process research and development costs that have no alternative future use are immediately expensed.

We expense research and development costs as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expense when the service has been performed or when the goods have been received.

We are conducting research and development activities primarily on inflammation programs. We have a research and development team that conducts antibody characterization, translational studies, IND-enabling preclinical studies, and clinical development. We conduct some of our preclinical activities internally and plan to rely on third parties, such as clinical research organizations and contract manufacturing organizations, for the execution of certain of our research and development activities, such as in vivo toxicology and pharmacology studies, drug product manufacturing, and clinical trials.

We expect our research and development expenses to fluctuate for the foreseeable future as we continue to advance our product candidates.

General and Administrative Expense

General and administrative expenses consist primarily of salaries and related benefits, including stock-based compensation for our executive, finance, legal, business development, human resource, and support functions. Other general and administrative expenses include allocated facility-related costs not otherwise included in research and development expenses, travel expenses, transaction costs, and professional fees for auditing, tax, and legal services.

Interest Income

Interest income consists primarily of interest earned on our short-term and long-term investments and is recognized when earned.

Critical Accounting Policies and Use of Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience.

While our significant accounting policies are described in more detail in the notes to our financial statements appearing elsewhere in this prospectus, we believe the following accounting policies used in the preparation of our financial statements require the most significant judgments and estimates.

Research and Development Expenses

As part of the process of preparing our financial statements, we are required to estimate research and development costs incurred during the period, which impacts the amount of accrued expenses and prepaid balances related to such costs as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with our personnel and service providers to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued research and development expenses include the costs incurred for services performed by our vendors in connection with research and development activities for which we have not yet been invoiced.

We base our expenses related to research and development activities on our estimates of the services received and efforts expended pursuant to quotes and contracts with vendors that conduct research and development on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid accordingly. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between our estimates of such expenses and the amounts actually incurred.

Fair Value of Stock-Based Awards and Stock-Based Compensation Expense

Prior to the Spin-Off, we had no stock-based compensation plan. However, certain of our employees were eligible to participate in AnaptysBio, Inc.’s stock-based compensation plans, which historically has included the granting of stock options, time based restricted stock units (“RSUs”) and performance stock units (“PSUs”). In connection with the Spin-Off, substitute awards were issued under the First Tracks Biotherapeutics 2026 Equity Incentive Plan (the “2026 Plan”) in respect of outstanding AnaptysBio, Inc. awards held by our employees, and we have since granted stock options and RSUs under the 2026 Plan. The fair value of the stock options granted is calculated using a Black-Scholes Merton (“Black-Scholes”) option pricing model. The fair value of market-based PSUs is calculated using a Monte Carlo pricing model. The fair value of RSUs and the fair value of the common stock underlying RSUs and PSUs is determined using the closing price of our common stock on the date of grant.

Recently Issued Accounting Pronouncements

For further information on recently issued accounting pronouncements, see Note 2—Summary of Significant Accounting Policies in the accompanying notes to the combined financial statements included elsewhere in this prospectus.

JOBS Act Accounting Election and Smaller Reporting Company Status

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our audited combined financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. Refer to Note 2 to our audited combined financial statements included elsewhere in this prospectus for additional information regarding new or revised accounting pronouncements.

We may choose to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies; (iii) comply with certain types of new requirements adopted by the PCAOB; and (iv) disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. We may remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the completion of the Spin-Off. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue equals or exceeds $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an “emerging growth company” prior to the end of such five-year period.

We are also a “smaller reporting company,” as defined by applicable rules of the SEC. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as shares of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and shares of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Results of Operations—Comparison of the Six Months Ended June 30, 2026 and 2025

Research and Development Expenses

Research and development expenses were $59.6 million during the six months ended June 30, 2026 compared to $80.7 million during the six months ended June 30, 2025, a decrease of $21.1 million. The decrease is primarily attributable to a $20.1 million decrease in clinical and related expenses, and a $1.0 million decrease in salaries and related costs, including stock compensation.

We do not track fully burdened research and development costs separately for each of our product candidates. We review our research and development expenses by focusing on external development and internal development costs. External development expenses consist of costs associated with our external preclinical and clinical trials, including pharmaceutical development and manufacturing. Included in preclinical and other unallocated costs are external corporate overhead costs that are not specific to any one program. Internal costs consist of salaries and wages, stock-based compensation and benefits, which are not tracked by product candidate as several of our departments support multiple product candidate research and development programs. The following table summarizes the external costs attributable to each program and internal costs for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,
(in thousands)	2026	2025	Increase/ (Decrease)
External Costs
ANB033	$18,136	$7,729	$10,407
Rosnilimab	5,811	30,639	(24,828)

ANB101	2,171	3,521	(1,350)

ANB032	(26)	3,644	(3,670)

Preclinical and other unallocated costs	7,747	8,388	(641)

Total External Costs	$33,839	$53,921	$(20,082)
Internal Costs
Salaries and wages	$16,953	$17,758	$(805)
Stock compensation	8,631	9,058	(427)

Other internal costs	176	—	176

Total Internal Costs	25,760	26,816	(1,056)

Total Costs	$59,599	$80,737	$(21,138)

General and Administrative Expenses

General and administrative expenses were $28.1 million during the six months ended June 30, 2026 compared to $16.4 million during the six months ended June 30, 2025, an increase of approximately $11.7 million. The increase is primarily due to a $2.6 million increase in personnel costs, an increase of $5.1 million in stock compensation expense, and a $5.0 million increase in legal expenses, offset by a $1.0 million decrease in other general and administrative expenses.

Interest Income

Interest income was $3.9 million and $7.6 million during the six months ended June 30, 2026 and 2025, respectively, which primarily related to our short-term and long-term investments. The decrease in interest income is primarily due to the decrease in investment balances, as well as the timing of sales, maturities and purchases of our investments.

Results of Operations—Comparison of the Year Ended December 31, 2025 and 2024

Research and Development Expenses

Research and development expenses were $139.6 million during the year ended December 31, 2025 compared to $152.3 million during the year ended December 31, 2024, a decrease of $12.7 million. The decrease is primarily attributable to a $15.2 million decrease in clinical expenses, a decrease of $8.6 million in outside services for manufacturing expenses, and a $0.6 million decrease in recruiting expenses, offset by a $10.1 million increase in salaries and related costs, including $2.3 million in stock compensation expense, and a $1.6 million increase in other research and development expenses.

We do not track fully burdened research and development costs separately for each of our product candidates. We review our research and development expenses by focusing on external development and internal development costs. External development expenses consist of costs associated with our external preclinical and clinical trials, including pharmaceutical development and manufacturing. Included in preclinical and other unallocated costs are external corporate overhead costs that are not specific to any one program. Internal costs consist of salaries and wages, stock-based compensation and benefits, which are not tracked by product candidate as several of our departments support multiple product candidate research and development programs. The following table summarizes the external costs attributable to each program and internal costs:

	Year Ended December 31,
(in thousands)	2025	2024	Increase/ (Decrease)
External Costs
ANB033	$20,427	$12,460	$7,967
Rosnilimab	42,744	53,422	(10,678)
ANB101	8,138	3,367	4,771
ANB032	48	26,084	(26,036)
Preclinical and other unallocated costs	16,093	14,350	1,743

Total External Costs	87,450	109,683	(22,233)
Internal Costs
Salaries and wages	$34,566	$28,295	$6,271
Stock compensation	17,598	13,785	3,813
Other internal costs	—	582	(582)

Total Internal Costs	52,164	42,662	9,502

Total Costs	$139,614	$152,345	$(12,731)

General and Administrative Expenses

General and administrative expenses were $39.4 million during the year ended December 31, 2025 compared to $28.8 million during the year ended December 31, 2024, an increase of approximately $10.6 million. The increase is primarily due to a $5.1 million increase in personnel costs, including stock compensation expense, a $4.5 million increase in legal expenses, a $1.3 million increase in other general and administrative expenses, offset by a $0.3 million decrease in market research costs.

We expect that our general and administrative expenses may increase for the foreseeable future as we incur costs associated with stock compensation expense, legal, auditing and filing fees, additional insurance premiums, investor relations expenses and general compliance and consulting expenses.

Interest Income

Interest income was $12.9 million and $17.4 million during the year ended December 31, 2025 and 2024, respectively, which primarily related to our short-term and long-term investments. The decrease in interest income is primarily due to the decrease in investment balances, as well as the timing of sales, maturities and purchases of our investments.

Liquidity and Capital Resources

Our working capital requirements and capital expenditures have historically been satisfied as part of AnaptysBio, Inc.’s corporate-wide cash management and centralized funding programs. This arrangement is not reflective of the manner in which we would have financed our operations had we been a standalone public company during the periods presented. We expect to incur significant expenses and operating losses for the foreseeable future as we continue the clinical development of our programs and our research activities. We have not yet commercialized any products and we do not expect to generate revenue from sales of products in the near future, if at all.

Funding Requirements

We may seek to obtain additional financing in the future through equity or debt financings or through collaborations or partnerships with other companies. If we are unable to obtain additional financing on commercially reasonable terms, our business, financial condition and results of operations will be materially adversely affected.

Our primary uses of capital are, and we expect will continue to be, third-party clinical and preclinical research and development services, including manufacturing, laboratory and related supplies, compensation and related expenses, legal, patent and other regulatory expenses, and general overhead costs. We have entered into agreements with certain vendors for the provision of services, including services related to commercial manufacturing, that we are unable to terminate for convenience. Under such agreements, we are contractually obligated to make certain minimum payments to the vendors with the amounts to be based on the timing of the termination and the specific terms of the agreement.

Cash, cash equivalents and investments totaled $311.6 million as of December 31, 2025, compared to $420.8 million as of December 31, 2024. Cash and cash equivalents totaled $168.0 million as of June 30, 2026.

We currently intend to use:

•

approximately $165 million to provide funding for continued clinical trials and development of ANB033 through Phase 1b development in celiac disease and eosinophilic esophagitis; Phase 2 development in vitiligo and one additional indication, and late-stage development in celiac disease; and

•	the remainder for general corporate purposes.

Based on our current plans, we believe that our existing cash, cash equivalents and investments will fund our current operating plan beyond the next 12 months from the issuance of our combined financial statements. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we expect and we may fail to complete development of one or more of our products. Additionally, the process of testing product candidates in clinical trials and seeking regulatory approval is costly, and the timing of progress and expenses in these trials is uncertain.

Cash Flows

The following table summarizes our cash flows for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,
(in thousands)	2026	2025
Net cash provided by (used in):
Operating activities	$(64,479)	$(83,643)
Investing activities	34,958	51,250
Financing activities	(40,657)	(46,389)

Net decrease in cash and cash equivalents	$(70,178)	$(78,782)

The following table summarizes our cash flows for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
(in thousands)	2025	2024
Net cash (used in) provided by:
Operating activities	$(142,926)	$(125,806)
Investing activities	228,032	95,398
Financing activities	30,010	117,523

Net increase in cash and cash equivalents	$115,116	$87,115

Operating Activities

Net cash used in operating activities during the six months ended June 30, 2026 of $64.5 million was primarily due to our net loss of $83.9 million, adjusted for addbacks for non-cash expenses of $20.3 million, which includes depreciation, stock-based compensation, amortization of operating right-of-use assets (“ROU assets”) and income from marketable securities, and net decreases in working capital of $0.9 million. Net cash used in operating activities during the six months ended June 30, 2025 of $83.6 million was primarily due to our net loss of $89.6 million, adjusted for addbacks for non-cash expenses of $13.3 million, which includes depreciation, stock-based compensation, amortization of operating ROU assets and income from marketable securities, and net decreases in working capital of $7.3 million.

Net cash used in operating activities during the year ended December 31, 2025 of $142.9 million was primarily due to our net loss of $166.1 million, adjusted for addbacks for non-cash expenses of $30.0 million, which includes depreciation, stock-based compensation, amortization of operating ROU assets, and income from marketable securities, and net decreases in working capital of $6.8 million.

Net cash used in operating activities during the year ended December 31, 2024 of $125.8 million was primarily due to our net loss of $163.7 million, adjusted for addbacks for non-cash expenses of $18.9 million, which includes depreciation, stock-based compensation, amortization of operating ROU assets, and income from marketable securities, and net increases in working capital of $19.0 million.

Investing Activities

Cash provided by investing activities during the six months ended June 30, 2026 of $35.0 million primarily related to the sale and maturities of investments. Cash provided by investing activities during the six months ended June 30, 2025 was $51.3 million, primarily due to the sale and maturities of investments of $228.1 million, offset by the acquisition of investments of $176.8 million.

Cash provided by investing activities during the year ended December 31, 2025 was $228.0 million, primarily due to the sale and maturities of investments of $424.5 million, offset by the acquisition of investments of $196.4 million and the purchases of property and equipment of approximately $0.1 million.

Cash provided by investing activities during the year ended December 31, 2024 was $95.4 million, primarily due to the sale and maturities of investments of $476.1 million, offset by the acquisition of investments of $380.4 million and the purchases of property and equipment of approximately $0.3 million.

Financing Activities

The net cash used in financing activities during the six months ended June 30, 2026 was $40.7 million, which primarily came from the proceeds of the Previous Private Placement and the separation from AnaptysBio, Inc., offset by the net investment by AnaptysBio, Inc. The net cash used in financing activities during the six months ended June 30, 2025 of $46.4 million was due to the net investment by AnaptysBio, Inc.

The net cash provided by financing activities during the years ended December 31, 2025 and 2024 of $30.0 million and $117.5 million, respectively was due to the net investment by AnaptysBio, Inc.

Contractual Obligations

We have entered into agreements with certain vendors for the provision of goods and services, which includes manufacturing services with contract manufacturing organizations and development services with contract research organizations. These agreements may include certain provisions for purchase obligations and termination obligations that could require payments for the cancellation of committed purchase obligations or for early termination of the agreements. The amount of the cancellation or termination payments vary and are based on the timing of the cancellation or termination and the specific terms of the agreement and therefore are cancellable contracts.

For further information related to our operating lease and future minimum annual obligations, see Note 9—Commitments and Contingencies in the accompanying notes to the combined financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We hold certain financial instruments for which a change in prevailing interest rates may cause the principal amount of the marketable securities to fluctuate. Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents, short-term and long-term investments. We invest our excess cash primarily in money market funds, commercial paper and debt instruments of financial institutions, corporations, U.S. government-sponsored agencies and the U.S. Treasury. The primary objectives of our investment activities are to ensure liquidity and to preserve principal while at the same time maximizing the income we receive from our marketable securities without significantly increasing risk. Additionally, we established guidelines regarding approved investments and maturities of investments, which are designed to maintain safety and liquidity. As of December 31, 2025 our investment portfolio includes cash, cash equivalents, and investments of $311.6 million that earn interest at market rates. Our investments held during the year were comprised of highly rated instruments such as money market funds, certificates of deposit, agency securities, commercial obligations and U.S. Treasury securities. As of December 31, 2025, the majority of these instruments had a maturity of less than a year. A hypothetical increase or decrease of 100 basis points on the interest rates of our investments would not have a material effect on the fair value of our investment portfolio and any losses would only be realized if we sold the investments prior to maturity.

Foreign Currency Exchange Risk

We conduct a portion of our business with clinical research organizations in currencies other than our U.S. dollar functional currency. These transactions give rise to monetary assets and liabilities that are denominated in currencies other than the U.S. dollar. The value of these monetary assets and liabilities are subject to changes in currency exchange rates from the time the transactions are originated until settlement in cash. Our foreign currency exposures are primarily concentrated in the euro, British pound, Australian dollar, and Canadian dollar. Both realized and unrealized gains or losses on the value of these monetary assets and liabilities are included in the determination of net income. We do not hedge our foreign currency exchange rate risk; however, we may do so in the future. As of December 31, 2025, we had no material accounts payable or receivable denominated in foreign currencies, and a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have had a material impact on our combined financial statements.

Inflation Risk

Inflation generally affects us by increasing our clinical trial and other operational costs. We do not believe that inflation has had a material effect on our business, financial condition or results of operations during the years ended December 31, 2025 or 2024.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding the individuals who serve as our executive officers and directors:

Name	Age	Position
Executive Officers:
Daniel Faga	47	President, Chief Executive Officer and Director, Class III
Ajim Tamboli, CFA	50	Chief Financial Officer
Paul Lizzul, M.D., Ph.D., M.P.H.	51	Chief Medical Officer
Benjamin Stone	36	Chief Business Officer

Non-Employee Directors:
Dennis Fenton, Ph.D.	74	Director, Class I
Rita Jain, M.D.	64	Director, Class II
John Orwin	61	Director, Class II
J. Anthony Ware, M.D.	73	Director, Class II
Magda Marquet, Ph.D.	68	Director, Class I
John P. Schmid	63	Director, Class III

The following are brief biographies describing the backgrounds of the individuals who serve as our executive officers and directors:

Director and Executive Officer Biographies

Daniel Faga has served as our President, Chief Executive Officer and a member of our Board since prior to the completion of the Spin-Off. He has served as Chief Executive Officer of AnaptysBio, Inc. since August 2023. Mr. Faga previously served as the Interim President and Chief Executive Officer of AnaptysBio, Inc. from March 2022 to August 2023. From January 2020 to November 2021, Mr. Faga served as Chief Operating Officer at Mirati Therapeutics, responsible for leading the company’s corporate strategy, finance, legal and other business operations. Prior to joining Mirati, Mr. Faga served as the Chief Business Officer for Spark Therapeutics, Inc. from May 2016 through December 2019, where he was responsible for leading the company’s corporate strategy, portfolio and new product planning, patient advocacy, business development, alliance management, asset & program management and corporate communications functions. From July 2009 until April 2016, Mr. Faga was a Managing Director at Centerview Partners, an investment banking and advisory firm, where he served as a founding member of Centerview’s healthcare advisory practice. Prior to Centerview, Mr. Faga worked at Merrill Lynch in its healthcare investment banking group and as a management consultant in the Life Sciences Practice at PRTM. Mr. Faga earned a B.S. in Engineering from Cornell University and an M.B.A. in Health Care Management from The Wharton School at the University of Pennsylvania. We believe that Mr. Faga’s extensive industry experience and executive experience provides him with the qualifications and skills to serve on our Board.

Ajim Tamboli, CFA has served as our Chief Financial Officer effective since the completion of the Spin-Off. He previously served as Chief Financial Officer for ADARx Pharmaceuticals from 2024 – 2025, Arbor Biotechnologies from 2023 – 2024, Monte Rosa Therapeutics from 2020 – 2023 and Rodin Therapeutics from 2019 – 2020. He has extensive experience in healthcare asset management, having managed a global portfolio of biotech and pharmaceutical companies, notably as a founding partner of Endurant Capital Management and with Columbia Management. Earlier in his career, Mr. Tamboli was a Senior Biotechnology Equity Research Analyst with Lehman Brothers. Mr. Tamboli earned an MS in Biotechnology and BS in Biomedical Science/Entrepreneurial Management from the University of Pennsylvania School of Engineering and Applied Science/Wharton School, where he was a Benjamin Franklin Scholar. He is a CFA® charterholder.

Paul Lizzul, M.D., Ph.D., M.P.H. has served as our Chief Medical Officer since prior to the completion of the Spin-Off. He served as the Chief Medical Officer of AnaptysBio, Inc. from July 2020 until April 2026. From January 2020 to July 2020, he served as Executive Medical Director of Amgen Inc. From January 2016 to December 2019, he served as Chief Medical Officer of Sienna Biopharmaceuticals, Inc. Dr. Lizzul previously served as Senior Medical Director and Head of Safety at Kythera Biopharmaceuticals, Inc. from August 2012 until it was acquired by Allergan plc in October 2015. Prior to joining Kythera, Dr. Lizzul served as an Assistant Professor of Dermatology and Associate Director of Clinical Research at the Tufts University School of Medicine where he conducted investigator-initiated and industry-sponsored clinical trials in inflammatory skin diseases (psoriasis). Dr. Lizzul has authored articles in academic journals on topics including inflammation, psoriasis, aesthetics (Kybella) and health care reform. Dr. Lizzul is a diplomat of the American Board of Dermatology and a faculty member of the American Academy of Dermatology and previously served on the FDA’s Dermatology and Ophthalmic Drugs Advisory Committee. Dr. Lizzul is a volunteer member of the teaching faculty in the Department of Dermatology at University of California, Los Angeles School of Medicine. Dr. Lizzul completed his post-graduate medical internship at Greenwich Hospital, Yale University School of Medicine and his dermatology residency at the University of California Davis, where he was appointed chief resident. Dr. Lizzul earned his B.S. in Biology from Rensselaer Polytechnic Institute, and an M.D., Ph.D. in Molecular Genetics and Microbiology and M.P.H. in Epidemiology/Outcomes from the Rutgers/Robert Wood Johnson Medical School. Dr. Lizzul also earned an M.B.A. in Entrepreneurship from the Rutgers Business School.

Benjamin Stone has served as our Chief Business Officer since prior to the completion of the Spin-Off. He has served as Chief Business Officer of AnaptysBio, Inc. since January 2024. He previously served as SVP, Corporate Development of AnaptysBio, Inc. from May 2022 to December 2023. He was an operating principal at Two River from September 2020 to May 2022, where he co-founded and held interim senior leadership roles in 76Bio and IconoVir Bio. Previously, Mr. Stone led the Corporate Strategy function at Spark Therapeutics from November 2016 to February 2020, through its acquisition by Roche and was a member of the Healthcare Investment Banking Group at Credit Suisse. He earned a B.S. in Finance from the Wharton School of the University of Pennsylvania and a B.A. in International Studies from the University of Pennsylvania.

Non-Employee Directors

Dennis Fenton, Ph.D. has served as a member of our Board since prior to the completion of the Spin-Off. He served as a member on the board of directors of AnaptysBio, Inc. from March 2018 to April 2026. From 1981 to 2008, Dr. Fenton held numerous positions at Amgen, Inc., a biotechnology company, including Executive Vice President from 2000 until 2008, Senior Vice President of Operations from 1995 until 2000 and Senior Vice President of Sales, Marketing and Process Development from 1992 until 1995. Prior to his time at Amgen, Inc., Dr. Fenton served as Senior Research Scientist at Pfizer, Inc., and previously was a research associate and graduate student at Rutgers University. In the past five years, Dr. Fenton previously served on the boards of directors of Sienna Biopharmaceuticals, Inc., Portola Pharmaceuticals, Inc. and Pfenex Inc., a publicly traded company. Dr. Fenton holds a B.S. in Biology from Manhattan College and a Ph.D. in Microbiology from Rutgers University. We believe that Dr. Fenton’s extensive experience in the life sciences industry provides him with the qualifications and skills to serve on our Board.

Rita Jain, M.D. has served as a member of our Board since prior to the completion of the Spin-Off. Dr. Jain served as a member of the board of directors of AnaptysBio, Inc. from April 2023 to April 2026. Dr. Jain is also currently a member of the board of directors of Celldex Therapeutics, Inc. and previously a board member of Provention Bio, Inc. until its acquisition by Sanofi in April 27, 2023. Dr. Jain was also a member of the supervisory board of AM-Pharma B.V. from 2020 until 2023. She previously served on the board of directors of ChemoCentryx, Inc. from 2019 until its acquisition by Amgen in 2022. From 2021 to 2022, Dr. Jain served as Executive Vice President, Chief Medical Officer of ChemoCentryx, Inc. and in 2021 served as Chief Medical Officer of Immunovant, Inc. Additionally, since August 2021, Dr. Jain has served as Chief Executive Officer of Heartwood Biopharma Group, a private consulting group, until September 2023 and currently serves as an independent consultant. From 2017 to 2019, Dr. Jain was Senior Vice President and Chief Medical Officer at Akebia Therapeutics, Inc. From 2013 to 2016, Dr. Jain was a Vice President in Clinical Development at AbbVie Inc., including Vice President of Men’s and Women’s Health and Metabolic Development. Dr. Jain also held various leadership roles at Abbott Laboratories from 2003 through 2012, including as Divisional Vice President of Pain, Respiratory and Metabolic Disease Development. Dr. Jain received her B.S. degree in biology from the Long Island University, and her M.D. from the State University of New York at Stony Brook School of Medicine. We believe that Dr. Jain’s extensive life sciences experience provides her with the qualifications and skills to serve on our Board.

John Orwin has served as Chairman of the Board since prior to the completion of the Spin-Off. He has served as a member of the board of directors and Chairman of the board of AnaptysBio, Inc. since September 2023. Mr. Orwin has been a venture partner at Samsara BioCapital, L.P., a venture capital group, since 2024, and currently serves as the chair of the board of directors of Nested Therapeutics, Inc., a privately held company, serves on the board of directors of Ambrosia Biosciences, Inc., a privately held company, and as executive chairman of the board of directors of Agni Bio, Inc., a privately held company. Mr. Orwin served as the President and Chief Executive Officer of Atreca, Inc. from April 2018 to June 2024. He also has served as a member of the board of directors of CARGO Therapeutics, Inc. since August 2022, and Travere Therapeutics, Inc. since March 2017. He previously served as a member of the boards of directors of Seagen, Inc. from January 2014 until its acquisition by Pfizer Inc. in December 2023 and Array BioPharma, Inc. from November 2012 to July 2019. Mr. Orwin received a B.A. in Economics from Rutgers, The State University of New Jersey and an M.B.A. from New York University. We believe that Mr. Orwin’s extensive industry experience and executive positions at multiple biopharmaceutical companies qualify him to serve on our Board.

J. Anthony Ware, M.D. has served as a member of our Board since prior to the completion of the Spin-Off. Dr. Ware served as a member of the board of directors of AnaptysBio, Inc. from August 2017 to April 2026. From 2001 to January 2018, Dr. Ware held numerous positions at Eli Lilly and Company, a global pharmaceutical company, including Senior Vice President of Product Development of Lilly Bio-Medicines from October 2009 to January 2018 and Interim President of Lilly Bio-Medicines from January 2017 to April 2017. Before joining Eli Lilly and Company, Dr. Ware served as Professor of Medicine and Molecular Pharmacology at Albert Einstein College of Medicine in New York, where he was also Chief of Cardiology at Montefiore Medical Center from 1996 to 2001. Before joining Albert Einstein College of Medicine, Dr. Ware was on the faculty of Harvard Medical School from 1984 to 1996 and served as a senior physician and Director of the Coronary Care Unit at Beth Israel Hospital. Dr. Ware received his B.S. from Washburn University, and his M.D. from the University of Kansas. He completed internships and residency at The University of Texas at Houston and Baylor College of Medicine, where he also served as Chief Resident. He completed fellowships both at Baylor and at Harvard Medical School, and is board certified both in internal medicine and cardiovascular disease. We believe that Dr. Ware’s extensive academic and industry experience and significant knowledge of scientific matters provide him with the qualifications and skills to serve on our Board.

Magda Marquet, Ph.D. has served as a member of our Board since prior to the completion of the Spin-Off. Dr. Marquet served as a member of the board of directors of AnaptysBio, Inc. from January 2021 to April 2026. As a former founder and Chief Executive Officer of Altea Technologies, Dr. Marquet holds a Ph.D. in Biochemical Engineering from INSA/University of Toulouse, France. She has received numerous prestigious awards throughout her career including the 2005 Regional Ernst & Young Entrepreneur of the Year award in the Life Sciences category, the Athena Pinnacle award, the Director of the Year award (Corporate Governance) from the Corporate Directors Forum and has been inducted into the CONNECT Entrepreneur Hall of Fame. Dr. Marquet currently serves on the boards of directors of Arcturus Therapeutics Holdings, Inc., Transcode Therapeutics, Inc., and chairs its compensation committee and is a member of its audit committee, and Immix Biopharma, Inc., and serves as the chair of its compensation committee. In the last five years, Dr. Marquet also served on the board of directors of Pfenex, Inc., a publicly traded company, until its acquisition by Ligand Pharmaceuticals. We believe Dr. Marquet’s broad operational, fundraising expertise including venture, private equity and venture debt, as well as her expertise in M&A, global commercial development, regulatory strategies and building a winning culture of innovation and strategic growth provides her with the qualifications and skills to serve our Board.

John P. Schmid has served as a member of our Board since prior to the completion of the Spin-Off. Mr. Schmid has served as a member of the board of directors of AnaptysBio, Inc. since June 2015. Mr. Schmid served as Chief Financial Officer of Auspex Pharmaceuticals, Inc. from September 2013 to June 2015. Before joining Auspex Pharmaceuticals, Mr. Schmid co-founded Trius Therapeutics, a publicly traded biopharmaceutical company, where he served as the Chief Financial Officer from June 2004 until its merger with Cubist Pharmaceuticals, Inc., in September 2013. Before he joined Trius Therapeutics, Mr. Schmid served as the Chief Financial Officer at GeneFormatics, Inc., a private biotechnology company, from 1998 to 2003, and at Endonetics, a private medical device company, from 1995 to 1998. Mr. Schmid currently serves as a member of the board of directors of the publicly traded company Design Therapeutics Inc., a pharmaceutical company, and Bright Peak Therapeutics, a private biotechnology company. In the last five years, Mr. Schmid has previously served on the boards of directors of Helix Acquisition Corp. and Helix Acquisition Corp. II, both special purpose acquisition companies, Neos Therapeutics, Poseida Therapeutics, Inc., and Xeris Pharmaceuticals, all pharmaceutical companies. Mr. Schmid received his M.B.A. from the University of San Diego and his B.A. from Wesleyan University. We believe that Mr. Schmid’s extensive industry experience and executive positions at multiple biopharmaceutical companies qualify him to serve on our Board.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers prior to the completion of the Spin-Off. The full text of our Code of Conduct and Ethics is posted on the investor relations section of our website www.firsttracksbio.com. Any amendments to certain provisions of our Code of Conduct and Ethics, or waivers of these provisions, will be disclosed on our website at the above referenced address. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at www.firsttracksbio.com. Any amendments to certain provisions of our Corporate Governance Guidelines, or waivers of these provisions, will be disclosed on our website at the above referenced address. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Board Composition

Our business and affairs are organized under the direction of our Board. The Board consists of seven directors. The positions of Chief Executive Officer and Chairman of our Board are held by two different individuals. Daniel Faga serves as our President and Chief Executive Officer. John Orwin serves as Chairman of our Board. This separated structure allows our Chief Executive Officer to focus on our day-to-day business while our Chairman leads our Board in its fundamental role of providing advice to, and independent oversight of, management. Such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the Board and strengthens the independence of the Board from management.

Board’s Role in Risk Oversight

We believe that open communication between management and the Board is essential for effective risk management and oversight. Our Board will meet with our Chief Executive Officer and other members of the senior management team at quarterly Board meetings, where, among other topics, they will discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our Board is ultimately responsible for risk oversight, our board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of cybersecurity assessment and internal control over financial reporting and disclosure controls and procedures. The compensation committee assists our Board in assessing risks created by the incentives inherent in our compensation policies. The nominating and corporate governance committee assists our Board in fulfilling its oversight responsibilities with respect to the management of corporate, legal and regulatory risk.

Cybersecurity Risk Oversight

Securing the information of participants in our studies, medical professionals, team members, and other third parties is important to us. Moreover, our Board recognizes the critical importance of maintaining the trust and confidence of our investors, business partners and employees. We have adopted physical, technological, and administrative controls on data security, and have a defined procedure for data incident detection, containment, response, and remediation. While everyone at our company plays a part in managing these risks, oversight responsibility is shared by our Board, our audit committee, and management.

Classified Board of Directors

Our board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be subject to re-election for a three-year term. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Dr. Fenton and Dr. Marquet and their terms will expire at the annual meeting of stockholders to be held in 2027;

•	the Class II directors are Dr. Jain and Mr. Orwin and Dr. Ware and their terms will expire at the annual meeting of stockholders to be held in 2028; and

•	the Class III directors are Mr. Faga and Mr. Schmid and their terms will expire at the annual meeting of stockholders to be held in 2029.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our amended and restated certificate of incorporation and bylaws authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class consists of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See “Description of Capital Stock—Anti-Takeover Provisions—Amended and Restated Certificate of Incorporation and Bylaw Provisions.”

Director Independence

Under the rules of the Exchange, independent directors must comprise a majority of a listed company’s Board within a specified period of the closing of the Spin-Off. In addition, the rules of the Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Additionally, compensation committee members must not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

We have undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that Dennis Fenton, Ph.D., Rita Jain, M.D., Magda Marquet, Ph.D., John P. Schmid, John Orwin and J. Anthony Ware, M.D., representing six of our seven directors, are “independent directors” as defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of the Exchange. Mr. Faga is not independent given his role as our President and Chief Executive Officer. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

Committees of our Board of Directors

Our Board has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each committee operates under a charter provided by our Board. Copies of each committee’s charter are posted on the investor relations section of our website.

Audit Committee

The members of the audit committee are Dr. Marquet, Mr. Schmid and Dr. Ware. Mr. Schmid is the chairperson of our audit committee. Dr. Marquet, Mr. Schmid and Dr. Ware each meet the requirements for independence under the current Exchange listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our Board determined that Mr. Schmid is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our Board. Our audit committee is responsible for, among other things:

•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	reviewing and approving related person transactions;

•	selecting and hiring our registered independent public accounting firm;

•	overseeing our cybersecurity risk management process;

•	assisting the Board with risk assessment and management;

•	the qualifications, independence and performance of our independent auditors; and

•	the preparation of the audit committee report to be included in our annual proxy statement.

Compensation Committee

The members of our compensation committee are Dr. Fenton, Dr. Jain and Mr. Schmid. Dr. Fenton is the chairperson of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current Exchange listing standards and SEC rules and regulations. Each member of this committee is (i) an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

•	evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;

•	administering our cash-based and equity-based compensation plans;

•	making recommendations to our Board regarding any other board of director responsibilities relating to executive compensation;

•	reviewing our compensation policies for elements of risk;

•	reviewing and discussing with management the disclosures contained under the caption “Executive Compensation” for use in our annual proxy statement, if required; and

•	performing the other responsibilities set forth in its charter as in effect from time to time.

Our compensation committee plans to retain an independent compensation consultant, Alpine Rewards, to assist in structuring our executive officer and director compensation on an ongoing basis.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Mr. Orwin and Dr. Marquet. Mr. Orwin will be the chairperson of our nominating and corporate governance committee. The composition of our nominating and corporate governance committee meets the requirements for independence under the current Exchange listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, considering and recommending candidates for membership on our Board;

•	developing and recommending corporate governance guidelines and policies;

•	overseeing the process of evaluating the performance of our Board; and

•	advising our Board on other corporate governance matters.

Insider Trading Policy

We adopted an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities that applies to all of our personnel, including directors, officers, employees, and other covered persons. The Insider Trading Policy also provides that we will not transact in our own securities unless in compliance with U.S. federal and state securities laws. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the Exchange listing standards.

Compensation Committee Interlocks and Insider Participation

We did not have a compensation committee during the last completed fiscal year. Compensation of our executive officers during the last completed fiscal year was determined by the board of directors of AnaptysBio, Inc. None of our executive officers has served as a member of the board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or compensation committee during the year ended December 31, 2025.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis—Introduction

As a newly formed entity, we did not have any executive officers or pay any compensation during the year ended December 31, 2025. Our named executive officers continued to serve as executive officers of AnaptysBio, Inc. prior to the Spin-Off and decisions regarding the compensation of our named executive officers prior to the Spin-Off were made by the compensation committee of the AnaptysBio, Inc.’s board of directors. The following disclosure concerns compensation paid or earned by our named executive officers from AnaptysBio, Inc., which may be directly relevant or indicative of the compensation such officers will receive as our named executive officers. Our named executive officers include our principal executive officer and our next most highly compensated executive officer based on compensation from AnaptysBio, Inc., as well as Ajim Tamboli, who was appointed as our Chief Financial Officer effective as of the Spin-Off (and, as such, Mr. Tamboli’s compensation is not included in the Summary Compensation Table as he was not employed by AnaptysBio, Inc):

•	Daniel Faga, President, Chief Executive Officer and Director;

•	Paul Lizzul, Chief Medical Officer; and

•	Ajim Tamboli, Chief Financial Officer.

Compensation Program Design Following the Spin-Off

We are in the process of developing an initial executive compensation program in order to attract and retain talented executives and other key employees to lead us as a stand-alone public company. Prior to the Spin-Off, the AnaptysBio, Inc. compensation committee made certain decisions regarding our compensation program design and the AnaptysBio, Inc. compensation committee took certain actions regarding our executive compensation arrangements following the Spin-Off.

In connection with the Spin-Off, our Board formed our compensation committee. Our compensation committee established the objectives and principles for our executive compensation program and made additional compensation decisions and actions, including ratifying or modifying our executive compensation arrangements with our named executive officers. The objectives and principles established by our compensation committee were similar to the objectives and principles that AnaptysBio, Inc. maintained for its executive compensation program in fiscal 2025, as described in this Compensation Discussion and Analysis. Specifically, we adopted the 2026 Plan and the 2026 First Tracks Biotherapeutics Employee Stock Purchase Plan, each has been filed as an exhibit to the registration statement on Form S-1 of which this prospectus forms a part. However, our compensation committee reviewed the impact of our separation from AnaptysBio, Inc. and all aspects of compensation and made any appropriate adjustments to our compensation programs and practices.

Summary Compensation Table

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to our named executive officers by AnaptysBio, Inc. during the fiscal years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Stock Award(1) ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Daniel Faga	2025	706,011	1,592,001		3,345,653	465,968	24,310		6,133,943

President, Chief Executive Officer and Director	2024	685,448	6,889,127	(3)	5,723,455	308,452	23,810	(4)	13,630,292

Paul Lizzul	2025	545,754	505,703		1,064,476	221,031	28,413		2,365,377

Chief Medical Officer	2024	529,859	2,128,976	(5)	1,741,973	158,958	23,742	(6)	4,583,508

(1)

The amounts reported in the Option Awards and Stock Awards columns represent the grant date fair value of the stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted to the named executive officers by AnaptysBio, Inc. during the years ended December 31, 2025 and 2024 as computed in accordance with ASC Topic 718. The grant date fair value of the 2024 PSUs is estimated based upon the expected achievement of the performance metric specified in the PSU Agreement, using a Monte Carlo simulation. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 8 to AnaptysBio, Inc.’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 27, 2025. Note that the amounts reported in these columns reflect the accounting cost for these stock options, RSUs and PSUs, and do not correspond to the actual economic value that may be received by the named executive officers from such awards.

(2)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the annual cash bonuses paid under AnaptysBio, Inc.’s annual cash bonus plan as described in the “—AnaptysBio, Inc.’s Non-Equity Incentive Plan” section below.

(3)

In addition to time-vesting RSUs, includes $3,949,862 related to PSUs granted to Mr. Faga during the year ended December 31, 2024, contingent on AnaptysBio, Inc. achieving a $50, $75 and $100 share price.

(4)	Includes 401(k) matching contributions and group term life insurance premiums paid by AnaptysBio, Inc. on behalf of Mr. Faga.
(5)

In addition to time-vesting RSUs, includes $1,234,334 related to PSUs granted to Dr. Lizzul during the year ended December 31, 2024, contingent on AnaptysBio, Inc. achieving a $50, $75 and $100 share price.

(6)	Reflects 401(k) matching contributions and group term life insurance premiums paid by AnaptysBio, Inc. on behalf of Dr. Lizzul.

Narrative Disclosure to Summary Compensation Table

Employment Agreements and Offer Letters

We have entered into executive employment agreements with each of our named executive officers. The material terms of such agreements are described below. Except as noted below, these executive employment agreements provide for “at will” employment.

Mr. Faga’s Employment Agreement

Pursuant to an employment agreement, effective as of April 20, 2026 (the “Faga Employment Agreement,” which amends, restates and supersedes Mr. Faga’s previous employment agreement effective August 3, 2023), Mr. Faga serves as our President and Chief Executive Officer. The Faga Employment Agreement sets forth the principal terms and conditions of his employment as our President and Chief Executive Officer, including his annual base salary and discretionary cash bonus opportunity, which bonus may be earned based upon the achievement of specified performance goals (and which will be prorated for his partial year of service). Mr. Faga’s employment is at-will and may be terminated at any time, with or without cause. However, pursuant to the terms of the Faga Employment Agreement, Mr. Faga will be entitled to severance benefits upon a qualifying termination of employment as described in “—Potential Payments upon Termination or Change in Control” below.

Dr. Lizzul’s Employment Agreement

Pursuant to an employment agreement effective as of April 20, 2026 (the “Lizzul Employment Agreement,” which amends, restates and supersedes Dr. Lizzul’s previous employment agreement effective as of July 31, 2020), Dr. Lizzul serves as our Chief Medical Officer. The Lizzul Employment Agreement sets forth the principal terms and conditions of his employment, including his annual base salary, subject to periodic review and an annual discretionary cash bonus opportunity, which bonus may be earned based upon the achievement of specified performance goals. Dr. Lizzul’s employment is at will and may be terminated at any time, with or without cause. However, pursuant to the terms of the Lizzul Employment Agreement, Dr. Lizzul will be entitled to severance benefits upon a qualifying termination of employment as described in “—Potential Payments upon Termination or Change in Control” below.

Mr. Tamboli’s Employment Agreement

Pursuant to an employment agreement effective as of April 20, 2026 (the “Tamboli Employment Agreement”), Mr. Tamboli serves as First Tracks Biotherapeutics’ Chief Financial Officer. The Tamboli Employment Agreement sets forth the principal terms and conditions of his employment, including his annual base salary, subject to periodic review and an initial annual target cash bonus opportunity, which bonus may be earned based upon the achievement of specified performance goals. Mr. Tamboli’s employment is at will and may be terminated at any time, with or without cause. However, pursuant to the terms of the Tamboli Employment Agreement, Mr. Tamboli will be entitled to severance benefits upon a qualifying termination of employment as described in “—Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Termination

Pursuant to the Faga Employment Agreement, the Lizzul Employment Agreement and the Tamboli Employment Agreement, in the event that Mr. Faga, Dr. Lizzul or Mr. Tamboli is terminated without “cause” or resigns for “good reason” (each as defined in the applicable employment agreement), provided that each delivers a signed settlement and general release in our favor and satisfies all conditions to make such release effective, (i) in the case of Mr. Faga, he will receive continued severance payments for 12 months, and in the case of Dr. Lizzul and Mr. Tamboli nine months, (ii) and if each elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), we will pay directly to the insurance provider the monthly premium for such continuation coverage for each officer and his family, for 12 months, in the case of Mr. Faga, and nine months, in the case of Dr. Lizzul and Mr. Tamboli, or such earlier date on which coverage with a new employer is obtained and (iii) in the case of Mr. Faga, 12 months’ accelerated vesting of his AnaptysBio, Inc.’s (or First Tracks Biotherapeutics, as applicable) equity awards, with any performance-based awards vesting at target.

Change in Control

Pursuant to the Faga Employment Agreement, if we experience a change of control and Mr. Faga is terminated without “cause” or resigns for “good reason” (each as defined in the Faga Employment Agreement) upon the occurrence of, or within 13 months following, such change of control, and provided that Mr. Faga delivers a signed settlement and general release in our favor and satisfies all conditions to make such release effective, (i) Mr. Faga will receive the continued severance payments and COBRA premiums described above for eighteen months, (ii) a bonus payment equal to his target bonus payment for the year, (iii) a prorated bonus of his actual bonus for the applicable year of termination, and (iv) all of Mr. Faga’s equity awards with respect to our common stock and AnaptysBio, Inc. common stock will vest in full, with any performance-based awards vesting at target.

Pursuant to the Lizzul Employment Agreement and the Tamboli Employment Agreement, if we experience a change in control and Dr. Lizzul or Mr. Tamboli is terminated without “cause” or resigns for “good reason” (as defined in the applicable employment agreement) upon the occurrence of, or within 13 months following, such change of control, and provided that each delivers a signed settlement and general release in our favor and satisfies all conditions to make such release effective, (i) Dr. Lizzul and Mr. Tamboli will receive the severance payments and COBRA premiums described above for 12 months, (ii) Dr. Lizzul’s and Mr. Tamboli’s unvested equity awards with respect to our common stock and, in the case of Dr. Lizzul, AnaptysBio, Inc. common stock will vest in full, with any performance-based awards vesting at target and (iii) Dr. Lizzul and Mr. Tamboli will receive the full payment of such executive’s target bonus and a prorated payment of such executive’s actual bonus for the applicable year of termination.

Outstanding Equity Awards as of December 31, 2025

The following table presents, for each of our named executive officers, information regarding outstanding AnaptysBio, Inc.’s stock options, RSUs and PSUs held as of December 31, 2025:

	Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Daniel Faga(3)	11/26/2021	2,321	—	31.12	11/25/2031
	11/26/2021	11,000	—	31.12	11/25/2031
	02/10/2022	9,200	—	30.44	02/09/2032
	01/06/2023	142,115	52,785	23.23	01/05/2033
	01/03/2024	181,901	197,719	21.19	01/02/2034
	01/07/2025	—	305,500	14.83	01/06/2035
Paul Lizzul(4)	07/30/2020	83,500	—	18.50	07/29/2030
	02/10/2021	45,000	—	29.70	02/09/2031
	02/10/2021	10,000	—	29.70	02/09/2031
	02/10/2022	67,083	2,917	30.44	02/09/2032
	12/15/2022	15,000	—	28.64	12/14/2032
	01/06/2023	48,905	18,165	23.23	01/05/2033
	01/03/2024	55,363	60,177	21.19	01/02/2034
	01/07/2025	—	97,200	14.83	01/06/2035

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Daniel Faga(3)	01/06/2023	35,700	1,730,736
	01/03/2024	104,032	5,043,471
	07/22/2024			160,000	7,756,800
	01/07/2025	107,350	5,204,328
Paul Lizzul(4)	01/06/2023	12,290	595,819
	01/03/2024	31,665	1,535,119
	07/22/2024			50,000	2,424,000
	01/07/2025	34,100	1,653,168

(1)

Except where otherwise noted, the underlying shares of each option vest over four years, with 1/4 of the underlying shares vesting on the first calendar anniversary of the grant date and, thereafter, 1/48 of the underlying shares vest on the same day of each succeeding calendar month, subject to the optionee’s employment with AnaptysBio, Inc. through each applicable vesting date, such that 100% of the underlying shares will have vested on the fourth calendar anniversary of the grant date.

(2)	Based on the closing price of AnaptysBio, Inc.’s common stock on December 31, 2025, the last trading date of 2025, of $48.48.
(3)

The options vest as to their underlying shares as follows: (i) the shares underlying the 2,321 options granted on November 26, 2021 have fully vested; (ii) the 11,000 shares underlying the option granted on November 26, 2021 have fully vested; (iii) the 9,200 shares underlying the option granted on February 10, 2022 have fully vested; (iv) of the 194,900 shares underlying the option granted on January 6, 2023, 1/4 vested on January 6, 2024, and 1/48 vest on the sixth of each succeeding calendar month, starting February 6, 2024; (v) of the shares underlying the 71,400 RSUs granted on January 6, 2023, 1/4 vested on January 6, 2024 and 1/4 vest annually thereafter; (vi) of the 379,620 shares underlying the option granted on January 3, 2024, 1/4 vested on January 3, 2025 and 1/48 vest on the third of each succeeding calendar month, starting February 3, 2025; (vii) of the shares underlying the 138,710 RSUs granted on January 3, 2024, 1/4 vested on January 3, 2025 and 1/4 vest annually thereafter; (viii) of the shares underlying the 160,000 PSUs granted on July 22, 2024, 50% will vest on the later of the one-year anniversary of the achievement of the applicable performance metric or July 1, 2026 and 50% will vest on the two-year anniversary of the achievement of the applicable performance metric (but no later than July 1, 2028); (ix) of the 305,500 shares underlying the option granted on January 7, 2025, 1/4 vested on January 7, 2026 and 1/48 will vest on the seventh day of each succeeding calendar month, starting February 7, 2026; and (x) of the shares underlying the 107,350 RSUs granted on January 7, 2025, 1/4 vested on January 7, 2026 and 1/4 vest annually thereafter. If we experience a change in control and Mr. Faga experiences a qualifying termination, Mr. Faga is eligible for certain accelerated vesting as described above under “—Potential Payments upon Termination or Change in Control.”
(4)

The options vest as to their underlying shares as follows: (i) the shares underlying the 10,000 options granted on February 10, 2021 have fully vested; (ii) the 83,500 shares underlying the option granted on July 30, 2020 have fully vested; (iii) of the 45,000 shares underlying one of the options granted on February 10, 2021, 1/4 vested on February 10, 2022, and 1/48 vest on the tenth day of each succeeding calendar month, starting March 10, 2022; (iv) of the 70,000 shares underlying the options granted on February 10, 2022, 1/4 vested on February 10, 2023, and 1/48 vest on the tenth day of each succeeding calendar month, starting March 10, 2023; (v) 15,000 shares underlying one of the options granted on December 15, 2022 vested upon achievement of certain performance conditions; (vi) of the 67,070 shares underlying the option granted on January 6, 2023, 1/4 vested on January 6, 2024, and 1/48 vest on the sixth of each succeeding calendar month, starting February 6, 2024; (vii) of the shares underlying the 24,580 RSUs granted on January 6, 2023, 1/4 vested on January 6, 2024 and 1/4 vest annually thereafter; (viii) of the 115,540 shares underlying the option granted on January 3, 2024, 1/4 vested on January 3, 2025 and 1/48 will vest on the third day of each succeeding calendar month, starting February 3, 2025; (ix) of the shares underlying the 42,220 RSUs granted on January 3, 2024, 1/4 vested on January 3, 2025 and 1/4 vest annually thereafter; (x) the shares underlying the 50,000 PSUs granted on July 22, 2024, 50% will vest on the later of the one-year anniversary of the achievement of the applicable performance metric or July 1, 2026 and 50% will vest on the two-year anniversary of the achievement of the applicable performance metric (but no later than July 1, 2028); (xi) of the 97,200 shares underlying the option granted on January 7, 2025, 1/4 vested on January 7, 2026 and 1/48 will vest on the seventh day of each succeeding calendar month, starting February 6, 2026; and (xii) of the shares underlying the 34,100 RSUs granted on January 7, 2025, 1/4 vested on January 7, 2026 and 1/4 vest annually thereafter. If AnaptysBio, Inc. experiences a change in control and Dr. Lizzul experiences a qualifying termination, Dr. Lizzul is eligible for certain accelerated vesting as described above under “—Potential Payments upon Termination or Change in Control.”

Treatment of Outstanding Equity Awards in Connection with the Spin-Off

AnaptysBio, Inc. Options

AnaptysBio, Inc. had previously issued options to purchase its common stock. In connection with the Spin-Off, each AnaptysBio, Inc. option became two options: one was an option to acquire AnaptysBio, Inc. common stock and one an option to acquire First Tracks Biotherapeutics common stock. The options with respect to First Tracks Biotherapeutics common stock were issued under the 2026 Plan and each awarded option was subject to substantially similar conditions and restrictions as the AnaptysBio, Inc. award, including with respect to vesting, except that references to AnaptysBio, Inc. were adjusted to refer to First Tracks Biotherapeutics. The number of AnaptysBio, Inc. options remained the same and the number of First Tracks Biotherapeutics options are equal to the current number of AnaptysBio, Inc. options multiplied by the distribution ratio. The prior exercise price was allocated between the existing AnaptysBio, Inc. options and the new First Tracks Biotherapeutics options based upon the first closing price of each of the AnaptysBio, Inc. common stock and First Tracks Biotherapeutics common stock, in each case, in connection with the Spin-Off. The AnaptysBio, Inc. options and the new First Tracks Biotherapeutics options were not exercisable during a period beginning on a date prior to the Spin-Off determined by AnaptysBio, Inc. in its sole discretion, and continuing until the exercise prices of the AnaptysBio, Inc. options and the new First Tracks Biotherapeutics options were determined after the Spin-Off. Other than the split of the AnaptysBio, Inc. options and the allocation of the existing exercise price, upon issuance of the new options there was no additional adjustment to the existing AnaptysBio, Inc. options in connection with the Spin-Off and the terms of each employee’s applicable AnaptysBio, Inc. award agreement continue to govern the AnaptysBio, Inc. options.

AnaptysBio, Inc. Restricted Stock Units

AnaptysBio, Inc. had previously issued restricted stock units to its employees and directors, which represent unfunded, unsecured rights to receive shares of AnaptysBio, Inc. common stock at a future date specified in the applicable award agreement. In connection with the Spin-Off, each holder of a restricted stock unit received one First Tracks Biotherapeutics restricted stock unit in respect of every one AnaptysBio, Inc. restricted stock unit owned on the record date, adjusted to take into account the distribution ratio, and continued to be entitled to a share of AnaptysBio, Inc. common stock for each AnaptysBio, Inc. restricted stock unit in accordance with the AnaptysBio, Inc. award agreement. Each First Tracks Biotherapeutics restricted stock unit was issued under the 2026 Plan and is subject to substantially similar conditions and restrictions as the AnaptysBio, Inc. award, including with respect to vesting, except that references to AnaptysBio, Inc. were adjusted to refer to First Tracks Biotherapeutics. Except as described above, there was no adjustment to the existing AnaptysBio, Inc. restricted stock units in connection with the Spin-Off and the terms of each employee’s applicable award agreement continued to govern the AnaptysBio, Inc. award.

AnaptysBio, Inc. Performance Stock Units

AnaptysBio, Inc. had previously issued performance stock units to its employees, which represent unfunded, unsecured rights to receive shares of AnaptysBio, Inc. common stock at a future date upon the satisfaction of the conditions specified by the applicable award agreement. In connection with the Spin-Off, AnaptysBio, Inc. performance stock units related to the $75 and $100 stock hurdles were cancelled and holders thereof were granted equivalent replacement performance stock units with respect to First Tracks Biotherapeutics common stock. Each replacement award covered a number of performance stock units of First Tracks Biotherapeutics common stock with a value equal to the value of AnaptysBio, Inc. common stock covered by the cancelled award, rounded down to the nearest share. The replacement awards are subject to substantially equivalent conditions and restrictions as the AnaptysBio, Inc. cancelled performance stock units, except that the stock-price hurdles therein were equitably adjusted such that each hurdle retains the same ratio from the First Tracks Biotherapeutics stock price following the Spin-Off as related to the AnaptysBio, Inc. stock price prior to the Spin-Off, and, following the Spin-Off, performance is based on the First Tracks Biotherapeutics stock price.

Additional Terms and Conditions

With respect to all outstanding AnaptysBio, Inc. awards (and First Tracks Biotherapeutics awards issued in connection with such awards) holders of such awards continue to vest so long as they remain employed by First Tracks Biotherapeutics, AnaptysBio, Inc. or affiliates of either entity.

The occurrence of the Spin-Off was not a “change in control” for AnaptysBio, Inc. or First Tracks Biotherapeutics. Upon a “change in control” of AnaptysBio, Inc. (as defined in AnaptysBio, Inc.’s equity plan) following the Spin-Off, all then-outstanding AnaptysBio, Inc. equity awards will accelerate and vest. For the avoidance of doubt, the corresponding First Tracks Biotherapeutics equity awards will not accelerate and vest upon the occurrence of a change in control of AnaptysBio, Inc. following the Spin-Off.

If AnaptysBio, Inc. declares any cash dividend following the Spin-Off, all holders of AnaptysBio, Inc. restricted stock units will be entitled to a cash payment equal to the value of such dividend one year following the dividend payment date and subject to continued employment at AnaptysBio, Inc. or First Tracks Biotherapeutics (as applicable). If AnaptysBio, Inc. declares an extraordinary cash dividend following the Spin-Off, all holders of AnaptysBio, Inc. options will have the exercise price of their AnaptysBio, Inc. option reduced by the value of such dividend, but not below 25% of the price of AnaptysBio, Inc. common stock following such extraordinary dividend. If the dividend value is greater than the option exercise price reduction, each applicable option holder will also be entitled to a cash payment equal to the difference between the dividend payment value and the exercise price reduction payable (i) for vested options, as soon as reasonably practicable following the dividend date and (ii) for unvested options, one year following the dividend payment date and subject to continued employment at AnaptysBio, Inc. or First Tracks Biotherapeutics (as applicable). If the AnaptysBio, Inc. restricted stock unit or option holder is terminated without “cause” (as defined in the applicable equity award agreement) after the dividend is declared but before any applicable cash payment is made, such payment will be accelerated and paid on the termination date.

AnaptysBio, Inc.’s Non-Equity Incentive Plan

Participants in AnaptysBio, Inc.’s 2025 Cash Bonus Plan were eligible to receive a bonus payment based upon the attainment of one or more corporate performance goals that were selected and approved by AnaptysBio, Inc.’s compensation committee and which related to financial and operational metrics that were important to AnaptysBio, Inc. The corporate performance component of the 2025 Cash Bonus Plan was to be funded based on AnaptysBio, Inc.’s actual results for the year as evaluated against these performance goals and an individual component that together account for 100% of the named executive officers total bonus opportunity.

In December 2024, AnaptysBio, Inc.’s board of directors approved corporate performance goals in each of the following categories for purposes of the 2025 Cash Bonus Plan:

i. Rosnilimab rheumatoid arthritis—(a) Read out rheumatoid arthritis Phase 2b top-line results in the first quarter of 2025 and (b) Enable Phase 3 development plan;

ii. Rosnilimab ulcerative colitis (“UC”)—(a) Read out UC Phase 2 top-line results by the fourth quarter of 2025 and (b) Enable Phase 3 development plan;

iii. Early Portfolio and Expansion—(a) ANB033: on track to read out top-line P1b results in celiac disease in 2026; (b) ANB101: on track for Phase 1 results in 2026; (c) conduct certain business development activities;

iv. Capitalization—Manage operating expenses within approved budget, extend cash runway, conduct certain business development activities; and

v. Organizational Talent and Culture—Retain, develop and recruit leadership to support future growth expectations and ensure consistent company culture, vision and values.

Each corporate performance goal was evaluated and selected according to AnaptysBio, Inc.’s compensation committee’s assessment of its relative importance to the execution of the annual business plan. AnaptysBio, Inc.’s primary focus was on clinical development and research programs, as they are key drivers of their business. The remainder of the bonus opportunity was allocated to managing operations such as finance, retaining, developing and recruiting leadership to support future growth, and ensuring consistent company culture, which are also necessary for the execution of AnaptysBio Inc.’s business plan.

For purposes of the 2025 Cash Bonus Plan, AnaptysBio, Inc.’s compensation committee reserved the discretion to consider the level of achievement of a particular performance goal, or other corporate achievements during 2025 when determining the actual funding level for this component of the plan. This discretion enables AnaptysBio, Inc.’s executive officers to focus on the pre-established corporate goals, while also providing flexibility for AnaptysBio, Inc.’s executive officers to be nimble in responding to new developments and setbacks, which is necessary for the execution of AnaptysBio, Inc.’s business plan.

In December 2025, AnaptysBio, Inc.’s compensation committee reviewed performance against the corporate goals. AnaptysBio, Inc.’s compensation committee recognized the effective execution and significant progress made on certain critical business goals, including the advancement of clinical programs and the achievement of internal research goals and those related to AnaptysBio, Inc.’s partnered programs; however, AnaptysBio, Inc.’s compensation committee also acknowledged the achievement of other corporate goals including positive stockholder return in 2025. Accordingly, AnaptysBio, Inc.’s compensation committee recommended and their board determined that the corporate goals were achieved at 110% of target.

First Tracks Biotherapeutics’ Equity Compensation Plan Information

First Tracks Biotherapeutics 2026 Equity Incentive Plan

The 2026 Plan, which our named executive officers are eligible to participate in, has been filed as an exhibit to the registration statement on Form S-1 of which this prospectus forms a part.

Share Awards. The 2026 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based share awards and other forms of equity compensation, which First Tracks Biotherapeutics refers to collectively as share awards. Additionally, the 2026 Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants of First Tracks Biotherapeutics and its affiliates.

Share Reserve. At all times First Tracks Biotherapeutics shall reserve and keep available a sufficient number of shares as shall be required to satisfy the requirements of all outstanding awards granted under the 2026 Plan. The 2026 Plan authorizes for issuance up to 4,169,861 shares of First Tracks Biotherapeutics’ common shares, and the share reserve increases automatically on January 1 of each of 2027 through 2036 by the lesser of (i) such number of shares equal to 5% of the sum of the total number of outstanding shares of all classes of First Tracks Biotherapeutics’ common stock plus the total number of shares of First Tracks Biotherapeutics’ common stock subject to pre-funded warrants (if any) and the total number of shares of First Tracks Biotherapeutics’ common stock issuable upon conversion of any preferred stock (if any), in each case as of the immediately preceding December 31st or (ii) such other number of shares determined by the First Tracks Biotherapeutics board of directors or compensation committee.

Reversion of Shares. If a share award granted under the 2026 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the common shares not acquired pursuant to the share award again will become available for subsequent issuance under the 2026 Plan. In addition, the following types of shares under the 2026 Plan may become available for the grant of new share awards under the 2026 Plan: (1) common shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) common shares withheld or reacquired to satisfy income or employment withholding taxes; or (3) common shares used to pay the exercise or purchase price of a share award.

Administration. First Tracks Biotherapeutics’ compensation committee, or the board acting as the compensation committee, has the authority to administer the 2026 Plan. First Tracks Biotherapeutics’ compensation committee determines recipients, dates of grant, the numbers and types of awards to be granted and the terms and conditions of the awards, including the period of their exercisability and vesting schedule applicable to an award. First Tracks Biotherapeutics’ compensation committee determines the exercise price, strike price or purchase price of awards granted, facilitates compliance with local law relating to tax treatment, and the types of consideration to be paid for the award. First Tracks Biotherapeutics’ compensation committee has the authority to modify outstanding awards under the 2026 Plan, including exercising discretion with respect to any performance awards.

Stock Options. ISOs and NSOs may also be granted pursuant to stock option agreements adopted by the First Tracks Biotherapeutics’ compensation committee. First Tracks Biotherapeutics’ compensation committee determines the exercise price for a stock option, within the terms and conditions of the 2026 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common shares on the date of grant. Options granted under the 2026 Plan vest at the rate specified by First Tracks Biotherapeutics’ compensation committee.

The First Tracks Biotherapeutics’ compensation committee determines the term of stock options granted under the 2026 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with First Tracks Biotherapeutics, or any of its affiliates, ceases (i) for any reason other than cause, disability or death, the optionholder may generally exercise any vested options for a period of six months following the cessation of service with First Tracks Biotherapeutics, (ii) due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months, or (iii) for cause, the optionholder’s options (whether vested or unvested) will generally expire at such time. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common shares issued upon the exercise of a stock option is determined by the First Tracks Biotherapeutics compensation committee and may include (1) cash, check, or bank draft, (2) a broker-assisted cashless exercise, (3) the tender of common shares previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) waiver of compensation or other indebtedness, and (6) other legal consideration approved by the compensation committee.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of First Tracks Biotherapeutics’ common shares with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our share plans and the share plans of any of our affiliates may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own shares possessing more than 10% of First Tracks Biotherapeutics’ total combined voting power or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the shares subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the First Tracks Biotherapeutics compensation committee. A restricted stock award may be transferred only upon such terms and conditions as set by the First Tracks Biotherapeutics compensation committee. Except as otherwise provided in the applicable award agreement, restricted stocks that have not vested will be forfeited upon the participant’s cessation of continuous service with First Tracks Biotherapeutics for any reason.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the First Tracks Biotherapeutics compensation committee. A restricted stock unit award may be settled by cash, delivery of shares, a combination of cash and shares as deemed appropriate by the First Tracks Biotherapeutics compensation committee, or in any other form of consideration set forth in the restricted stock unit award agreement. The First Tracks Biotherapeutics compensation committee determines the terms of any restricted stock unit award provided that no restricted stock unit award will have a term of longer than 10 years. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service with First Tracks Biotherapeutics for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the First Tracks Biotherapeutics compensation committee. The First Tracks Biotherapeutics compensation committee determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of First Tracks Biotherapeutics’ common shares on the date of grant. Upon the exercise of a stock appreciation right, First Tracks Biotherapeutics will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of First Tracks Biotherapeutics common shares on the date of exercise over the strike price, multiplied by (2) the number of common shares with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2026 Plan vests at the rate specified in the stock appreciation right agreement as determined by the First Tracks Biotherapeutics compensation committee. The First Tracks Biotherapeutics compensation committee determines the term of stock appreciation rights granted under the 2026 Plan, up to a maximum of 10 years. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2026 Plan permits the grant of performance-based share and cash awards, the payment of which are contingent upon the attainment of certain performance goals established by First Tracks Biotherapeutics’ compensation committee. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award. Except as otherwise provided in the applicable award agreement, performance awards that have not vested will be forfeited upon the participant’s cessation of continuous service with First Tracks Biotherapeutics for any reason.

Changes to Capital Structure. In the event that First Tracks Biotherapeutics’ capital structure is changed by a stock dividend, extraordinary dividends or distributions (whether in cash, shares or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in the capital structure of First Tracks Biotherapeutics, without consideration, then appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2026 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs, (4) the class and maximum number of shares subject to share awards that can be granted in a calendar year and (5) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding share awards.

Corporate Transactions. In the event of a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of our assets or a dissolution or liquidation, outstanding awards shall be subject to the agreement evidencing the corporate transaction, which is not obligated to treat all awards in the same manner. Such agreement, without the participant’s consent, may among other things, provide for one or more of the following: (i) for continuation or assumption of outstanding awards, (ii) for new grants in substitution of outstanding awards, (iii) for the full or partial accelerated vesting or delivery of shares under awards, or (iv) for a cash-out of outstanding awards, in each case on such terms and with such restrictions as deemed appropriate by the parties to the agreement, including First Tracks Biotherapeutics. The First Tracks Biotherapeutics board of directors shall have the full power and authority to assign First Tracks Biotherapeutics’ right to repurchase or re-acquire or forfeiture rights to such successor or acquiring corporation.

The vesting of all awards granted to our non-employee directors under the 2026 Plan will accelerate in full in the event of a corporate transaction.

Under the 2026 Plan, a corporate transaction is generally the consummation of (1) any person becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of First Tracks Biotherapeutics’ outstanding voting securities, (2) a sale or other disposition of all or substantially all of First Tracks Biotherapeutics’

assets, (3) a sale or other disposition of at least 50% of First Tracks Biotherapeutics’ outstanding securities, (4) a merger, consolidation or similar transaction following which First Tracks Biotherapeutics’ pre-transaction shareholders do not retain at least 50% of the voting power of the surviving entity, or (5) a change in the effective control of First Tracks Biotherapeutics that occurs on the date that a majority of members of the First Tracks Biotherapeutics board of directors is replaced during any twelve (12) month period by members of the board of directors whose appointment or election is not endorsed by a majority of the members of the First Tracks Biotherapeutics’ board of directors prior to the date of the appointment or election.

Director Compensation Limits. No non-employee director may receive awards under the 2026 Plan in consideration for such director’s service as a non-employee director with a grant date value that when combined with cash compensation received for such director’s service as a non-employee director, exceeds $750,000 in a calendar year or $1,000,000 in the calendar year of his or her initial service as a non-employee director with us. Awards granted, or cash compensation paid, to an individual while he or she was serving in the capacity as an employee or in consideration of services as a consultant will not count for purposes of this limitation.

Exchange, Repricing and Buyout of Awards. The compensation committee of First Tracks Biotherapeutics may, without prior stockholder approval, (1) reduce the exercise price of outstanding options or stock appreciation rights without the consent of any participant (provided that written notice of the repricing is provided to such participants) and (2) pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards, subject to the consent of any affected participant to the extent required by the terms of the 2026 Plan.

Clawback; Transferability. All awards are subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our board of directors or required by law, to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under the 2026 Plan may generally not be transferred in any manner other than by will or the laws of descent or distribution.

Amendment and Termination. First Tracks Biotherapeutics’ board of directors has the authority to amend, suspend, or terminate the 2026 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent.

First Tracks Biotherapeutics 2026 Employee Stock Purchase Plan

First Tracks Biotherapeutics adopted the 2026 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward First Tracks Biotherapeutics’ success and that of its affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Share Reserve. The ESPP authorizes the issuance of up to 347,488 shares of First Tracks Biotherapeutics’ common shares on a fully diluted basis pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares reserved for issuance and sale under our ESPP increases automatically on January 1 of each of 2027 through 2036 by the lesser of (i) such number of shares equal to 1% of the sum of the total number of outstanding shares of all classes of First Tracks Biotherapeutics’ common stock plus the total number of shares of First Tracks Biotherapeutics’ common stock subject to pre-funded warrants (if any) and the total number of shares of First Tracks Biotherapeutics’ common stock issuable upon conversion of any preferred stock (if any), in each case as of the immediately preceding December 31st, and (ii) a number as may be determined by our board of directors.

Administration. The First Tracks Biotherapeutics compensation committee has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to determine eligibility and decide upon any and all claims filed under the ESPP. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase common shares on specified dates during such offerings. Under the ESPP, First Tracks Biotherapeutics may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering has one or more purchase dates on which First Tracks Biotherapeutics common shares are purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by First Tracks Biotherapeutics or by any of its designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, between 1% and 15% of their earnings (as defined in the ESPP) for the purchase of First Tracks Biotherapeutics’ common shares under the ESPP. Unless otherwise determined by First Tracks Biotherapeutics’ board of directors, common shares are purchased for the accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a common share on the first date of an offering or (b) 85% of the fair market value of a common share on the date of purchase. An increase in the rate of payroll deductions may not be made during an offering period unless otherwise determined by the First Tracks Biotherapeutics’ compensation committee.

Eligibility. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by First Tracks Biotherapeutics’ board of directors, including: (1) being customarily employed for more than 20 hours per week; (2) being customarily employed for more than five months per calendar year; or (3) continuous employment with First Tracks Biotherapeutics or one of its affiliates for a period of time as specified by the compensation committee. No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of First Tracks Biotherapeutics’ common shares based on the fair market value per common share at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of First Tracks Biotherapeutics’ outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to Capital Structure. If the number or class of outstanding First Tracks Biotherapeutics shares is changed by a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of First Tracks Biotherapeutics, without consideration, then the First Tracks Biotherapeutics compensation committee shall adjust the number and class of common stock that may be delivered under the ESPP, the purchase price and the number of shares of common stock covered by each option under the ESPP which has not yet been exercised, and the First Tracks Biotherapeutics compensation committee will make appropriate adjustments to (1) the number of shares reserved under the ESPP, (2) the maximum number of shares by which the share reserve may increase automatically each year, (3) the number of shares and purchase price of all outstanding purchase rights, and (4) the number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions. In the event of any of the following corporate transactions: (1) any person becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the First Tracks Biotherapeutics’ outstanding voting securities; (2) a sale of all or substantially all of First Tracks Biotherapeutics’ assets; or (3) the consummation of a merger or consolidation of the First Tracks Biotherapeutics with any other corporation, other than a merger or consolidation which would result in the voting securities of First Tracks Biotherapeutics outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the First Tracks Biotherapeutics or such surviving entity or its parent outstanding immediately after such merger or consolidation then, any then-outstanding rights to purchase First Tracks Biotherapeutics shares under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such purchase rights, then the offering period with respect to which such purchase right relates will be shortened by setting a new purchase date that will occur on or prior to the consummation of the corporate transaction, and the ESPP will terminate on the consummation of the corporate transaction.

ESPP Amendments, Termination. First Tracks Biotherapeutics’ board of directors has the authority to amend or terminate the ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent.

401(k) Plan

We sponsor a retirement savings plan established January 1, 2007, by AnaptysBio, Inc, that transferred to us as part of the Spin-Off, that is intended to qualify for favorable tax treatment under Section 401(a) of the Code, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Participants may make pre-tax and certain after-tax (Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her salary deferral contributions is 100% vested when contributed. We have the ability to make discretionary contributions under the plan.

Other Benefits

Our named executive officers are eligible to participate in our employee benefit plans on the same basis as our other employees, including our health and welfare plans.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

Non-Employee Director Compensation Table

The following table sets forth a summary of the compensation earned by AnaptysBio, Inc.’s non-employee directors for their service on the board of directors of AnaptysBio, Inc. during the year ended December 31, 2025:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Stock Awards ($)(2)	Total ($)
Dennis Fenton, Ph.D.	$65,000	$180,808	$89,425	$335,233
Rita Jain, M.D.	$46,750	$180,808	$89,425	$316,983
Magda Marquet, Ph.D.	$50,000	$180,808	$89,425	$320,233
John Orwin	$100,000	$180,808	$89,425	$370,233
John P. Schmid	$66,750	$180,808	$89,425	$336,983
J. Anthony Ware, M.D.	$70,000	$180,808	$89,425	$340,233

(1)

As of December 31, 2025, Dr. Fenton held outstanding options to purchase 92,327 shares of common stock and 6,030 RSUs; Dr. Jain held outstanding options to purchase 51,635 shares of common stock and 7,330 RSUs; Dr. Marquet held outstanding options to purchase 75,604 shares of common stock and 6,030 RSUs; Mr. Orwin held outstanding options to purchase 46,391 shares of common stock and 7,330 RSUs; Mr. Schmid held outstanding options to purchase 101,820 shares of common stock and 6,030 RSUs; and Dr. Ware held outstanding options to purchase 126,085 shares of common stock and 6,030 RSUs.

(2)

The amounts reported in the option awards and the stock awards columns represent the grant date fair value of such awards granted to the directors during the year ended December 31, 2025 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions used in calculating the grant date fair value of the stock options reported in the option awards column are set forth in Note 8 to AnaptysBio, Inc.’s audited consolidated financial statements included in AnaptysBio, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024. Note that the amounts reported in this column reflect the accounting cost for these stock options and RSUs, and do not correspond to the actual economic value that may be received by AnaptysBio, Inc.’s directors from the options.

Non-Employee Director Compensation Policy

Prior to the Spin-Off, we assumed the non-employee director compensation policy that was previously adopted by AnaptysBio, Inc., which was designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the AnaptysBio, Inc.’s non-employee director compensation policy, each non-employee director is eligible to receive the following amounts for their service on our Board of Directors:

•	Initial Stock Option Grant. For new non-employee directors receive a stock option to purchase 16,510 shares of common stock and 6,030 RSUs as well as a prorated annual equity grant.

•	Annual Stock Option Grants. Each of our non-employee directors generally receives an annual stock option grant in January to purchase 16,510 shares of common stock and 6,030 RSUs.

•

Annual Fees. Each of our non-employee directors is provided with an annual cash compensation. The table below summarizes the cash compensation of our non-employee directors for 2025 pursuant to our director compensation policy:

Position	2025
Retainer	$40,000
Audit Committee Chair	$20,000
Audit Committee Member	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Member	$6,750
Nominating and Governance Committee Chair	$10,000
Nominating and Governance Committee Member.	$5,000
R&D Committee Chair	$15,000
R&D Committee Member	$10,000
Non-Executive Chair	$35,000
Transaction Committee Chair	$20,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of October 20, 2026, for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, who beneficially owned more than 5% of shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

To the extent our directors and officers owned shares of AnaptysBio, Inc. common stock at the time of the Spin-Off, they participated in the Spin-Off on the same terms as other holders of shares of AnaptysBio, Inc. common stock.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o First Tracks Biotherapeutics, Inc., 10770 Wateridge Circle, Suite 210, San Diego, California 92121.

	Number of Shares of Common Stock	% of Shares of Common Stock Outstanding
Directors and Named Executive Officers:
Daniel Faga(1)	1,133,236	2.7%
Ajim Tamboli, CFA	0	*
Paul Lizzul, M.D., Ph.D., M.P.H.(2)	462,665	1.1%
Benjamin Stone(3)	237,972	*
Dennis Fenton, Ph.D.(4)	108,364	*
Magda Marquet, Ph.D.(5)	85,606	*
John P. Schmid(6)	144,514	*
J. Anthony Ware, M.D.(7)	107,522	*
Rita Jain, M.D.(8)	75,871	*
John Orwin(9)	72,489	*
Total Executive Officers and Directors as a Group (10 people)	2,428,239	5.8%
5% Stockholders:
FMR LLC(10)	5,792,715	13.8%
TCG Crossover(11)	3,414,387	8.1%
EcoR1 Capital LLC(12)	3,174,519	7.6%
Sirenia Capital Management LP(13)	2,678,866	6.4%
Affinity Asset Advisors, LLC(14)	2,577,843	6.1%

*	Represents beneficial ownership of less than one percent.
(1)	Includes 636,552 shares of common stock that Mr. Faga has the right to acquire within 60 days of October 20, 2026 through the exercise of options.

(2)	Includes 419,996 shares of common stock that Dr. Lizzul has the right to acquire within 60 days of October 20, 2026 through the exercise of options.
(3)	Includes 220,710 shares of common stock that Mr. Stone has the right to acquire within 60 days of October 20, 2026 through the exercise of options.
(4)	Includes 97,369 shares of common stock that Dr. Fenton has the right to acquire within 60 days of October 20, 2026 through the exercise of options.
(5)	Includes 69,646 shares of common stock that Dr. Marquet has the right to acquire within 60 days of October 20, 2026 through the exercise of options.
(6)	Includes 106,862 shares of common stock that Mr. Schmid has the right to acquire within 60 days of October 20, 2026 through the exercise of options.
(7)	Includes 91,862 shares of common stock that Dr. Ware has the right to acquire within 60 days of October 20, 2026 through the exercise of options.
(8)	Includes 56,677 shares of common stock that Dr. Jain has the right to acquire within 60 days of October 20, 2026 through the exercise of options.
(9)	Includes 54,594 shares of common stock that Mr. Orwin has the right to acquire within 60 days of October 20, 2026 through the exercise of options.
(10)

Based on information provided by FMR LLC regarding the aggregate number of shares of our common stock deemed to be beneficially owned by it as of October 20, 2026 and includes 2,687,022 shares of our common stock purchased in the Private Placement by certain funds and accounts managed by direct or indirect subsidiaries of FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(11)	Affiliates of TCG Crossover purchased 519,083 shares of our common stock in the Private Placement.
(12)

Based on a Schedule 13G filed by EcoR1 Capital, LLC on April 20, 2026. The shares are held directly by EcoR1 Capital, LLC, EcoR1 Capital Fund Qualified, L.P. and Mr. Nodelman. Each of EcoR1 Capital Fund Qualified, L.P., EcoR1 Capital, LLC and Mr. Nodelman have shared voting and dispositive power over such shares. The address of each of EcoR1 Capital Fund Qualified, L.P., EcoR1 Capital, LLC and Mr. Nodelman is 357 Tehama Street #3, San Francisco, California 94103.

(13)

Based on information provided by Sirenia Capital Management LP (“Sirenia”). Includes shares held by investment funds and accounts managed by Sirenia, including 458,015 shares of our common stock purchased in the Private Placement. The address of Sirenia is 1674 Meridian Avenue, Suite 320, Miami Beach, Florida 33139.

(14)	Based on information provided to us by Affinity Asset Advisors, LLC (“Affinity”). The address of Affinity is 450 Park Avenue, Suite 1403, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Historical Relationship with AnaptysBio, Inc.

On September 29, 2025, AnaptysBio, Inc. announced its intention to explore separating its business into two independent, publicly traded companies. First Tracks Biotherapeutics, Inc. was formed to ultimately hold, directly or indirectly, and conduct certain operational activities in anticipation of the planned separation of the First Tracks Biotherapeutics Business of AnaptysBio, Inc. Prior to the completion of the Spin-Off, we were a wholly owned subsidiary of AnaptysBio, Inc. and all of our outstanding shares of common stock were owned by AnaptysBio, Inc. Upon completion of the Spin-Off, AnaptysBio, Inc. owned no shares of our common stock.

Since our inception, AnaptysBio, Inc. has provided certain corporate services to us, and costs associated with these services have been allocated to us in our combined financial statements included elsewhere in this prospectus. The allocations include costs of support functions that are partially provided on a centralized basis by AnaptysBio, Inc. and its affiliates, which include finance, human resources, benefits administration, procurement support, information technology, legal, corporate governance and other professional services. These costs have been allocated to us based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily based on headcount or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented, depending on the nature of the services received. We provide AnaptysBio, Inc. and its affiliates certain services related to these functions on a transitional basis to AnaptysBio, Inc. pursuant to the Transition Services Agreement. Upon completion of the Spin-Off, we assumed responsibility for all of our standalone public company costs, including the costs of corporate services provided by AnaptysBio, Inc. and its affiliates to us prior to the separation.

Agreements Entered Into in Connection with the Spin-Off

Following the Spin-Off, we and AnaptysBio, Inc. began operating separately, each as an independent publicly traded company. We and AnaptysBio, Inc. entered into the Separation and Distribution Agreement and the Transition Services Agreement. These agreements provide a framework for our relationship with AnaptysBio, Inc. after the Spin-Off and provide for the allocation between First Tracks Biotherapeutics and AnaptysBio, Inc. of assets, liabilities and obligations attributable to periods prior to, at and after our Spin-Off from AnaptysBio, Inc.

The material agreements between us and AnaptysBio, Inc. are described briefly below and such agreements have been filed as exhibits to the registration statement on Form S-1 of which this prospectus is a part. These descriptions are subject to, and qualified in their entirety, by reference to the full text of the applicable agreements.

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth the principal actions taken in connection with the Spin-Off, including the allocation between us and AnaptysBio, Inc. of assets, liabilities and obligations attributable to periods prior to, at and after the Spin-Off. A copy of the Separation and Distribution Agreement was filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on April 20, 2026, and is included as Exhibit 2.1 to the registration statement of which this prospectus forms a part.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which we provide AnaptysBio, Inc. with certain specified services for a limited time to ensure an orderly transition following the Spin-Off. The services we provide consist, among others, of digital technology, business development, human resources, supply chain, finance and support for AnaptysBio, Inc. to continue to satisfy the contractual requirements of the Vanda Collaboration. The services are generally intended to be provided for a period no longer than two years following the Spin-Off. The parties may mutually agree to terminate the agreement with respect to any service or negotiate reductions in the scope of services provided. First Tracks Biotherapeutics may terminate the agreement with respect to any service if the other party has failed to perform any of its material obligations relating to such service and such failure is not cured within thirty (30) days of notice. AnaptysBio, Inc., in its capacity as recipient of the services, may terminate the agreement with respect to any service (i) for convenience upon thirty (30) days’ notice or (ii) if First Tracks Biotherapeutics has failed to perform any of its material obligations under the agreement with respect to such service and such failure is not cured within fifteen (15) days of notice. The Transition Services Agreement provides for customary indemnification and limits on liability.

Sublease Agreement

We entered into a sublease agreement, dated June 15, 2026, with AnaptysBio, Inc., pursuant to which we sublease approximately 45,000 square feet of office and laboratory space at 10770 Wateridge Circle, San Diego, California, for a term beginning on April 21, 2026 and expiring on April 4, 2028. We have an option to terminate the sublease early on December 31, 2027 upon at least six months’ prior written notice.

Indemnification Agreements

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided in our amended and restated certificate of incorporation and bylaws. We believe that these provisions and agreements are necessary to attract qualified officers and directors. We maintain a policy of directors’ and officers’ liability insurance.

Policies and Procedures for Related Party Transactions

We adopted a written related person transactions policy providing that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our shares of common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a transaction with us in which the amount involved exceeds (i) $120,000 or (ii) 1% of the average of our total assets at year-end for the prior two completed fiscal years without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Previous Purchase Agreement

On March 26, 2026, First Tracks Biotherapeutics and EcoR1 Capital Fund Qualified, L.P. (“EcoR1”) entered into a securities purchase agreement with certain investors, pursuant to which, following the closing of the Spin-Off, First Tracks Biotherapeutics issued and sold an aggregate 5,791,479 shares of First Tracks Biotherapeutics common stock, and EcoR1 sold an aggregate of 4,705,575 shares of First Tracks Biotherapeutics common stock that EcoR1 received in the Spin-Off to such investors in the Previous Private Placement, at a purchase price of $13.81 per share. The aggregate gross proceeds to First Tracks Biotherapeutics from the Previous Private Placement was approximately $80 million, before deducting offering expenses. First Tracks Biotherapeutics did not receive any proceeds from the sale of shares by EcoR1.

October Purchase Agreement

On October 15, 2026, we entered into the Purchase Agreement with the Selling Stockholders, pursuant to which we issued and sold an aggregate 6,106,870 shares of our common stock to the Selling Stockholders at a purchase price of $32.75 per share. The aggregate gross proceeds from the Private Placement was approximately $200 million, before deducting placement agent fees and other offering expenses.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time by the Selling Stockholders identified herein of up to an aggregate of 6,106,870 shares of common stock.

The Private Placement, by which the Selling Stockholders acquired their securities from us, was a transaction exempt under the registration provisions of the Securities Act.

The Resale Shares are being registered to permit public sales of such securities, and the Selling Stockholders may offer the Resale Shares for resale from time to time pursuant to this prospectus. The Selling Stockholders may also sell, transfer or otherwise dispose of all or a portion of their Resale Shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering the sale of such securities.

The following table sets forth, based on information provided to us by each Selling Stockholder, the names of each Selling Stockholder, the nature of any position, office or other material relationship, if any, which the Selling Stockholders have had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by each Selling Stockholder before and after this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock that the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Except as otherwise set forth herein, each Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer. Percentages are based on 42,017,901 shares of our common stock issued and outstanding as of October 20, 2026.

We have assumed all of the Resale Shares reflected on the table will be sold from time to time in the offering covered by this prospectus. Because each Selling Stockholder may offer all or any portions of the Resale Shares listed in the table below, no estimate can be given as to the amount of those Resale Shares covered by this prospectus that will be held by any Selling Stockholder upon the termination of the offering.

	Beneficial Ownership of Common Stock Prior to the Offering(1)		Common Stock Saleable Pursuant to This Prospectus	Beneficial Ownership of Common Stock After the Offering
Name of Selling Stockholder	Shares	%		Shares	%
Affinity Healthcare Fund, LP(2)	2,577,843	6.14	305,343	2,272,500	5.41
Entities Affiliated with Baker Brothers Advisors LP(3)	625,603	1.49	152,671	472,932	1.13
Entities Affiliated with Millennium Management LLC(4)	567,554	1.35	122,137	445,417	1.06
Entities Affiliated with Seven Grand Managers, LLC(5)	45,809	*	45,809	0	*
Entities Affiliated with Vestal Point Capital, LP(6)	878,583	2.09	381,679	496,904	1.18
Federated Hermes Kaufmann Funds(7)	595,343	1.42	305,343	290,000	*
Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund(8)	550,274	1.31	70,224	480,050	1.14
Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund(8)	439,771	1.05	139,771	300,000	*
Fidelity Contrafund Commingled Pool - Subportfolio B(8)	178,012	*	178,012	0	*
Fidelity Contrafund: Fidelity Contrafund K6 - Subportfolio B(8)	101,038	*	101,038	0	*

	Beneficial Ownership of Common Stock Prior to the Offering(1)		Common Stock Saleable Pursuant to This Prospectus	Beneficial Ownership of Common Stock After the Offering
Name of Selling Stockholder	Shares	%		Shares	%
Fidelity Contrafund: Fidelity Contrafund - Subportfolio B(8)	484,309	1.15	484,309	0	*
Fidelity Rutland Square Trust II: Strategic Advisers Fidelity U.S. Total Stock Fund(8)	261,901	*	234,169	27,732	*
Fidelity Rutland Square Trust II: Strategic Advisers U.S. Total Stock Fund(8)	95,833	*	85,531	10,302	*
Fidelity Securities Fund: Fidelity Small Cap Growth Fund(8)	594,460	1.41	533,600	60,860	*
Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund(8)	488,121	1.16	438,399	49,722	*
Fidelity Select Portfolios: Biotechnology Portfolio(8)	179,103	*	91,603	87,500	*
Fidelity Select Portfolios: Health Care Portfolio(8)	922,955	2.20	282,955	640,000	1.52
Funds Managed by First Light Asset Management, LLC(9)	962,338	2.29	458,015	504,323	1.20
Funds and Accounts Managed by Sirenia Capital Management LP(10)	2,678,866	6.38	458,015	2,220,851	5.29
Point72 Associates, LLC(11)	91,603	*	91,603	0	*
StemPoint Capital Master Fund LP(12)	710,516	1.69	152,671	557,845	1.33
TCG Crossover Fund II, LP(13)	1,707,194	4.06	259,542	1,447,652	3.45
TCG Crossover Fund III, LP(14)	1,707,193	4.06	259,541	1,447,652	3.45
Trails Edge Biotechnology Master Fund, LP(15)	388,879	*	335,877	53,002	*
Variable Insurance Products Fund IV: Health Care Portfolio(8)	164,111	*	47,411	116,700	*
Woodline Master Fund LP(16)	932,006	2.22	30,534	901,472	2.15
683 Capital Partners, LP(17)	591,909	1.41	61,068	530,841	1.26

*	Less than 1%
(1)

Consists of the maximum number of shares of common stock being offered pursuant to this prospectus by each applicable Selling Stockholder and, if applicable, any other common stock beneficially owned by such Selling Stockholder as of October 20, 2026.

(2)

Michael Cho is Managing Partner of the Investment Manager, Affinity Asset Advisors, LLC. Affinity Asset Advisors, LLC has been granted trading authority of Affinity Healthcare Fund, LP by the General Partner of the fund, Affinity Healthcare GP, LLC. The business address of the foregoing is 450 Park Avenue, Suite 1403, New York, NY 10022.

(3)

Consists of (i) 595,683 shares of common stock held by Baker Brothers Life Sciences, L.P., of which 144,096 shares are being offered hereby, and (ii) 29,920 shares of common stock held by 667, L.P., of which 8,575 shares are being offered hereby. Baker Bros. Advisors LP (the “Baker Bros. Advisor”) is the investment adviser to Baker Brothers Life Sciences, L.P. and 667, L.P. (together, the “Baker Funds”) and has sole voting and investment power with respect to the securities held by the Baker Funds and thus may be deemed to beneficially own such securities. Baker Bros. Advisors (GP) LLC (the “Baker Bros. Advisors GP”) is the sole general partner of the Baker Bros. Advisor and thus may be deemed to beneficially own the securities held by the Baker Funds. Julian C. Baker and Felix J. Baker are the managing members of the Baker Bros. Advisors GP and may be deemed to beneficially own the securities held by the Baker Funds. Each of Julian C. Baker, Felix J. Baker, the Baker Bros. Advisor and the Baker Bros. Advisors GP disclaims beneficial ownership of such securities, except to the extent of his or its pecuniary interest therein. The business address of the foregoing is 860 Washington Street, 3rd Floor, New York, NY 10014.

(4)

Integrated Core Strategies (US) LLC (a selling stockholder) beneficially owned an aggregate of 536,771 shares of common stock (consisting of: (a) 122,137 shares of common stock acquired in the October 2026 private placement, (b) 315,000 shares of common stock acquired in the April 2026 private placement (collectively, the “Private Placements”), and (c) 99,634 shares of common stock acquired separately from the Private Placements). Integrated Assets, Ltd. beneficially owned 30,783 shares of common stock acquired separately from the Private Placements. Integrated Assets, Ltd. is an affiliate of Integrated Core Strategies (US) LLC. The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (“Mr. Englander”) and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by such entities. The address for Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.
(5)

The shares reported under “Beneficial Ownership of Common Stock Prior to the Offering” and the number of shares being offered consist of (i) 12,383 shares of common stock held by CM Sub-Advised Fund 2 Ltd, (ii) 16,511 shares of common stock held by Riverview Omni Master Fund LP, (iii) 548 shares of common stock held by Seven Grand Master Fund LP, (iv) 7,107 shares of common stock held by SummitTX Pinnacle Master, L.P., (v) 5,058 shares of common stock held by SummitTX Master, SPC – SummitTX Apex SP and (vi) 4,202 shares of common stock held by SummitTX Master, SPC – SummitTX Alpha SP. SummitTX Capital, L.P. is the investment manager of each of SummitTX Pinnacle Master, L.P., SummitTX Master, SPC – SummitTX Apex SP and SummitTX Master, SPC – SummitTX Alpha SP. Chris Fahy may be deemed to have voting and investment power over the securities held by each of the foregoing entities. The business address of CM Sub-Advised Fund 2 Ltd, Riverview Omni Master Fund LP and Seven Grand Master Fund LP is c/o Seven Grand Managers, LLC, 81 Pondfield Road, Suite C302, Bronxville, NY 10708. The business address of SummitTX Pinnacle Master, L.P., SummitTX Master, SPC –SummitTX Apex SP and SummitTX Master, SPC – SummitTX Alpha SP is c/o SummitTX Capital, L.P., 201 Main Street, Suite 1900, Fort Worth, TX 76102.

(6)

The shares reported under “Beneficial Ownership of Common Stock Prior to the Offering” consists of (i) 448,842 shares of common stock held by Vestal Point Master Fund, LP, or Vestal Point Master Fund and (ii) 429,741 shares of common stock held by accounts separately managed by Vestal Point Capital, LP, or Vestal Point Capital. The number of shares being offered consists of 195,081 shares of common stock held by Vestal Point Master Fund and 186,598 shares of common stock held by accounts separately managed by Vestal Point Capital. The sole general partner of Vestal Point Master Fund is Vestal Point Partners GP, LLC. The managing member of Vestal Point Partners GP, LLC is Ryan Wilder. The sole general partner of Vestal Point Capital is Vestal Point Capital, LLC. The managing member of Vestal Point Capital, LLC is Mr. Wilder. As a result, Mr. Wilder may be deemed to have voting and investment power over the securities held by Vestal Point Master Fund and the account separately managed by Vestal Point Capital. Mr. Wilder disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address of the foregoing entities and Mr. Wilder is c/o Vestal Point Capital, LP, 632 Broadway, Suite 602, New York, NY 10012.

(7)

Consists of (i) 105,000 shares of common stock acquired in the Private Placement and 290,000 shares of common stock acquired separately from the Private Placement by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds, (ii) 196,900 shares of common stock acquired in the Private Placement by Federated Hermes Kaufmann Fund, a portfolio of Federated Hermes Equity Funds, and (iii) 3,443 shares of common stock acquired in the Private Placement by Federated Hermes Kaufmann Fund II, a portfolio of Federated Hermes Insurance Series (collectively, the “Federated Hermes Kaufmann Funds”). The Federated Hermes Kaufmann Funds are managed by Federated Global Investment Management Corp., which is a wholly-owned subsidiary of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated Hermes, Inc. (the “Federated Hermes Parent”). All of the outstanding voting stock of the Federated Hermes Parent is held in the Voting Shares Irrevocable Trust, for which Thomas R. Donahue, Ann C. Donahue and J. Christopher Donahue act as trustees (the “Trust”), for which Thomas R. Donahue, Ann C. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). A subsidiary of the Federated Hermes Parent has the power to direct the vote and disposition of the securities held by the Federated Hermes Kaufmann Funds. In accordance with Rule 13d-4 under the Exchange Act, the Federated Hermes Parent, the Trust, and each of the Trustees declare that this statement should not be construed as an admission that they are the beneficial owners of the securities held by the Federated Hermes Kaufmann Funds, and the Federated Hermes Parent, the Trust, and each of the Trustees expressly disclaim beneficial ownership of such securities. The business address of each of the Federated Hermes Kaufmann Funds, the Federated Hermes Parent, the Trust, and each of the Trustees is 4000 Ericsson Drive, Warrendale, PA 15086-7561.
(8)

These funds and accounts are managed by direct or indirect subsidiaries of FMR LLC, which may be deemed to beneficially own the shares held by these funds and accounts. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.

(9)

Consists of (i) 269,165 shares of common stock acquired in the Private Placement by First Light Focus Fund, LP, (ii) 99,550 shares of common stock acquired in the Private Placement by First Light Prism Fund, LP, (iii) 89,300 shares of common stock acquired in the Private Placement by First Light Genesis+ Fund, LP (each, a “First Light Fund”) and (iv) 504,323 shares of common stock acquired separately from the Private Placement by the First Light Funds. Mathew Arens is the managing member of First Light Asset Management, LLC, the investment adviser to each First Light Fund. Each of Mr. Arens and First Light Asset Management, LLC disclaims beneficial ownership of the shares held by the First Light Funds, except to the extent of his or its pecuniary interest therein. The business address of the foregoing is 3300 Edinborough Way, Suite 201, Edina, MN 55435.

(10)

Consists of (i) 954,638 shares of common stock held by SILV Fund, Ltd., of which 448,944 shares are being offered hereby, (ii) 32,269 shares of common stock held by Manatee Access Fund LP, of which 9,071 shares are being offered hereby, and (iii) 1,691,959 shares of common stock held in an account of Point72 Associates II, LLC managed by Sirenia, none of which are being offered hereby. Sirenia Capital Management LP (“Sirenia”) has investment and voting power with respect to the securities held by certain investment funds and accounts it manages, including SILV Fund, Ltd., Manatee Access Fund LP and the managed account of Point72 Associates II, LLC. Sirenia Capital Management GP LLC (“Sirenia GP”) is the general partner of Sirenia. Alex Silverstein is the managing member of Sirenia GP. Each of SILV Fund, Ltd., Manatee Access Fund LP, Sirenia GP and Mr. Silverstein disclaims beneficial ownership over such securities. The address of SILV Fund, Ltd. and Manatee Access Fund LP is c/o Sirenia Capital Management LP, 1674 Meridian Avenue, Suite 320, Miami Beach, FL 33139.

(11)

Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. and Mr. Cohen may be deemed to beneficially own the securities held by Point72 Associates, LLC that are disclosed herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities.

(12)

StemPoint Capital LP (“StemPoint”) serves as an investment adviser to StemPoint Capital Master Fund LP (“StemPoint Fund”). StemPoint exercises voting and investment power over the shares held by StemPoint Fund pursuant to an investment management agreement. StemPoint and Michelle Ross may be deemed to beneficially own the shares held by StemPoint Fund. The address of StemPoint Fund is 520 Madison Avenue, 19th Floor, New York, NY 10022.

(13)

These securities are held of record by TCG Crossover Fund II, L.P. TCG Crossover GP II, LLC is the general partner of TCG Crossover Fund II, L.P. and may be deemed to have voting, investment, and dispositive power with respect to these securities. Chen Yu is the sole managing member of TCG Crossover

GP II, LLC and may be deemed to share voting, investment and dispositive power with respect to these securities. The business address for the foregoing is 245 Lytton Ave., Suite 350, Palo Alto, CA 94301.
(14)

These securities are held of record by TCG Crossover Fund III, L.P. TCG Crossover GP III, LLC is the general partner of TCG Crossover Fund III, L.P. and may be deemed to have voting, investment, and dispositive power with respect to these securities. Chen Yu is the sole managing member of TCG Crossover GP III, LLC and may be deemed to share voting, investment and dispositive power with respect to these securities. The business address for the foregoing is 245 Lytton Ave., Suite 350, Palo Alto, CA 94301.

(15)

Trails Edge Capital Partners, LP is the investment manager to Trails Edge Biotechnology Master Fund, LP, and Ortav Yehudai is the Chief Investment Officer of Trails Edge Capital Partners, LP. Each of Trails Edge Capital Partners, LP, Trails Edge Biotechnology Master Fund, LP and Ortav Yehudai are referred to individually as a “Filer” and collectively as the “Filers.” The business address of the foregoing is 3445 Peachtree Road NE, Suite 900, Atlanta, GA 30326.

(16)

Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares. Woodline Partners LP disclaims any beneficial ownership of these shares. The address of the Fund is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111.

(17)

The shares held by 683 Capital Partners, LP are indirectly held by 683 Capital Management, LLC and Ari Zweiman, the managing member of 683 Capital Management, LLC. 683 Capital Management, LLC, 683 Capital Partners, LP and Mr. Zweiman share voting and dispositive power with respect to the shares held by 683 Capital Partners, LP. The business address of 683 Capital Partners, LP is 1700 Broadway, Suite 4200, New York, NY 10019.

Registration Rights Agreement

In connection with the Private Placement, we entered into the Registration Rights Agreement with the Selling Stockholders at the closing of the Private Placement, pursuant to which we agreed to file a registration statement with the SEC covering the resale by the Selling Stockholders of their shares of First Tracks Biotherapeutics common stock as promptly as reasonably practicable, and in any event, no later than 30 days following the closing of the Private Placement. After such registration, these shares of our common stock issued in the Private Placement will become freely tradable without restriction under the Securities Act. We have filed the registration statement on Form S-1 of which this prospectus forms a part pursuant to our obligations under the Registration Rights Agreement.

Material Relationships with Selling Stockholders

Affinity Healthcare Fund, LP; Point72 Associates, LLC; SILV Fund, Ltd.; StemPoint Capital Master Fund LP; TCG Crossover Fund II, LP; TCG Crossover Fund III, LP; Trails Edge Biotechnology Master Fund, LP; Woodline Master Fund LP; 683 Capital Partners, LP; and certain entities affiliated with Millennium Management LLC, Vestal Point Capital, LP and Fidelity Management & Research Company LLC (or their affiliates) acquired shares of our common stock in the Previous Private Placement and are parties to the registration rights agreement, dated as of April 20, 2026, entered into in connection with the Previous Private Placement, pursuant to which we registered the resale of such shares on a registration statement on Form S-1 (File No. 333-295719). See “Certain Relationships and Related Party Transactions—Previous Purchase Agreement” and “Shares Eligible for Future Sale—Registration Rights.”

PLAN OF DISTRIBUTION

Up to 6,106,870 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive proceeds from the sale of the Resale Shares. We will bear all expenses of the registration of the Resale Shares and certain other expenses pursuant to the terms of the Registration Rights Agreement.

The Selling Stockholders, which includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares:

•	distributions to members, partners, stockholders or other equityholders of the Selling Stockholders;

•	to or through underwriters, brokers or dealers;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through agents on a best-efforts basis;

•

trading plans entered into by the Selling Stockholders pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their shares of common stock on the basis of parameters described in such trading plans;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Stockholders for purposes of this prospectus.

In connection with the sale of our common stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the Selling Stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

DESCRIPTION OF CAPITAL STOCK

In connection with the Spin-Off, we amended and restated our certificate of incorporation and adopted our bylaws. The following description summarizes the material terms of our amended and restated certificate of incorporation and our bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and bylaws, which have been included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of October 20, 2026, there are no shares of preferred stock outstanding and 42,017,901 shares of our common stock outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Dividend Policy” above.

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Accordingly, pursuant to our amended and restated certificate of incorporation, holders of a majority of the shares of our common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation establishes a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Shares of our common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of shares of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of shares of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of shares of our common stock and the voting and other rights of the holders of shares of our common stock. We have no current plan to issue any shares of preferred stock.

Anti-Takeover Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents some Delaware corporations, including us, from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

at or subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We do not plan to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

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Board of Directors Vacancies. Our amended and restated certificate of incorporation and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•

Classified Board. Our amended and restated certificate of incorporation and bylaws provide that our board is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See “Management—Classified Board of Directors.”

•

Stockholder Action; Special Meetings of Stockholders. Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated certificate of incorporation and bylaws. Further, our amended and restated certificate of incorporation and bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, the lead independent director of our board of directors or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting.

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Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding shares of common stock.

•

Amendment of Charter Provisions. Any amendment of the above provisions in our amended and restated certificate of incorporation requires approval by holders of at least two-thirds of our outstanding shares of common stock.

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Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

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Choice of Forum. Our bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. This exclusive forum provision will not apply to claims that are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. Our bylaws also provide that the federal district courts of the United States of America are, to the fullest extent permitted by law, the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision.

Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act, Exchange Act or state securities laws.

As permitted by the DGCL, our amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our bylaws provide that:

•	the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the Company may indemnify its other employees and agents as set forth in the DGCL;

•

the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Prior to the completion of the Spin-Off, the Company entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s amended and restated certificate of incorporation and bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Company’s amended and restated certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company carries liability insurance for its directors and officers.

Conflicts of Interest; Corporate Opportunities

Under Delaware law, officers and directors generally have an obligation to present to the corporation they serve business opportunities which the corporation is financially able to undertake and which falls within the corporation’s business line and are of practical advantage to the corporation, or in which the corporation has an actual or expectant interest. A corollary of this general rule is that when a business opportunity comes to an officer or director that is not one in which the corporation has an actual or expectant interest, the officer is generally not obligated to present it to the corporation. Certain of our officers and directors may serve as officers, directors or fiduciaries of AnaptysBio, Inc. and other entities and, therefore, may have legal obligations relating to presenting available business opportunities to us and to other entities. Potential conflicts of interest may arise when our officers and directors learn of business opportunities (e.g., the opportunity to acquire an asset or portfolio of assets, to make a specific investment, to effect a sale transaction, etc.) that would be of material advantage to us and to one or more other entities of which they serve as officers, directors or other fiduciaries.

Section 122(17) of the DGCL permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Where business opportunities are so renounced, certain of our officers and directors will not be obligated to present any such business opportunities to us. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, principal, partner, member, manager, employee, agent or other representative of AnaptysBio, Inc. or its respective affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to AnaptysBio, Inc. or its affiliates and representatives instead of us, or does not communicate information regarding a corporate opportunity to us that such individual has directed to AnaptysBio, Inc. or its affiliates and representatives.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Equiniti Trust Company, LLC.

Exchange Listing

Our shares of common stock are listed on the Exchange under the symbol “TRAX.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PRIVATE PLACEMENT

This section describes certain U.S. federal income tax consequences of the ownership and disposition of First Tracks Biotherapeutics common stock for U.S. holders (as defined below) and Non-U.S. holders (as defined below). This section applies solely to persons that acquire shares of First Tracks Biotherapeutics common stock from the Selling Stockholders pursuant to this prospectus and who hold shares of First Tracks Biotherapeutics common stock as capital assets for tax purposes. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to a holder in light of such holder’s individual circumstances, including non-U.S., state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to holders subject to special rules, including:

•	a dealer or broker in stocks and securities, commodities or foreign currencies;

•	a regulated investment company or real estate investment trust;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a bank, financial institution, mutual fund, or insurance company;

•

a person that directly, indirectly or constructively owns 5% or more of the combined voting power of First Tracks Biotherapeutics or of the total value of the shares of First Tracks Biotherapeutics common stock;

•	a person that holds shares of First Tracks Biotherapeutics common stock as part of a straddle or a hedging, conversion, or other risk reduction transaction for U.S. federal income tax purposes;

•	a person that acquires or sells shares of First Tracks Biotherapeutics common stock as a part of wash sale for U.S. federal income tax purposes;

•	partnerships, S corporations or other passthrough entities (or investors in partnerships, S corporations or other pass-through entities);

•	a person that acquired shares of First Tracks Biotherapeutics common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; or

•	a person whose functional currency is not the U.S. dollar.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of First Tracks Biotherapeutics common stock that is, for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of shares of First Tracks Biotherapeutics common stock that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings and court decisions, as well as on applicable tax treaties, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the ownership of shares of First Tracks Biotherapeutics common stock acquired pursuant to the Private Placement. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the ownership or disposition of such stock. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the Internal Revenue Service (“IRS”) may not agree with the tax consequences described in this prospectus.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of First Tracks Biotherapeutics common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes holding shares should consult its tax advisors with regard to the U.S. federal income tax treatment of the ownership of shares of First Tracks Biotherapeutics common stock.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Shares of First Tracks Biotherapeutics Common Stock to U.S. Holders

Distributions on Shares of First Tracks Biotherapeutics Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying cash dividends to holders of shares of First Tracks Biotherapeutics common stock in the foreseeable future. However, if we do make distributions of cash or property on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends received by certain non-corporate U.S. holders (including individuals) may be taxed at preferential rates applicable to qualified dividend income, provided certain holding period requirements are met. Corporate U.S. holders that meet certain holding period and other requirements may be eligible for a dividends-received deduction for a portion of the dividend received. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in its shares of First Tracks Biotherapeutics common stock, but not below zero. Any excess will be treated as capital gain. Such gain generally will be taxable as long-term capital gain if the shares have been held for more than one year.

Sale or Other Taxable Disposition of Shares of First Tracks Biotherapeutics Common Stock

Upon a subsequent sale or other taxable disposition of a share of First Tracks Biotherapeutics common stock, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the disposition of the share and the U.S. holder’s tax basis in the share. The gain or loss will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the share for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Shares of First Tracks Biotherapeutics Common Stock to Non-U.S. Holders

Distributions on Shares of First Tracks Biotherapeutics Common Stock

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying cash dividends to holders of shares of First Tracks Biotherapeutics common stock in the foreseeable future. However, if we do make distributions of cash or property on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. holder’s adjusted tax basis in its shares of First Tracks Biotherapeutics common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. holder of shares of First Tracks Biotherapeutics common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate). A Non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of First Tracks Biotherapeutics common stock (including with respect to any cash received in lieu of a fractional share of First Tracks Biotherapeutics common stock) unless:

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the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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shares of First Tracks Biotherapeutics common stock constitute a U.S. real property interest, or USRPI, by reason of First Tracks Biotherapeutics’ status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, First Tracks Biotherapeutics does not anticipate becoming a USRPHC. Because the determination of whether First Tracks Biotherapeutics is a USRPHC depends on the fair market value of First Tracks Biotherapeutics’ USRPIs relative to the fair market value of its non-U.S. real property interests and its other business assets, there can be no assurance First Tracks Biotherapeutics will not become a USRPHC in the future. Even if First Tracks Biotherapeutics were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. holder of shares of First Tracks Biotherapeutics common stock will not be subject to U.S. federal income tax if such stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. holder owned, actually and constructively, 5% or less of such stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. holder’s holding period, or if another exception from these rules under the Code applies.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting, Backup Withholding and FATCA Withholding

U.S. Holders

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on shares of First Tracks Biotherapeutics common stock or proceeds from the sale or other taxable disposition of such shares. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

The payments of dividends on shares of First Tracks Biotherapeutics common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on shares of First Tracks Biotherapeutics common stock paid to the Non-U.S. holder, regardless of whether such distributions constitute dividends or any tax was actually withheld. In addition, proceeds from the sale or other taxable disposition of shares of First Tracks Biotherapeutics common stock (including with respect to any cash received in lieu of a fractional share of First Tracks Biotherapeutics common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds from a sale or other taxable disposition of shares of First Tracks Biotherapeutics common stock (including with respect to any cash received in lieu of a fractional share conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such taxes.

EACH PROSPECTIVE FIRST TRACKS BIOTHERAPEUTICS STOCKHOLDER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE PARTICULAR CONSEQUENCES OF THE PRIVATE PLACEMENT TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of shares of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of shares of our common stock in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

As of October 20, 2026, we have outstanding an aggregate of approximately 42,017,901 shares of First Tracks Biotherapeutics common stock.

All shares of our common stock issued in the Spin-Off are freely tradable, except that any shares issued pursuant to the Spin-Off to our affiliates, as that term is defined in Rule 144 under the Securities Act, can only be sold in compliance with Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equals approximately 420,179 shares as of October 20, 2026; or

•	the average weekly trading volume of shares of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Equity Compensation Plans

Under the 2026 Plan, the total number of shares of common stock reserved for awards is equal to 4,169,861 shares of our common stock, of which 2,393,407 shares were available for future grants as of October 20, 2026. For a description of the 2026 Plan, see “Executive and Director Compensation—First Tracks Biotherapeutics’ Equity Compensation Plan Information.”

Under the 2026 First Tracks Biotherapeutics Employee Stock Purchase Plan, the total number of shares of common stock authorized for sale is equal to 347,488 shares of our common stock. For a description of the 2026 First Tracks Biotherapeutics Employee Stock Purchase Plan, see “Executive and Director Compensation—First Tracks Biotherapeutics’ Equity Compensation Plan Information.”

We filed a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock reserved for issuance under the 2026 Plan and the 2026 First Tracks Biotherapeutics Employee Stock Purchase Plan. However, the shares registered on Form S-8 may be subject to the vesting requirements, volume limitations, and the manner of sale, notice, and public information requirements of Rule 144. See “Executive and Director Compensation—First Tracks Biotherapeutics’ Equity Compensation Plan Information” for a description of our equity incentive plans.

Registration Rights

In connection with the Previous Private Placement, we entered into a registration rights agreement, dated as of April 20, 2026, with the investors in the Previous Private Placement, pursuant to which we filed a registration statement on Form S-1 (File No. 333-295719) covering the resale of 10,497,054 shares of our common stock sold in the Previous Private Placement. That registration statement was declared effective by the SEC on May 12, 2026, and those shares of our common stock are freely tradable without restriction under the Securities Act.

In connection with the Private Placement, we entered into the Registration Rights Agreement with the Selling Stockholders at the closing of the Private Placement, pursuant to which we agreed to file a registration statement with the SEC covering the resale by the Selling Stockholders of their shares of First Tracks Biotherapeutics common stock as promptly as reasonably practicable, and in any event, no later than 30 days following the closing of the Private Placement. After such registration, these shares of our common stock will become freely tradable without restriction under the Securities Act. We have filed the registration statement on Form S-1 of which this prospectus forms a part pursuant to our obligations under the Registration Rights Agreement.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The combined financial statements of First Tracks Biotherapeutics, Inc. as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and shares of our common stock being offered by this prospectus, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to herein are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to such exhibit.

We are subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.

We maintain a website at www.firsttracksbio.com. We make the information filed with or furnished to the SEC available free of charge on our website. You can review these documents on the SEC’s website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request. Information contained on, or accessible through, our website is not incorporated by reference into, and does not constitute a part of, this prospectus or any other report or document we file with or furnish to the SEC.

In addition, we will provide electronic or paper copies of our filings free of charge upon written request to the following address:

First Tracks Biotherapeutics, Inc.

10770 Wateridge Circle, Suite 210

San Diego, CA 92121

Attention: Investor Relations

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors
First Tracks Biotherapeutics, Inc.:
Opinion on the Combined Financial Statements
We have audited the accompanying combined balance sheets of First Tracks Biotherapeutics, Inc. (the Company) as of December 31, 2025 and 2024, the related combined statements of operations and comprehensive loss, equity, and cash flows for each of the years in the two-year
period ended December 31, 2025, and the related notes to the combined financial statements. In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year
period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2025.

San Diego, California
March 3, 2026

First Tracks Biotherapeutics, Inc.
Combined Balance Sheets
(in thousands)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$238,196	$123,080
Short-term investments	73,442	262,293
Prepaid expenses and other current assets	4,762	4,560

Total current assets	316,400	389,933
Property and equipment, net	1,370	1,849
Operating lease right-of-use assets	12,519	14,383
Long-term investments	—	35,470
Other long-term assets	256	256

Total assets	$330,545	$441,891

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,111	$3,785
Accrued expenses	25,832	30,473
Current portion of operating lease liability	2,080	1,925

Total current liabilities	31,023	36,183
Operating lease liability, net of current portion	12,032	14,112
Equity:
Net Parent Investment	287,514	391,291
Accumulated other comprehensive (loss) gain	(24)	305

Total equity	287,490	391,596

Total liabilities and equity	$330,545	$441,891

See accompanying notes to combined financial statements.

First Tracks Biotherapeutics, Inc.
Combined Statements of Operations and Comprehensive Loss
(in thousands)

	December 31, 2025	December 31, 2024
Operating expenses:
Research and development	$139,614	$152,345
General and administrative	39,392	28,756

Total operating expenses	179,006	181,101

Loss from operations	(179,006)	(181,101)

Other income (expense), net:
Interest income	12,942	17,382
Other income (expense), net	(23)	14

Total other income, net	12,919	17,396

Net loss	(166,087)	(163,705)

Unrealized (loss) gain on available for sale securities	(329)	1,102

Comprehensive loss	$(166,416)	$(162,603)

See accompanying notes to combined financial statements.

First Tracks Biotherapeutics, Inc.
Combined Statements of Equity
(in thousands)

	Net Parent Investment	Accumulated Other Comprehensive (Loss) Gain	Total Equity
Balance, January 1, 2024	$410,646	$(797)	$409,849
Stock-based compensation expense	26,827	—	26,827
Net Parent Investment	117,523	—	117,523
Comprehensive income	—	1,102	1,102
Net loss	(163,705)	—	(163,705)

Balance, December 31, 2024	$391,291	$305	$391,596

Stock-based compensation expense	32,300	—	32,300
Net Parent Investment	30,010	—	30,010
Comprehensive loss	—	(329)	(329)
Net loss	(166,087)	—	(166,087)

Balance, December 31, 2025	$287,514	$(24)	$287,490

See accompanying notes to combined financial statements.

First Tracks Biotherapeutics, Inc.
Combined Statements of Cash Flows

(in thousands)	Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(166,087)	$(163,705)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	559	606
Stock-based compensation	32,300	26,827
Accretion/amortization of investments, net	(4,734)	(10,313)
Amortization of right-of-use assets – operating	1,864	1,791
Changes in operating assets and liabilities:
Prepaid expenses and other assets	405	2,952
Accounts payable and other liabilities	(5,308)	17,813
Operating lease liabilities	(1,925)	(1,777)

Net cash used in operating activities	(142,926)	(125,806)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	(196,411)	(380,376)
Sales and maturities of investments	424,530	476,132
Purchases of property and equipment	(87)	(358)

Net cash provided by investing activities	228,032	95,398

CASH FLOWS FROM FINANCING ACTIVITIES:
Net parent investment	30,010	117,523

Net cash provided by financing activities	30,010	117,523

Net increase in cash and cash equivalents	115,116	87,115
Cash and cash equivalents, beginning of period	123,080	35,965

Cash and cash equivalents, end of period	$238,196	$123,080

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Non-cash investing and financing activities:
Amounts accrued for property and equipment	$—	$7

See accompanying notes to combined financial statements.

First Tracks Biotherapeutics, Inc.
Notes to Combined Financial Statements
1. Description of the Business
Organization
First Tracks Biotherapeutics, Inc. (“we,” “us,” “our,” or the “Company”) is a clinical-stage biotechnology company focused on delivering innovative immunology therapeutics for autoimmune and inflammatory diseases. Our clinical-stage pipeline includes rosnilimab, a selective pathogenic T cell depleter, for which we completed a Phase 2b trial for the treatment of moderate-to-severe rheumatoid arthritis (“RA”), ANB033, a CD122 antagonist, in a Phase 1b trial for celiac disease (“CeD”) and eosinophilic esophagitis (“EoE”), and ANB101, a BDCA2 modulator, in a Phase 1a trial.
Going forward, as we continue our expansion, we may seek additional financing and/or strategic investments. However, there can be no assurance that any additional financing or strategic investments will be available to us on acceptable terms, if at all. If events or circumstances occur such that we do not obtain additional funding, we will most likely be required to reduce our plans and/or certain discretionary spending, which could have a material adverse effect on our ability to achieve our intended business objectives. Our management believes our currently available resources will provide sufficient funds to enable us to meet our operating plans beyond the next 12 months from the issuance of our combined financial statements. The accompanying combined financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.
The Separation
Our financial support has been provided primarily by AnaptysBio, Inc., our parent company. In September 2025, AnaptysBio, Inc. announced its intent, as approved by its board of directors on September 29, 2025, to separate First Tracks Biotherapeutics, Inc.’s operations from AnaptysBio, Inc. To implement the separation, AnaptysBio, Inc., intends to transfer the related assets, liabilities, license agreements, intellectual property and corporate infrastructure, including employment agreements and other corporate agreements of those portfolio programs, or the Business, to First Tracks Biotherapeutics, Inc. pursuant to the terms of a separation agreement, to be entered into between First Tracks Biotherapeutics, Inc. and AnaptysBio, Inc. in connection with the separation.
Following the Spin-Off, First Tracks Biotherapeutics, Inc. will operate as a separate, independent, publicly traded company.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying combined financial statements present, on a historical basis, the combined assets, liabilities, expenses and cash flows directly attributable to the First Tracks Biotherapeutics, Inc. which have been prepared from AnaptysBio, Inc.’s consolidated financial statements and accounting records and are presented on a stand-alone basis as if the operations have been conducted independently from AnaptysBio, Inc. Historically, separate financial statements have not been prepared for First Tracks Biotherapeutics, Inc. and it has not operated as a standalone business.
During the periods presented, the Company was not a separate legal entity and did not directly own the Australian subsidiary, which was legally owned by AnaptysBio, Inc. The portions of the Australian subsidiary’s assets, liabilities, income, expenses and cash flows related to the Company’s business are included in these combined financial statements.
We operate in one reportable segment, and our functional and reporting currency is the U.S. dollar.

Use of Estimates
The preparation of the accompanying combined financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. We base our estimates and assumptions on historical experience when available and on various factors that we believe to be reasonable under the circumstances. Significant estimates relied upon in preparing these financial statements include estimates related to accrued research and development expenses, stock-based compensation and the allocation of costs between AnaptysBio, Inc. and First Tracks Biotherapeutics, Inc. We evaluate our estimates and assumptions on an ongoing basis. Our actual results could differ from these estimates under different assumptions or conditions.
Cash and Cash Equivalents
We consider all highly liquid investments with a maturity at date of purchase of three months or less to be cash equivalents. Cash equivalents consist primarily of money market and mutual funds with original maturities of 90 days or less.
Short-Term and Long-Term Investments
All investments have been classified as “available-for-sale” and are carried at fair value as determined based upon quoted market prices or pricing models for similar securities at period end. Investments with contractual maturities less than 12 months at the balance sheet date are considered short-term investments. Those investments with contractual maturities 12 months or greater at the balance sheet date are considered long-term investments. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold. Unrealized gains and losses are reported as a component of accumulated other comprehensive income (loss). We review our portfolio of available-for-sale debt securities, using both quantitative and qualitative factors, to determine if declines in fair value below cost have resulted from a credit-related loss or other factors. If the decline in fair value is due to credit-related factors, a loss is recognized in net income, whereas if the decline in fair value is not due to credit-related factors, the loss is recorded in other comprehensive income (loss). No credit impairment losses have been recorded during the years ended December 31, 2025 or 2024.
Concentration of Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk consist of cash and cash equivalents and certain investments in money market funds, certificates of deposit, agency securities, commercial obligations and U.S. Treasury securities. Bank deposits are diversified between three financial institutions and these deposits may exceed insured limits. We are exposed to credit risk in the event of default by the financial institutions holding our cash and cash equivalents and issuers of investments that are recorded on our combined balance sheets. We mitigate our risk by investing in high-grade instruments and limiting the concentration in any one issuer, which limits our exposure.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized using the straight-line method over the term of the lease. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Long Lived Assets
Long-lived assets, consisting of property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by the asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized and is measured as the amount by which the carrying value exceeds the estimated fair value of the assets. No impairment charges were recorded during the years ended December 31, 2025 or 2024.
Leases
Our leases consist of a lease for office and lab space that is classified as an operating lease. We determine if an arrangement is a lease at inception. Rent expense is recognized on a straight-line basis. When an operating lease includes rent abatements or requires fixed escalations of the minimum lease payments, the aggregate rental expense is recognized on a straight-line basis over the term of the lease. When an operating lease includes lease incentives such as leasehold improvement allowances, the lease incentive is included in the right-of-use asset (the “ROU asset”). For leases that have greater than a 12-month lease term, the ROU assets and lease liabilities are recognized based on the present value of the future minimum unpaid lease payments over the lease term. For this purpose, we consider only payments that are fixed and determinable at the time of commencement.
As our lease does not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. We account for fixed lease components separately from non-lease components.
We elected the practical expedient to not record leases with an initial term of 12 months or less on the balance sheet and recognize the associated lease payments in the combined statements of operations on a straight-line basis over the lease term.
Research and Development Expenses
Research and development costs primarily include third party clinical and preclinical research and development services such as manufacturing, laboratory and related supplies, salaries and personnel-related costs, in-licensing fees, outside services, and an allocation of information technology, and facility overhead costs.
Costs associated with research and development activities are expensed as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expense when the service has been performed or when the goods have been received. We estimate research and development costs incurred during the period, which impacts the amount of accrued expenses and prepaid balances related to such costs as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with our personnel and service providers to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued research and development expenses include the costs incurred for services performed by our vendors in connection with research and development activities for which we have not yet been invoiced.
Upfront and milestone payments incurred under our in-licensing agreements are expensed as research and development in the period in which they are incurred, provided that the technology or method has no alternative future use.

Segment Reporting
ASC Topic 280, Segment Reporting, establishes standards for companies to report financial statement information about operating segments. Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available that is regularly evaluated by the company’s chief operating decision-makers in deciding how to allocate resources and assess performance. Our chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews results at a combined level only. Therefore, we determined we operate as one reportable segment focused on research and development activities to deliver immunology therapeutics for autoimmune and inflammatory diseases.
Income Taxes
We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered or settled. Realization of deferred tax assets is dependent upon future taxable income. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be realized based on the weight of available evidence, including expected future earnings.
We recognize an uncertain tax position in our combined financial statements when we conclude that a tax position is more likely than not to be sustained upon examination based solely on technical merits. Only after a tax position passes the first step of recognition will measurement be required. Under the measurement step, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon effective settlement. This is determined on a cumulative probability basis. The full impact of any change in recognition or measurement is reflected in the period in which such change occurs. We have elected to accrue any interest or penalties related to income taxes as part of our income tax expense.
Stock-based Compensation
Our employees participate in AnaptysBio, Inc.’s share-based compensation plans, the costs of which have been allocated to First Tracks Biotherapeutics, Inc. and recorded in research and development and general and administrative expenses in the combined statements of operations. Refer to Note 7 for additional information.
Functional Currency of Foreign Operations
Our Australian subsidiary operates in a U.S. dollar functional currency environment. Assets and liabilities of our foreign subsidiary that are not denominated in the functional currency are remeasured into U.S. dollars at foreign currency exchange rates in effect at the balance sheet date except for nonmonetary assets and capital accounts, which are remeasured at historical foreign currency exchange rates in effect at the date of transaction. Expenses are generally remeasured at monthly foreign currency exchange rates which approximate average rates in effect during each period. Net realized and unrealized gains and losses from foreign currency transactions and remeasurement are reported in other income (expense), net, in the combined statements of operations.
Comprehensive Loss
Comprehensive loss represents all changes in equity except those resulting from distributions to stockholders. Our unrealized gains and losses on available for sale investments represent the only component of other comprehensive loss that is excluded from the reported net loss.
Accounting Pronouncements
We have implemented all new accounting pronouncements that are in effect and may have an impact on our combined financial statements. Unless otherwise discussed, we believe the impact of any recently issued pronouncements, not yet effective will not have a material impact on our combined financial statements.

Recent Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU
No. 2023-09,
Income Taxes (Topic 740): Improvements to Income Tax Disclosures Income Taxes, which improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for the annual periods beginning after December 15, 2025. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. We are currently assessing the impact that this standard will have on our combined financial statements.
In December 2025, the FASB issued ASU
No. 2025-11,
Interim Reporting (Topic 270): Narrow-Scope Improvements, which clarifies the guidance in Topic 270 to improve the consistency of interim financial reporting. The ASU provides a comprehensive list of required interim disclosures and introduces a disclosure principle requiring entities to disclose events since the end of the last annual period that have a material impact on the entity. ASU
2025-11
is effective for fiscal years beginning after December 15, 2028, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact of adoption on our financial statement disclosures.
3. Balance Sheet Accounts and Supplemental Disclosures
Property and Equipment
Property and equipment consist of the following:

(in thousands)	December 31, 2025	December 31, 2024
Laboratory equipment	$6,723	$6,715
Office furniture and equipment	1,583	1,530
Leasehold improvements	203	203

Property and equipment, gross	8,509	8,448
Less: accumulated depreciation and amortization	(7,139)	(6,599)

Total property and equipment, net	$1,370	$1,849

Accrued Expenses
Accrued expenses consist of the following:

(in thousands)	December 31, 2025	December 31, 2024
Accrued compensation and related expenses	$10,636	$7,419
Accrued professional fees and other expenses	3,156	737
Accrued research, development and manufacturing expenses	12,040	22,317

Total accrued expenses	$25,832	$30,473

4. Collaborative Research and Development Agreements
Centessa
On November 24, 2023, we entered into an exclusive license agreement (as amended, the “Centessa Agreement”) with Centessa Pharmaceuticals (UK) Limited (“Centessa”), pursuant to which we acquired the exclusive global development and commercialization rights to a blood dendritic cell antigen 2 (BDCA2) modulator antibody portfolio, including lead asset CBS004 (renamed ANB101), and the related family of antibodies, for the treatment of autoimmune and inflammatory diseases.

In connection with the Centessa Agreement, we paid Centessa an upfront cash payment of $4.0 million and an additional cash payment of $3.0 million as reimbursement to Centessa for manufacturing costs incurred. There were $0.3 million in transaction costs incurred. The total transaction amount of $7.3 million was expensed as in-process
research and development and classified as an operating activity in the statement of cash flows. We accounted for the transaction as an asset acquisition as the set of acquired assets did not constitute a business.
Under the terms of the Centessa Agreement, Centessa may be entitled to receive potential future payments of up to $10.0 million upon the achievement of a certain event-based milestone and would be entitled to receive on a product-by-product
and
country-by-country
basis, a royalty of low single digits on annual net sales of any product in the territory in each calendar year. As of December 31, 2025, achievement of the milestone is not probable and, therefore, we have not recognized a liability for the associated $10.0 million contingent consideration.
5. Related Party Transactions
We have historically operated as part of AnaptysBio, Inc. and not as a standalone entity. Accordingly, the accompanying combined financial statements are derived from the consolidated financial statements and accounting records of AnaptysBio, Inc.
Cost Allocations
The combined financial statements reflect allocations of certain expenses from the financial statements of AnaptysBio, Inc., including research and development expenses and administrative expenses. These allocations include, but are not limited to, executive management, employee compensation and benefits, facilities and operations, information technology, business development, financial services (such as accounting, audit, and tax), legal, insurance, and stock-based compensation.
Internal research and development costs that could not be specifically identified were allocated to the program level using the percentage of external research and development costs as the allocation driver. General and administrative expenses were allocated similarly to the allocation of internal research and development costs, with a portion allocated based on estimated employee headcount.
These allocations are reflected in the combined statements of operations as follows:
For the years ended December 31, 2025 and 2024, transactions with AnaptysBio, Inc. were as follows:

(in thousands)	2025	2024
Research and development	$52,164	$42,662
General and administrative	$39,392	$28,756

Total allocated operating expenses	$91,556	$71,418

The combined financial statements reflect allocations of certain assets and liabilities from the financial statements of AnaptysBio, Inc. These allocations include, but are not limited to, prepaid expenses and other current assets, accounts payable, accrued expenses, and accumulated deficit. Amounts that could not be specifically identified were allocated using the percentage of external research and development costs as the allocation driver.
Management believes these cost allocation methods are reasonable and reflect the services provided to First Tracks Biotherapeutics, Inc. during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had First Tracks Biotherapeutics, Inc. operated as a standalone public company. Actual costs that may have been incurred if First Tracks Biotherapeutics, Inc. had been a standalone public company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by First Tracks Biotherapeutics, Inc. employees, and decisions made in areas such as research and development, infrastructure, and information technology.

Net Investment from AnaptysBio, Inc.
Related party transactions between First Tracks Biotherapeutics, Inc. and AnaptysBio, Inc. have been included within net parent investment in the combined balance sheets in the historical periods presented as these related party transactions were not settled in cash. Net parent investment in the combined balance sheets and combined statements of equity represents AnaptysBio, Inc.’s investment in First Tracks Biotherapeutics, Inc., the net effect of transactions with, and allocations from AnaptysBio, Inc. The components of net transfers from AnaptysBio, Inc. and the reconciliation to the corresponding amount presented on the combined statements of cash flows were as follows:

(in thousands)	2025	2024
Allocations of AnaptysBio, Inc.’s corporate expenses	$30,010	$117,523
6. Fair Value Measurements and Available for Sale Investments
Fair Value Measurements
Our financial instruments consist principally of cash, cash equivalents, short-term and long-term investments, receivables, and accounts payable. Certain of our financial assets and liabilities have been recorded at fair value in the combined balance sheet in accordance with the accounting standards for fair value measurements.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Accounting guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and
Level 3—Unobservable inputs that are supported by little or no market activities, therefore requiring an entity to develop its own assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table summarizes our assets and liabilities that require fair value measurements on a recurring basis and their respective input levels based on the fair value hierarchy:

	Fair Value Measurements at End of Period Using:
(in thousands)	Fair Value	Quoted Market Prices for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2025
Money market funds(1)	$140,380	$140,380	$—	$—
Mutual funds(1)	91,359	91,359	—	—
U.S. Treasury securities(2)	63,268	63,268	—	—
Commercial and corporate obligations(2)	10,174	—	10,174	—
At December 31, 2024
Money market funds(1)	$104,553	$104,553	$—	$—
Mutual funds(1)	9,376	9,376	—	—
U.S. Treasury securities(1)(2)	284,495	284,495	—	—
Agency securities(2)	7,579	—	7,579	—
Commercial and corporate obligations(2)	10,652	—	10,652	—

(1)	Included in cash and cash equivalents in the accompanying combined balance sheets.
(2)	Included in short-term or long-term investments in the accompanying combined balance sheets depending on the respective maturity date.
The following methods and assumptions were used to estimate the fair value of our financial instruments for which it is practicable to estimate that value:
Marketable Securities.
For fair values determined by Level 1 inputs, which utilize quoted prices in active markets for identical assets, the level of judgment required to estimate fair value is relatively low. For fair values determined by Level 2 inputs, which utilize quoted prices in less active markets for similar assets, the level of judgment required to estimate fair value is also considered relatively low.
Fair Value of Other Financial Instruments
The carrying amounts of certain of our financial instruments, including cash and cash equivalents, accounts payable, and accrued expenses approximate fair value due to their short-term nature.
Available for Sale Investments
We invest our excess cash in agency securities, debt instruments of financial institutions and corporations, commercial obligations, and U
.S.
Treasury securities, which we classify as
available-for-sale
investments. These investments are carried at fair value and are included in the tables above. The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale
investments by security type, classified in short-term and long-term investments as of December 31, 2025 are as follows:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Total Fair Value
Commercial and corporate obligations (1)	$10,152	$22	$—	$10,174
U . S . Treasury securities (2)	63,107	161	—	63,268

Total available-for-sale investments	$73,259	$183	$—	$73,442

(1)
Of our outstanding commercial and corporate
obligations, $10.2 million have maturity dates of less than one year and $0.0 million have a maturity date of between one
to
two
years as of December 31, 2025.

(2)	Of our outstanding U.S. Treasury securities, $63.3 million have maturity dates of less than one year and $0.0 million have a maturity date of between one to two years as of December 31, 2025.
The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale
investments by security type, classified in cash equivalents, short-term and long-term investments as of December 31, 2024 are as follows:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Total Fair Value
Agency securities (1)	$7,587	$—	$(8)	$7,579
Commercial and corporate obligations (2)	10,642	10	—	10,652
U . S . Treasury securities (3)	283,985	517	(7)	284,495

Total available-for-sale investments	$302,214	$527	$(15)	$302,726

(1)	Of our outstanding agency securities, $7.6 million have maturity dates of less than one year and $0.0 million have a maturity date of between one to two years as of December 31, 2024.
(2)
Of our outstanding commercial and corporate
obligations, $10.7 million have maturity dates of less than one year and $0.0 million have a maturity date of between one
to
two
years as of December 31, 2024.

(3)	Of our outstanding U.S. Treasury securities, $249.0 million have maturity dates of less than one year and $35.5 million have a maturity date of between one to two years as of December 31, 2024.
There were no investments in an unrealized loss position as of December 31, 2025. The following table presents gross unrealized losses and fair values for those investments that were in an unrealized loss position as of December 31, 2024, aggregated by investment category and the length of time that individual securities have been in a continuous loss position:

	December 31, 2024
	Less than 12 Months		12 Months or Greater		Total
(in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Agency securities	$7,579	$(8)	$—	$—	$7,579	$(8)
U . S . Treasury Securities	25,250	(7)	—	—	25,250	(7)

Total	$32,829	$(15)	$—	$—	$32,829	$(15)

As of December 31, 2025 and 2024, unrealized losses on
available-for-sale
investments were not material, and accordingly, no allowance for credit losses were recorded.
7. Equity Compensation Plan
We currently have no stock-based compensation plan. Under AnaptysBio, Inc.’s stock-based compensation plan, 2017 Equity Incentive Plan (the “2017 Plan”), AnaptysBio, Inc. may grant stock options, stock appreciation rights, restricted stock, restricted stock units and other awards to individuals who are then our employees, officers, directors or consultants. All awards granted under AnaptysBio, Inc.’s 2017 Plan were based on AnaptysBio, Inc.’s common shares and, as such, are reflected in AnaptysBio, Inc.’s consolidated statement of equity and not in our combined statements of equity.
All awards granted under AnaptysBio, Inc.’s equity plans consist of shares of AnaptysBio, Inc.’s common stock. Accordingly, the amounts presented are not necessarily indicative of future stock-based compensation and do not necessarily reflect the amounts that we would have recorded as an independent, publicly traded company for the periods presented. The activity presented in the tables that follow this paragraph represent the stock options and stock units for AnaptysBio, Inc.

Stock Options
Stock options granted to
employees
and
non-employees
generally vest over a four-year period while stock options granted to directors generally vest over a one-year
period. Each stock option award has a maximum term of 10 years from the date of grant, subject to earlier cancellation prior to vesting upon cessation of service to us. A summary of the activity related to stock option awards during the year ended December 31, 2025 is as follows:

	Shares Subject to Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2025	6,086,289	$25.20	7.63	$534
Granted	1,758,243	$14.87
Exercises	(645,562)	$19.95
Forfeitures and cancellations	(301,202)	$18.47

Outstanding at December 31, 2025	6,897,768	$23.35	6.93	$180,434

Exercisable at December 31, 2025	3,797,111	$27.33	6.09	$87,426
Time-Based Restricted Stock Units
Each Restricted Stock Unit (“RSU”) represents one equivalent share of our common stock to be issued after satisfying the applicable continued service-based vesting criteria over a specified period. The fair value of these RSUs is based on the closing price of our common stock on the date of the grant. We measure compensation expense over the expected vesting period on a straight-line basis. The RSUs do not entitle the participants to the rights of holders of common stock, such as voting rights, until the shares are issued.

	Number of Restricted Stock Units	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2025	1,227,677	$21.79	1.46	$16,254
Granted	614,828	$14.87
Released	(355,627)	$21.87
Forfeitures and cancellations	(113,673)	$18.45

Outstanding at December 31, 2025	1,373,205	$18.95	1.17	$66,573

RSU expected to vest at December 31, 2025	1,373,205	$18.95	1.17	$66,573
Performance Stock Units
A Performance Stock Unit (“PSU”) represents one equivalent share of our common stock to be issued after achievement of the performance metrics specified in the grant. The fair value of our PSUs is estimated
as of the grant date of July 22, 2024, based upon the expected achievement of the performance metrics specified in the grant and the closing market price of our common stock on the date of grant. The grant date fair value is estimated using a Monte Carlo simulation using the following assumptions:

Twelve months ended December 31, 2024
Volatility of common stock	59.0%
Risk-free interest rate	4.1%
Contract term (in years)	3.9

The compensation expense for the awards is recognized over the requisite service period regardless of whether the market conditions are achieved and will only be adjusted for pre-vesting
forfeitures due to the termination of the recipient’s employment with the Company prior to the expiration of the requisite service period. The requisite service period over which the compensation expense will be recognized is July 22, 2024 through July 1, 2028.
The following table presents a summary of activity with respect to our PSUs:

	Number of Performance Stock Units	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (in years)
Outstanding at January 1, 2025	504,500	$24.69	3.52
Granted	—	$—
Released	—	$—
Forfeitures	(26,500)	$24.69

Outstanding at December 31, 2025	478,000	$24.69	2.52

Stock-Based Compensation Expense
We recognize stock-based compensation expense for awards issued to employees and non-employees
over the requisite service period based on the estimated grant-date fair value of such awards. We record the expense for stock-based compensation awards subject to performance-based milestone vesting over the requisite service period when management determines that achievement of the milestone is probable. Management evaluates when the achievement of a performance-based milestone is probable based on the expected satisfaction of the performance conditions at each reporting date. The estimated fair values of stock option awards granted were determined on the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

	Year Ended December 31,
	2025	2024
Risk-free interest rate	4.5%	4.0%
Expected volatility	81.8%	78.4%
Expected dividend yield	—%	—%
Expected term (in years)	6.35	6.28
Weighted average grant date fair value per share	$10.98	$15.54
We determine the appropriate risk-free interest rate, expected term for employee stock-based awards, contractual term for non-employee
stock-based awards, and volatility assumptions. The weighted-average expected option term for employee and non-employee
stock-based awards reflects the historical option term. Expected volatility incorporates the historical volatility of our stock price. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected or contractual term of the stock-based payment awards. The assumed dividend yield is based on our expectation of not paying dividends in the foreseeable future.
Stock-based compensation expense was allocated to us using a proportionate cost allocation method, which management believes is consistent and reasonable. For the research and development portion, costs were allocated using the percentage of external research and development costs as the allocation driver. For the general and administrative portion, costs
were allocated similarly to the allocation of research and development costs, with a portion allocated based on estimated employee headcount.

Stock-based compensation expense under AnaptysBio, Inc.’s 2017 Plan allocated to us and included within our combined statements of operations consisted of the following (in thousands):

(in thousands)	December 31, 2025	December 31, 2024
Research and development	$17,598	$13,785
General and administrative	14,702	13,042

Total stock-based compensation expense	$32,300	$26,827

8. Employee Benefit Plan
We currently have no defined contribution 401(k) plan. Under AnaptysBio, Inc.’s defined contribution 401(k) plan, employee contributions are voluntary, for eligible employees, and are determined on an individual basis, limited to the maximum amount allowable under U.S. federal tax regulations. We elected to match 100% of an employee’s contributions up to 10% of the employees’ eligible salary with a maximum limit of $23,500 in 2025 and 100% of an employee’s contribution up to 10% of the employees’ salary with a maximum limit of $23,000 in 2024. For the years ended December 31, 2025 and 2024, we incurred approximately $2.3 million and $1.9 million.
9. Commitments and Contingencies
Operating Leases
On May 4, 2020, we entered into a lease agreement with Wateridge Property Owner, LP, with respect to facilities in the building at 10770 Wateridge Circle, San Diego, California 92121 (the “Lease Agreement”). Under the Lease Agreement, we agreed to lease approximately 45,000 square feet of space for a term of 124 months, beginning on April 5, 2021. The terms of the Lease Agreement provide us with an option to extend the term of the lease for an additional five years, as well as a one-time option to terminate the lease after seven years, on April 30, 2028 with the payment of a termination fee of $3.8 million plus 15-months of operating expenses and real property taxes. The exercise of the lease option is at our sole discretion, which we currently do not anticipate exercising and as such was not recognized as part of the ROU asset and lease liability. The monthly base rent was initially $4.20 per rentable square foot and is increased by 3% annually. Under the Lease Agreement, we are also responsible for our pro rata share of real estate taxes, building insurance, maintenance, direct expenses, and utilities. Upon lease commencement, on April 5, 2021, we recognized an ROU asset of $20.6 million, with a corresponding lease liability of $20.7 million on the combined balance sheets. The ROU asset includes adjustments for prepayments, initial direct costs, and lease incentives. As of December 31, 2025, we have recorded $0.3 million as a security deposit in accordance with the terms of the Lease Agreement.
Our lease payments are fixed, and we recognize lease expense for leases on a straight-line basis over the lease term. Operating lease ROU assets and lease liabilities are recorded based on the present value of the future minimum lease payments over the lease term at commencement date. As our lease does not provide an implicit rate, we used our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments. The weighted-average discount rate used was 4.0% and the weighted-average remaining lease term is approximately 5.7 years.
The following non-cancellable office lease costs are included in our combined statements of cash flow (in thousands):

		Year Ended December 31,
Leases	Classification on the Cash Flow	2025	2024
Operating lease cost	Operating	$2,478	$2,478
Cash paid for amounts included in the measurement of lease liabilities	Operating	2,531	2,457

At December 31, 2025, the future minimum annual obligations for the Company’s operating lease liabilities are as follows:

Years Ending December 31, (in thousands)
2026	$2,607
2027	2,685
2028	2,766
2029	2,849
2030	2,934
Thereafter	2,005

Total minimum payments required	$15,846
Less: imputed interest	(1,734)

Total	$14,112

Other Commitments and Contingen
cies
We have entered into agreements with certain vendors for the provision of goods and services, which includes manufacturing services with contract manufacturing organizations and development services with contract research organizations. These agreements may include certain provisions for purchase obligations and termination obligations that could require payments for the cancellation of committed purchase obligations or for early termination of the agreements. The amount of the cancellation or termination payments vary and are based on the timing of the cancellation or termination and the specific terms of the agreement.
Guarantees and Indemnifications
We enter into standard indemnification arrangements in the ordinary course of business. Pursuant to certain of these arrangements, we indemnify, hold harmless, and agree to reimburse the indemnified parties for losses suffered or incurred by the indemnified party for third party claims in connection with our breach of the agreement, our negligence or willful misconduct in connection with the agreement, or any trade secret, copyright, patent or other intellectual property infringement claim with respect to our technology. The term of these indemnification arrangements is generally perpetual. The maximum potential amount of future payments we could be required to make under these agreements is not determinable because it involves claims that may be made against us in the future, but have not yet been made.
We indemnify our officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving in such capacity, as permitted under Delaware law, in accordance with our certificate of incorporation and bylaws, and pursuant to agreements providing for indemnification entered into with our officers and directors. The term of the indemnification period lasts as long as an officer or director may be subject to any proceeding arising out of acts or omissions of such officer or director in such capacity.
The maximum amount of potential future indemnification of directors and officers is unlimited; however, we currently hold director and officer liability insurance. This insurance allows the transfer of risk associated with our exposure and may enable us to recover a portion of any future amounts paid.
We believe that the fair value of these indemnification obligations is minimal. Accordingly, we have not recognized any liabilities relating to these obligations for any period presented.
10. Segment Reporting
We operate as one reportable segment focused on research and development activities to deliver immunology therapeutics for autoimmune and inflammatory diseases. Segment profit or loss is measured as the net loss reported on our combined Statements of Operations and Comprehensive Loss and net loss is used to monitor results. The measure of segment assets is reported on our combined Balance Sheets as total assets.

The CODM is our
Chief Executive Officer
. The CODM manages the business activities on a combined basis in making decisions regarding resource allocation and performance assessment.
The following table is a summary of segment loss and our significant expenses (in thousands):

	Year Ended December 31,
	2025	2024
Operating expenses:
External R&D
Rosnilimab	$42,744	$53,422
ANB033	20,427	12,460
ANB101	8,138	3,367
ANB032	48	26,084
Preclinical and other unallocated costs	16,093	14,350

Total External R&D(1)	87,450	109,683

Total Internal R&D(2)	52,164	42,662

Total R&D	139,614	152,345

External G&A(3)	13,932	6,806
Internal G&A(2)	25,460	21,950

Total G&A	39,392	28,756

Total operating expenses	179,006	181,101

Loss from operations	(179,006)	(181,101)

Interest income	12,942	17,382
Other income (expense), net	(23)	14

Total other income, net	12,919	17,396

Segment net loss	$(166,087)	$(163,705)

(1)
External R&D consists of costs associated with our research and development activities, including drug discovery efforts, preclinical and clinical development of our programs, manufacturing, and allocated facility-related costs.

(2)	Internal R&D and G&A consist of salaries and wages, stock-based compensation, recruiting and other employee benefits.
(3)
External G&A consists of general and administrative expenses including legal services, insurance, professional fees for auditing, tax, and market research, and allocated facility-related costs not otherwise included in research and development expenses.

11. Income Taxes
The provision for income taxes calculations have been prepared using the separate return method as if the Company had filed its own tax return. In general, the Company has not recorded a provision for federal or state income taxes as it has had cumulative net operating losses since inception. As part of the separation, AnaptysBio, Inc. will retain all rights associated with the unused federal and state net operating losses, or NOLs, and research tax credit carryforwards to offset future taxable income.

The components of loss before income tax provision consist of the following:

	Year Ended December 31,
(in thousands)	2025	2024
U.S.	$(166,087)	$(163,844)
Foreign	—	139

Consolidated net loss before income taxes	$(166,087)	$(163,705)
Significant components of our deferred tax assets and liabilities are as follows:

	December 31,
(in thousands)	2025	2024
Deferred Tax Assets:
Net operating loss carryforwards	$48,141	$8,642
Capitalized R&D	37,289	46,132
Research and development credits	25,839	19,731
Equity compensation	13,331	10,270
Other, net	9,716	12,206

Total deferred tax assets	134,316	96,981

Deferred Tax Liabilities:
Other, net	(2,394)	(5,379)

Total deferred tax liabilities	(2,394)	(5,379)

Net deferred tax assets	131,922	91,602
Less: valuation allowance	(131,922)	(91,602)

Deferred tax assets, net of valuation allowance	$—	$—

We have recorded a full valuation allowance against our net deferred tax assets due to the uncertainty surrounding the realization of such assets. Management has determined it more likely than not that the deferred tax assets are not realizable due to our historical loss position.
As of December 31, 2025, we had federal and state NOL carryforwards, of $229.2 million and $49.5 million, respectively. The federal and state NOLs generated prior to 2018 will begin to expire in 2031 and 2028, respectively, unless previously utilized. The federal NOL includes $201.9 million of net operating losses generated in 2018 and after. Federal net operating losses generated in 2018 and after carryover indefinitely and may generally be used to offset up to 80% of future taxable income. As of December 31, 2025, we had federal and state research tax credit carryforwards of approximately $25.8 million. The federal research tax credit carryforwards will begin to expire in 2041 and the state research tax credits will begin to expire in 2039.
Our use of federal NOLs and research credits could be further limited if we experience one or more ownership changes subsequent to December 31, 2025. If a change in ownership occurs, NOLs and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by ownership changes, if any, will not impact our effective tax rate.

The following is a reconciliation of the expected statutory federal income tax provision to our actual income tax provision:

	Year Ended December 31,
(in thousands)	2025	2024
Expected income tax benefit at federal statutory tax rate	$(34,877)	$(34,378)
State income taxes, net of federal benefit	6,802	(1,915)
Permanent items	43	56
Equity compensation	363	635
Non-deductible compensation	1,494	1,484
Research credits	(6,596)	(6,562)
Other	(14)	24
Change in the valuation allowance	32,785	40,656

Income tax expense	$—	$—

We recognize a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition at the effective date to be recognized. As of December 31, 2025 and 2024, we had no unrecognized tax benefits that, if recognized and realized, would affect the effective tax rate due to the valuation allowance against deferred tax assets. The following table summarizes the activity related to our unrecognized tax benefits:

	Year Ended December 31,
(in thousands)	2025	2024
Balance at the beginning of the year	$4,212	$2,450
Decrease related to prior year tax positions	(2)	(4)
Increase related to current year tax positions	1,859	1,766

Balance at the end of the year	$6,069	$4,212

If recognized, these amounts would not affect our effective tax rate, since they would be offset by an equal corresponding adjustment in the deferred tax asset valuation allowance. We do not anticipate there will be a significant change in unrecognized tax benefits within the next 12 months.
Our policy is to recognize interest and penalties related to income tax matters in the provision for income taxes. As of December 31, 2025 and 2024, there were no interest or penalties on uncertain tax benefits.
The One Big Beautiful Bill Act of 2025 (“OBBBA”) was signed into law on July 4, 2025. The OBBBA makes changes to the U.S. corporate income tax including immediate expensing of domestic research and development costs while foreign expenditures will continue to be capitalized and amortized over 15 years and modifications to the timing of the deduction for interest expense.

First Tracks Biotherapeutics, Inc.
Balance Sheets
(in thousands, except share and par value)
(unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$168,018	$238,196
Short-term investments	—	73,442
Prepaid expenses and other current assets	9,727	4,762

Total current assets	177,745	316,400
Property and equipment, net	1,071	1,370
Operating lease right-of-use assets	4,324	12,519
Other long-term assets	—	256

Total assets	$183,140	$330,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,553	$3,111
Accrued expenses	7,458	25,832
Current portion of operating lease liability	2,436	2,080

Total current liabilities	12,447	31,023
Operating lease liability, net of current portion	1,897	12,032
Stockholders’ equity:
Preferred stock $ 0.001 par value, 10,000,000 shares authorized and no shares outstanding at June 30, 2026	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized and 35,390,679 shares issued and outstanding at June 30, 2026 and 100 shares authorized and no shares, issued or outstanding at December 31, 2025	35	—
Additional paid-in capital	193,337	—
Accumulated other comprehensive loss	—	(24)
Accumulated deficit	(24,576)	—
Net former parent investment	—	287,514

Total stockholders’ equity	168,796	287,490

Total liabilities and stockholders’ equity	$183,140	$330,545

See accompanying notes to unaudited financial statements.

First Tracks Biotherapeutics, Inc.
Statements of Operations and Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	25,644	39,272	59,599	80,737
General and administrative	9,293	6,626	28,149	16,441

Total operating expenses	34,937	45,898	87,748	97,178

Loss from operations	(34,937)	(45,898)	(87,748)	(97,178)

Other income (expense), net:
Interest income	1,564	3,466	3,892	7,557
Other expense, net	(1)	(13)	(2)	(20)

Total other income (expense), net	1,563	3,453	3,890	7,537

Net loss	(33,374)	(42,445)	(83,858)	(89,641)

Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities	146	(167)	24	(311)

Comprehensive loss	$(33,228)	$(42,612)	$(83,834)	$(89,952)

Net loss per common share:
Basic and diluted	$(0.95)	$(1.47)	$(2.40)	$(3.02)

Weighted-average number of shares outstanding:
Basic and diluted	35,003	28,810	35,003	29,722

See accompanying notes to unaudited financial statements.

First Tracks Biotherapeutics, Inc.
Statements of Stockholders Equity
(in thousands)
(unaudited)

	Common Stock		Additional Paid-in Capital	Net Former Parent Investment	Accumulated Other Comprehensive (Loss) Gain	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2025	—	$—	$—	$287,514	$(24)	$—	$287,490
Stock-based compensation	—	—	—	11,503	—	—	11,503
Net parent investment	—	—	—	9,077	—	—	9,077
Comprehensive loss, net	—	—	—	—	(122)	—	(122)
Net loss	—	—	—	(50,484)	—	—	(50,484)

Balance, March 31, 2026	—	$—	$—	$257,610	$(146)	$—	$257,464

Issuance of common stock from exercises of options	441	—	2,591	—	—	—	2,591
Issuance of common stock upon vesting of restricted stock units and performance stock units	57	—	—	—	—	—	—
Issuance of common stock in connection with the spin-off and reclassification of net parent investment	29,101	29	109,214	(350,284)	—	—	(241,041)
Issuance of common stock, net of $5,309 of transaction costs	5,792	6	74,685	—	—	—	74,691
Stock-based compensation	—	—	6,847	1,472	—	—	8,319
Transfers from former parent	—	—	—	100,000	—	—	100,000
Comprehensive income, net	—	—	—	—	146	—	146
Net loss	—	—	—	(8,798)	—	(24,576)	(33,374)

Balance, June 30, 2026	35,391	$35	$193,337	$—	$—	$(24,576)	$168,796

	Net Parent Investment	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Equity
Balance, December 31, 2024	$391,291	$305	$—	$391,596
Stock-based compensation	7,746	—	—	7,746
Net parent investment	5,716	—	—	5,716
Comprehensive loss, net	—	(144)	—	(144)
Net loss	(47,196)	—	—	(47,196)

Balance, March 31, 2025	$357,557	$161	$—	$357,718

Stock-based compensation	7,656	—	—	7,656
Net parent investment	(52,105)	—	—	(52,105)
Comprehensive loss, net	—	(167)	—	(167)
Net loss	(42,445)	—	—	(42,445)

Balance, June 30, 2025	$270,663	$(6)	$—	$270,657

See accompanying notes to unaudited financial statements.

First Tracks Biotherapeutics, Inc.
Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(83,858)	$(89,641)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	230	288
Stock-based compensation	19,822	15,402
Accretion/amortization of investments, net	138	(3,264)
Amortization of right-of-use assets – operating	102	919
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(10,202)	639
Accounts payable and other liabilities	9,382	(7,045)
Operating lease liabilities	(93)	(941)

Net cash used in operating activities	(64,479)	(83,643)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	—	(176,755)
Sales and maturities of investments	35,000	228,079
Purchases of property and equipment	(42)	(74)

Net cash provided by investing activities	34,958	51,250

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock in connection with the spin-off	109,243	—
Proceeds from public offerings	75,200	—
Proceeds from the issuance of common stock upon the exercise of stock options	2,122	—
Proceeds from former parent company with Spin-off	100,000	—
Payments for offering costs	(26)	—
Net parent investment	(327,196)	(46,389)

Net cash used in financing activities	(40,657)	(46,389)

Net decrease in cash and cash equivalents	(70,178)	(78,782)
Cash and cash equivalents, beginning of period	238,196	123,080

Cash and cash equivalents, end of period	$168,018	$44,298

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Non-cash investing and financing activities:
Leased assets obtained in exchange for operating lease liabilities	$4,426	$—
Offering costs accrued	$483	$—
Non-cash transfer of assets and liabilities in connection with the spin-off	$14,011	$—
Receivable related to issuance of common stock, upon exercise of stock options	$469	$—
See accompanying notes to unaudited financial statements.

First Tracks Biotherapeutics, Inc.
Notes to Financial Statements
1. Description of the Business
Organization
First Tracks Biotherapeutics, Inc. (“First Tracks Biotherapeutics,” “we,” “us,” “our,” or the “Company”) is a clinical-stage biotechnology company advancing antibody therapies that modulate immune pathways implicated in autoimmune and inflammatory diseases. Our pipeline includes ANB033, a CD122 antagonist in development for celiac disease and eosinophilic esophagitis; rosnilimab, a pathogenic T cell depleter in development for rheumatoid arthritis; and ANB101, a BDCA2 modulator.
The Separation
Our financial support has been provided primarily by AnaptysBio, Inc. (“AnaptysBio”), our former parent company. In September 2025, AnaptysBio announced its intent, as approved by its board of directors on September 29, 2025, to separate our operations from AnaptysBio into a separate, independent, publicly traded company (the “Spin-Off”). The Spin-Off was completed on April 20, 2026 (the “Distribution Date”).
The Spin-Off was achieved through AnaptysBio’s pro rata distribution of 29,100,902 shares of common stock of First Tracks Biotherapeutics to holders of record of AnaptysBio’s common stock. Each holder of record of AnaptysBio’s common stock received one share of First Tracks Biotherapeutics’ common stock for every one share of AnaptysBio’s common stock held on April 6, 2026, the record date for the distribution. On April 20, 2026, First Tracks Biotherapeutics’ shares of common stock began trading on the Nasdaq Stock Market LLC under the ticker symbol “TRAX.”
On the Distribution Date, AnaptysBio distributed 29,100,902 shares of First Tracks Biotherapeutics common stock to its shareholders and the Company completed the previously announced private placement contemplated by that certain purchase agreement (the “Purchase Agreement”) by and among the Company, EcoR1 Capital Fund Qualified, L.P. (the “Selling Stockholder”) and certain third party investors (collectively, the “Investors”), pursuant to which the Company agreed to issue and sell an aggregate of 5,791,479 shares of the Company’s common stock (the “Primary Shares”), and the Selling Stockholder agreed to sell an aggregate of 4,705,575 shares of the Company’s common stock (the “Secondary Shares”) that the Selling Stockholder received in the Spin-Off, at a purchase price of $13.81 per share (the “Private Placement”). The aggregate gross proceeds to First Tracks Biotherapeutics from the sale of the Primary Shares were approximately $80 million, before deducting offering expenses. First Tracks Biotherapeutics did not receive any proceeds from the sale of the Secondary Shares.
In connection with the Spin-Off, we entered into a separation and distribution agreement (the “Separation and Distribution Agreement”) with AnaptysBio. The Separation and Distribution Agreement identifies the assets transferred to (including the contracts assigned) or retained by, and the liabilities assumed or retained by each of us, and AnaptysBio. Pursuant to the Separation and Distribution Agreement, on the Distribution Date, $100 million in cash and cash equivalents was allocated to us from AnaptysBio. Furthermore, all accounts payable and accrued liabilities were assumed by AnaptysBio.
Liquidity and Risks
Going forward, as we continue our expansion, we may seek additional financing and/or strategic investments. However, there can be no assurance that any additional financing or strategic investments will be available to us on acceptable terms, if at all. If events or circumstances occur such that we do not obtain additional funding, we will most likely be required to reduce our plans and/or certain discretionary spending, which could have a material adverse effect on our ability to achieve our intended business objectives. Our mana
g
ement believes our currently available resources will provide sufficient funds to enable us to meet our operating plans for at least the next 12 months from the issuance of our financial statements. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.
2. Summary of Significant Accounting Policies
Basis of Presentation
We have historically operated as part of AnaptysBio and not as a separate, publicly traded company. For the periods prior to the Spin-Off, the accompanying unaudited financial statements have been derived from AnaptysBio’s historical accounting records of its Biopharma segment (“Biopharma”) and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with our business activity are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from AnaptysBio’s corporate office and from other AnaptysBio businesses to us and allocations of related assets, liabilities, and retained earnings prior to the Spin-Off (“Net former parent investment”) which represents AnaptysBio’s interest in our recorded net assets, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of AnaptysBio.
Following the Spin-Off, the financial statements include the accounts of First Tracks Biotherapeutics and no longer include any allocations from AnaptysBio. Accordingly:

•
The Balance Sheet as of June 30, 2026 consists of First Tracks Biotherapeutics’ stand-alone balance sheet, while the Balance Sheet as of December 31, 2025 consists of the combined balances of First Tracks Biotherapeutics and AnaptysBio.

•
The Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2026 consist of the combined results of First Tracks Biotherapeutics for the period from January 1, 2026 through April 19, 2026, and the stand-alone results of First Tracks Biotherapeutics for the period from April 20, 2026 through June 30, 2026. The Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2025 consist of the combined results of First Tracks Biotherapeutics.

•
The Statements of Equity for the three and six months ended June 30, 2026 consist of the combined results of First Tracks Biotherapeutics for the period from January 1, 2026 through April 19, 2026, and the stand-alone results of First Tracks Biotherapeutics for the period from April 20, 2026 through June 30, 2026. The Combined Statements of Equity for the three and six months ended June 30, 2025 consisted of the combined activity of First Tracks Biotherapeutics and AnaptysBio.

•
The Statement of Cash Flows for the six months ended June 30, 2026 consists of the combined results of First Tracks Biotherapeutics for the period from January 1, 2026 through April 19, 2026, and the stand-alone results of First Tracks Biotherapeutics for the period from April 20, 2026 through June 30, 2026. The Statement of Cash Flows for the six months ended June 30, 2025 consisted of the combined results of First Tracks Biotherapeutics and AnaptysBio.

Prior to the Spin-Off, First Tracks Biotherapeutics was dependent upon AnaptysBio for all of its working capital and financing requirements under AnaptysBio’s centralized approach to cash management and financing of its operations. Because the Company was part of AnaptysBio during the six months ended June 30, 2026, only cash, cash equivalents, and borrowings clearly associated with First Tracks Biotherapeutics and related to the Spin-Off have been included in these financial statements. Other financial transactions relating to the business operations of the Company during the period January 1, 2026 through April 19, 2026 were accounted for through the Net former parent investment account of the Company.

All transactions between First Tracks Biotherapeutics and AnaptysBio have been included in the accompanying financial statements for the three and six months ended June 30, 2026 and June 30, 2025. Transactions with AnaptysBio are reflected in the accompanying Statements of Changes in Equity as “Net parent investment” and in the accompanying Balance Sheets within “Net former parent investment.”
All intercompany accounts and transactions between the operations comprising First Tracks Biotherapeutics have been eliminated in the accompanying Statements of Operations for the three and six months ended June 30, 2026 and June 30, 2025 and the Balance Sheets as of June 30, 2026 and December 31, 2025.
The accompanying unaudited financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) have been omitted. The accompanying unaudited financial statements include all known adjustments necessary for a fair presentation of the results of interim periods as required by U.S. GAAP. These adjustments consist primarily of normal recurring accruals and estimates that impact the carrying value of assets and liabilities. Operating results for the six months ended June 30, 2026 are not necessarily indicative of the results that may be expected for the year ending December 31, 2026. The financial statements should be read in conjunction with our audited financial statements for the year ended December 31, 2025 included in our Form 10, which was filed with the SEC on March 27, 2026.
During the periods presented prior to April 20, 2026, we were not a separate legal entity and did not directly own the Australian subsidiary, which was legally owned by AnaptysBio. The portions of the Australian subsidiary’s assets, liabilities, income, expenses and cash flows related to our business are included in these financial statements.
We operate in one reportable segment, and our functional and reporting currency is the U.S. dollar.
Use of Estimates
The preparation of the accompanying financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. We base our estimates and assumptions on historical experience when available and on various factors that we believe to be reasonable under the circumstances. Significant estimates relied upon in preparing these financial statements include estimates related to accrued research and development expenses, stock-based compensation, leases and the allocation of costs between AnaptysBio and First Tracks Biotherapeutics. We evaluate our estimates and assumptions on an ongoing basis. Our actual results could differ from these estimates under different assumptions or conditions.
Net Loss Per Common Share
Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted-average number of common equivalent shares outstanding for the period, as well as any dilutive effect from outstanding stock options and awards using the treasury stock method. For each period presented, there is no difference in the number of shares used to calculate basic and diluted net loss per share, as we are in a loss position for both periods and all shares are anti-dilutive.

The following table sets forth the weighted-average outstanding potentially dilutive securities that have been excluded in the calculation of diluted net loss per share because to do so would be anti-dilutive (in common stock equivalent shares):

	For the Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Options to purchase common stock	7,545	7,621	7,545	7,644
Stock awards	1,752	854	1,752	873

Total	9,297	8,475	9,297	8,517

Accounting Pronouncements
We have implemented all new accounting pronouncements that are in effect and may have an impact on our financial statements. Unless otherwise discussed, we believe the impact of any recently issued pronouncements will not have a material impact on our financial statements.
Recent Accounting Pronouncements Not Yet Adopted
In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure about the types of costs and expenses included in certain expense captions presented on the income statement. The new disclosure requirements are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. We are currently evaluating the provisions of this guidance and assessing the potential impact on our financial statement disclosures.
In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which clarifies the guidance in Topic 270 to improve the consistency of interim financial reporting. The ASU provides a comprehensive list of required interim disclosures and introduces a disclosure principle requiring entities to disclose events since the end of the last annual period that have a material impact on the entity. ASU 2025-11 is effective for fiscal years beginning after December 15, 2027, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact of adoption on our financial statement disclosures.
3. Balance Sheet Accounts and Supplemental Disclosures
Property and Equipment, Net
Property and equipment, net consist of the following:

(in thousands)	June 30, 2026	December 31, 2025
Laboratory equipment	$6,765	$6,723
Office furniture and equipment	1,583	1,583
Leasehold improvements(1)	—	203

Property and equipment, gross	8,348	8,509
Less: accumulated depreciation and amortization	(7,277)	(7,139)

Total property and equipment, net	$1,071	$1,370

(1)	All leasehold improvements remained with AnaptysBio as part of the Spin-Off.

Accrued Expenses
Accrued expenses consist of the following:

(in thousands)	June 30, 2026	December 31, 2025
Accrued compensation and related expenses	$1,969	$10,636
Accrued professional fees and other expenses	1,067	3,156
Accrued research, development and manufacturing expenses	4,422	12,040

Total accrued expenses	$7,458	$25,832

Pursuant to the Separation and Distribution Agreement, all accrued expenses prior to the
Spin-Off
were retained by AnaptysBio.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following:

(in thousands)	June 30, 2026	December 31, 2025
Receivable from AnaptysBio	$4,226	$—
Prepaid clinical development	2,470	2,851
Receivable from option exercises	848	29
Other current assets	2,183	1,882

Total prepaid expenses and other current assets	$9,727	$4,762

4. Collaborative Research and Development Agreements
Centessa
On November 24, 2023, we entered into an exclusive license agreement (as amended, the “Centessa Agreement”) with Centessa Pharmaceuticals (UK) Limited (“Centessa”), pursuant to which we acquired the exclusive global development and commercialization rights to a blood dendritic cell antigen 2 (BDCA2) modulator antibody portfolio, including lead asset CBS004 (renamed ANB101), and the related family of antibodies, for the treatment of autoimmune and inflammatory diseases.
In connection with the Centessa Agreement, we paid Centessa an up front cash payment of $4.0 million and an additional cash payment of $3.0 million as reimbursement to Centessa for manufacturing costs incurred. There were $0.3 million in transaction costs incurred. The total transaction amount of $7.3 million was expensed as in-process research and development and classified as an operating activity in the statement of cash flows. We accounted for the transaction as an asset acquisition as the set of acquired assets did not constitute a business.
Under the terms of the Centessa Agreement, Centessa may be entitled to receive potential future payments of up to $10.0 million upon the achievement of a certain event-based milestone and would be entitled to receive on a product-by-product and country-by-country basis, a royalty of low single digits on annual net sales of any product in the territory in each calendar year. As of June 30, 2026, achievement of the milestone is not probable and, therefore, we have not recognized a liability for the associated $10.0 million contingent consideration.
Vanda
On January 31, 2025, AnaptysBio entered into an Exclusive License Agreement (the “Vanda License Agreement”) with Vanda pursuant to which Vanda was granted an exclusive, global license for the development and commercialization of imsidolimab (IL-36R antagonist mAb), which has completed two registration-enabling global Phase 3 trials,
GEMINI-1
and
GEMINI-2,
evaluating the safety and efficacy of imsidolimab in patients with generalized pustular psoriasis (“GPP”). Pursuant to the Separation and Distribution Agreement, any and all rights to receive milestone payments under the Vanda License Agreement were transferred to us.
The following milestones are payable under the Vanda License Agreement:

Milestone Event	Amount	Quarter Recognized
FDA regulatory approval for marketing of first licensed product in the USA for the treatment of active flares in GPP	$5.0M	—
Regulatory approval for marketing of the first licensed product in the EU	$5.0M	—
Commercial sales first exceed $100.0 million	$25.0M	—

Milestones recognized through June 30, 2026	—	—
Milestones that may be recognized in the future	$35.0M	—
5. Related Party Transactions
We have historically operated as part of AnaptysBio and not as a stand-alone entity. Accordingly, the accompanying financial statements for periods prior to the Spin-Off were derived from the consolidated financial statements and accounting records of AnaptysBio. Following the Spin-Off, the financial statements no longer include allocations from AnaptysBio.
Cost Allocations
The financial statements through the date of the Spin-Off reflect allocations of certain expenses from the financial statements of AnaptysBio, including research and development expenses and administrative expenses. These allocations include, but are not limited to, executive management, employee compensation and benefits, facilities and operations, information technology, business development, financial services (such as accounting, audit, and tax), legal, insurance, and stock-based compensation.
Internal research and development costs that could not be specifically identified were allocated to the program level using the percentage of external research and development costs as the allocation driver. General and administrative expenses were allocated similarly to the allocation of internal research and development costs, with a portion allocated based on estimated employee headcount.
These allocations are reflected in the statements of operations as follows:
For the three and six months ended June 30, 2026 and 2025, transactions with AnaptysBio were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Research and development	$1,853	$13,129	$17,166	$26,816
General and administrative	$3,664	$6,626	$22,520	$16,441

Total allocated operating expenses	$5,517	$19,755	$39,686	$43,257

The financial statements through the date of the Spin-Off reflect allocations of certain assets and liabilities from the financial statements of AnaptysBio. These allocations include, but are not limited to, prepaid expenses and other current assets, accounts payable, accrued expenses, and accumulated deficit. Amounts that could not be specifically identified were allocated using the percentage of external research and development costs as the allocation driver.

Management believes these cost allocation methods are reasonable and reflect the services provided to First Tracks Biotherapeutics during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had First Tracks Biotherapeutics operated as a stand-alone public company. Actual costs that may have been incurred if First Tracks Biotherapeutics had been a stand-alone public company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by First Tracks Biotherapeutics employees, and decisions made in areas such as research and development, infrastructure, and information technology.
Net Investment from AnaptysBio
Related party transactions between First Tracks Biotherapeutics and AnaptysBio have been included within net former parent investment in the balance sheet as of December 31, 2025, as these related party transactions were not settled in cash. Net former parent investment, in the balance sheets and statements of equity, represents AnaptysBio’s investment in First Tracks Biotherapeutics, the net effect of transactions with, and allocations from AnaptysBio. The components of net transfers from AnaptysBio and the reconciliation to the corresponding amount presented on the statements of cash flows, for the six months ended June 30, 2026 and 2025, were as follows:

(in thousands)	2026	2025
Allocations of AnaptysBio’s corporate expenses	$9,077	$(46,389)
Non-cash transfer of investments to AnaptysBio	37,986	—
Non-cash transfer of ROU assets to AnaptysBio	12,886	—
Non-cash transfer of lease liabilities to AnaptysBio	(14,112)	—
Non-cash transfer of other current assets to AnaptysBio	6,048	—
Non-cash transfer of accrued liabilities to AnaptysBio	(28,797)	—

Total	$23,088	$(46,389)

6. Fair Value Measurements and Available-for-Sale Investments
Fair Value Measurements
Our financial instruments consist principally of cash, cash equivalents, short-term and long-term investments, receivables, and accounts payable. Certain of our financial assets and liabilities have been recorded at fair value in the balance sheet in accordance with the accounting standards for fair value measurements.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Accounting guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and
Level 3—Unobservable inputs that are supported by little or no market activities, therefore requiring an entity to develop its own assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table summarizes our assets and liabilities that require fair value measurements on a recurring basis and their respective input levels based on the fair value hierarchy:

	Fair Value Measurements at End of Period Using:
(in thousands)	Fair Value	Quoted Market Prices for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At June 30, 2026
Money market funds(1)	$140,791	$140,791	$—	$—
Mutual funds(1)	26,186	26,186	—	—
At December 31, 2025
Money market funds(1)	$140,380	$140,380	$—	$—
Mutual funds(1)	91,359	91,359	—	—
U.S. Treasury securities(2)	63,268	63,268	—	—
Commercial and corporate obligations(2)	10,174	—	10,174	—

(1)	Included in cash and cash equivalents in the accompanying balance sheets.
(2)	Included in short-term investments in the accompanying balance sheets.
The following methods and assumptions were used to estimate the fair value of our financial instruments for which it is practicable to estimate that value:
Marketable Securities.
For fair values determined by Level 1 inputs, which utilize quoted prices in active markets for identical assets, the level of judgment required to estimate fair value is relatively low. For fair values determined by Level 2 inputs, which utilize quoted prices in less active markets for similar assets, the level of judgment required to estimate fair value is also considered relatively low.
Fair Value of Other Financial Instruments
The carrying amounts of certain of our financial instruments, including cash and cash equivalents, accounts payable, and accrued expenses approximate fair value due to their short-term nature.
Available-for-Sale
Investments
We invest our excess cash in agency securities, debt instruments of financial institutions and corporations, commercial obligations, and U.S. Treasury securities, which we classify as available-for-sale
investments. These investments are carried at fair value and are included in the tables above. As of June 30, 2026, we did not have any available-for-sale investments by security type, classified in short-term or long-term investments.
The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale
inv
es
tments by security type, classified in ca
sh
equivalents, short-term and long-term investments as of December 31, 2025 are as follows:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Total Fair Value
Commercial and corporate obligations (1)	10,152	22	10,174
U.S. Treasury securities (2)	63,107	161	63,268

Total available-for-sale investments	$73,259	$183	$73,442

(1)
Of our outstanding commercial and corporate obligations, $10.2 million have maturity dates of less than one year and $0.0 million have a maturity date of between one
to
two
years as of December 31, 2025.

(2)	Of our outstanding U.S. Treasury securities, $63.3 million have maturity dates of less than one year and $0.0 million have a maturity date of between one to two years as of December 31, 2025.
There were no
available-for-sale
investments in an unrealized loss position as of June 30, 2026 or December 31, 2025. Accordingly, no allowance for credit losses was recorded.
7. Stockholders’ Equity
Preferred Stock
The Company has authorized up to 10,000,000 shares of preferred stock, $0.001 par value per share, for issuance. There were no preferred shares outstanding as of June 30, 2026.
Common Stock
The Company has authorized up to 500,000,000 shares of common stock, $0.001 par value per share, for issuance. There were 35,390,679 shares of common stock issued and outstanding as of June 30, 2026.
Private Placement
On April 20, 2026, the Company completed the previously announced private placement contemplated by that certain purchase agreement (the “Purchase Agreement”) by and among the Company, EcoR1 Capital Fund Qualified, L.P. (the “Selling Stockholder”) and certain third party investors (collectively, the “Investors”), pursuant to which the Company agreed to issue and sell an aggregate of 5,791,479 shares of the Company’s common stock (the “Primary Shares”), and the Selling Stockholder agreed to sell an aggregate of 4,705,575 shares of the Company’s common stock (the “Secondary Shares”) that the Selling Stockholder received in the Spin-Off, at a purchase price of $13.81 per share (the “Private Placement”). The aggregate gross proceeds to First Tracks Biotherapeutics from the sale of the Primary Shares were approximately $80 million, before deducting offering expenses. First Tracks Biotherapeutics did not receive any proceeds from the sale of the Secondary Shares.
8. Equity Incentive Plans
Prior to the Spin-Off, First Tracks Biotherapeutics had no stock-based compensation plans; however, certain of its employees were eligible to participate in AnaptysBio’s 2017 Equity Incentive Plan (the “AnaptysBio Equity Plan”) which provided grants of restricted stock units (“RSUs”) and performance stock units (“PSUs”) (collectively, “Stock Awards”), stock options, or any other stock-based awards. All grants of stock options and Stock Awards prior to separation were made under the AnaptysBio Equity Plan.
In connection with the Spin-Off, the Company established the First Tracks Biotherapeutics 2026 Equity Incentive Plan (the “First Tracks Equity Plan”). The outstanding RSUs and stock options of AnaptysBio were all cancelled and reissued in both the AnaptysBio Equity Plan and the First Tracks Equity Plan. These equity awards were repriced based on a proportional allocation of the original award price, based on First Tracks Biotherapeutics and AnaptysBio’s closing prices on the Distribution Date. In doing so, these reissued awards maintained the economic value before and after the Spin-Off. The terms of the equity awards, such as the award period, exercisability, and vesting schedule, as applicable, generally remained unchanged. There was no incremental stock-based compensation expense recorded as a result of the equity award conversion.
In connection with the Spin-Off, each AnaptysBio PSU was replaced with a number of First Tracks Biotherapeutics PSUs with a value equal to the AnaptysBio common stock covered by the cancelled award, rounded down to the nearest share. The replacement awards are subject to substantially equivalent conditions and restrictions as the AnaptysBio cancelled PSUs, except that the stock-price hurdles therein were equitably adjusted such that each hurdle retains the same ratio from the First Tracks Biotherapeutics stock price following the Spin-Off as related to the AnaptysBio stock price prior to the Spin-Off and, following the Spin-Off, performance is based on the First Tracks Biotherapeutics stock price.

Under the First Tracks Equity Plan, 4,169,861 shares (plus the shares subject to substitution awards granted pursuant to the Separation and Distribution Agreement) are reserved for issuance and 347,488 shares are reserved for issuance under the 2026 Employee Stock Purchase Plan. As of June 30, 2026, 2,187,351 shares were available for future issuance under the First Tracks Equity Plan.
Stock Options
Stock options granted to employees and
non-employees
generally vest over a four-year period while stock options granted to directors generally vest over a one-year
period. Each stock option award has a maximum term of 10 years from the date of grant, subject to earlier cancellation prior to vesting upon cessation of service to us. A summary of the activity related to stock option awards during the six months ended June 30, 2026 is as follows:

	Shares Subject to Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at April 20, 2026 (1)	6,641,885	$6.81	7.14	$78,934
Granted	1,383,690	$17.85
Exercises	(440,896)	$5.88
Forfeitures and cancellations	—	$—

Outstanding at June 30, 2026	7,584,679	$8.88	7.55	$85,742

Exercisable at June 30, 2026	3,708,578	$7.02	6.15	$49,037

(1)	As part of the Spin-Off, 6,641,885 substitute options were issued related to options from the AnaptysBio Equity Plan.
Total cash received from the exercise of stock options was approximately $2.1 million during the six months ended June 30, 2026.
Time-Based Restricted Stock Units
Each RSU represents one equivalent share of our common stock to be issued after satisfying the applicable continued service-based vesting criteria over a specified period. The fair value of these RSUs is based on the closing price of our common stock on the date of the grant. We measure compensation expense over the expected vesting period on a straight-line basis. The RSUs do not entitle the participants to the rights of holders of common stock, such as voting rights, until the shares are issued.

	Number of Restricted Stock Units	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at April 20, 2026 (1)	1,514,446	$17.62	1.59	$28,169
Granted	598,820	$17.75
Released	(57,402)	$12.95
Forfeitures and cancellations	—	$—

Outstanding at June 30, 2026	2,055,864	$17.79	1.65	$41,364

RSU expected to vest at June 30, 2026	2,055,864	$17.79	1.65	$41,364

(1)	As part of the Spin-Off, 1,514,446 substitute awards were issued related to awards from the AnaptysBio Equity Plan.

Performance Stock Units
A PSU represents one equivalent share of our common stock to be issued after achievement of the performance metrics specified in the grant. The following table presents a summary of activity with respect to our PSUs:

	Number of Performance Stock Units	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Contractual Term (in years)
Outstanding at April 20, 2026 (1)	1,109,394	$6.07	2.22
Granted	—	$—
Released	—	$—
Forfeitures	—	$—

Outstanding at June 30, 2026	1,109,394	$6.07	2.03

(1)	As part of the Spin-Off, 1,109,394 substitute awards were issued related to awards from the AnaptysBio Equity Plan.
The fair value of our PSUs is estimated as of the grant date of July 22, 2024, based upon the expected achievement of the performance metrics specified in the grant and the closing market price of our common stock on the date of grant. The grant date fair value is estimated using a Monte Carlo simulation using the following assumptions:

Six Months Ended June 30, 2026
Volatility of common stock	59.0%
Risk-free interest rate	4.1%
Contract term (in years)	3.9
The compensation expense for the awards is recognized over the requisite service period regardless of whether the market conditions are achieved and will only be adjusted for pre-vesting
forfeitures due to the termination of the recipient’s employment with the Company prior to the expiration of the requisite service period. The requisite service period over which the compensation expense will be recognized is July 22, 2024 through July 1, 2028.
Stock-Based Compensation Expense
We recognize stock-based compensation expense for awards issued to employees and non-employees
over the requisite service period based on the estimated grant-date fair value of such awards. The estimated fair values of stock option awards granted were determined on the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

	Six Months Ended June 30,
	2026	2025
Risk-free interest rate	4.3%	4.5%
Expected volatility	83.3%	81.8%
Expected dividend yield	—	—
Expected term (in years)	6.78	6.35
Weighted average grant date fair value per share	$13.57	$10.95

We determine the appropriate risk-free interest rate, expected term for employee stock-based awards, contractual term for non-employee
stock-based awards, and volatility assumptions. The weighted-average expected option term for employee and non-employee
stock-based awards reflects the historical option term. Expected volatility incorporates the historical volatility of our stock price. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected or contractual term of the stock-based payment awards. The assumed dividend yield is based on our expectation of not paying dividends in the foreseeable future.
Prior to the Distribution Date, stock-based compensation expense was allocated to us using a proportionate cost allocation method, which management believes is consistent and reasonable. For the research and development portion, costs were allocated using the percentage of external research and development costs as the allocation driver. For the general and administrative portion, costs were allocated similarly to the allocation of research and development costs, with a portion allocated based on estimated employee headcount.
Stock-based compensation expense under AnaptysBio’s 2017 Plan allocated to us and included within our statements of operations consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Research and development	$734	$9,058	$5,280	$4,620
General and administrative	738	6,344	7,695	3,036

Total	$1,472	$15,402	$12,975	$7,656

Stock-based compensation expense under the First Tracks Equity Plan that was recognized in the statements of operations and comprehensive loss is as follows:

Three Months Ended June 30,
(in thousands)	2026
Research and development	$3,596
General and administrative	3,251

Total	$6,847

At June 30, 2026, there was $48.2 million of unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a remaining weighted average vesting period of 2.87 years, $33.3 million of unrecognized cost related to unvested RSU awards, which is expected to be recognized over a period of 2.63 years, and $3.0 million of unrecognized cost related to unvested PSU awards, which is expected to be recognized over a period of 2.03 years.
9. Commitments and Contingencies
Operating Leases
On June 15, 2026, we entered into a Sublease Agreement with AnaptysBio (the “Sublease Agreement”), with respect to facilities in the building at 10770 Wateridge Circle, San Diego, California 92121. Under the Sublease Agreement, we agreed to sublease approximately 45,000 square feet of space for a term of 24 months, beginning on April 20, 2026.
Under the Sublease Agreement, the monthly base rent is initially $4.87 per rentable square foot and is increased by 3% annually. We are also responsible for our pro rata share of real estate taxes, building insurance, maintenance, direct expenses, and utilities. The terms of the Sublease Agreement do not provide us with an option to extend the term of the lease, but do provide us with an option to terminate the lease early on December 31, 2027, by delivery of written notice provided at least six months in advance. The exercise of this option is at our sole discretion, which we do not anticipate exercising at this time. Upon lease commencement, on April 20, 2026, we recognized a right of use (“ROU”) asset and a corresponding lease liability of $4.4 million each, on the balance sheet. There were no lease incentives, prepayments or direct costs as part of the sublease agreement.
Our lease payments are fixed, and we recognize lease expense for leases on a straight-line basis over the lease term. Operating lease ROU assets and lease liabilities are recorded based on the present value of the future minimum lease payments over the lease term at commencement date. As our lease does not provide an implicit rate, we used our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments. The weighted-average discount rate used was 9.5% and the weighted-average remaining lease term is approximately 1.8 years.
The following non-cancellable office lease costs are included in our statements of cash flow (in thousands):

		Six Months Ended June 30,
Leases	Classification on the Cash Flow	2026	2025
Operating lease cost	Operating	$524	$—
Cash paid for amounts included in the measurement of lease liabilities	Operating	—	—
At June 30, 2026, the future minimum annual obligations for the Company’s operating lease liabilities are as follows:

Years Ending December 31, (in thousands)
2026	$1,833
2027	2,174
2028	708

Total minimum payments required	$4,715
Less: imputed interest	(382)

Total	$4,333

10. Segment Reporting
We operate as one reportable segment focused on research and development activities to deliver immunology therapeutics for autoimmune and inflammatory diseases. Segment profit or loss is measured as the net loss reported on our Statements of Operations and Comprehensive Loss and net loss is used to monitor results. The measure of segment assets is reported on our Balance Sheets as total assets.
The chief operating decision maker (“CODM”) is our Chief Executive Officer. The CODM manages the business activities on a combined basis in making decisions regarding resource allocation and performance assessment.

The following table is a summary of segment loss and our significant expenses (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
External R&D
ANB033	8,837	3,926	18,136	7,729
Rosnilimab	1,217	15,613	5,811	30,639
ANB101	687	2,040	2,171	3,521
ANB032	5	108	(26)	3,644
Preclinical and other unallocated costs	4,451	4,456	7,747	8,388

Total External R&D(1)	15,197	26,143	33,839	53,921

Total Internal R&D(2)	10,447	13,129	25,760	26,816

Total R&D	25,644	39,272	59,599	80,737

External G&A(3)	(459)	1,453	8,262	5,301
Internal G&A(2)	9,752	5,173	19,887	11,140

Total G&A	9,293	6,626	28,149	16,441

Total operating expenses	34,937	45,898	87,748	97,178

Loss from operations	(34,937)	(45,898)	(87,748)	(97,178)

Interest income	1,564	3,466	3,892	7,557
Other expense, net	(1)	(13)	(2)	(20)

Total other income, net	1,563	3,453	3,890	7,537

Segment net loss	$(33,374)	$(42,445)	$(83,858)	$(89,641)

(1)
External R&D consists of costs associated with our research and development activities, including drug discovery efforts, preclinical and clinical development of our programs, manufacturing, and allocated facility-related costs.

(2)	Internal R&D and G&A consist of salaries and wages, stock-based compensation, recruiting and other employee benefits.
(3)
External G&A consists of general and administrative expenses including legal services, insurance, professional fees for auditing, tax, and market research, and allocated facility-related costs not otherwise included in research and development expenses.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by First Tracks Biotherapeutics, Inc. (“First Tracks Biotherapeutics,” “we,” “us,” “our” or the “Company”) in connection with the issuance and distribution of the securities being registered, as applicable. All amounts shown are estimates except for the SEC registration fee. We will bear all expenses of the registration of the shares received in the private placement transaction by certain third-party investors and certain other expenses.

Amount Paid or to be Paid
SEC registration fee	22,000.00
Printing expenses	20,000.00
Legal fees and expenses	275,000.00
Accounting fees and expenses	35,000.00
Transfer agent expenses	7,500.00

Total	$359,500.00

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933 (the “Securities Act”).

As permitted by the DGCL, our amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our bylaws provide that:

•	the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the Company may indemnify its other employees and agents as set forth in the DGCL;

•

the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Prior to the completion of the Spin-Off, the Company entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s amended and restated certificate of incorporation and bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Company’s amended and restated certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company carries liability insurance for its directors and officers.

Item 15. Recent Sales of Unregistered Securities.

The following lists set forth information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act, and the consideration, if any, received by us for such securities:

On October 20, 2025, in connection with its formation, the Company sold 100 shares of common stock to AnaptysBio, Inc. for an aggregate consideration of $10.00. The shares of common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. No underwriters were involved in the transaction.

On March 26, 2026, the Company and EcoR1 Capital Fund Qualified, L.P. entered into a purchase agreement with certain third-party investors pursuant to which the Company issued and sold an aggregate 5,791,479 shares of common stock, par value $0.001 per share (the “Primary Shares”). The aggregate gross proceeds to First Tracks Biotherapeutics from the sale of the Primary Shares was approximately $80 million, before deducting offering expenses. The Primary Shares were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. No underwriters were involved in the transaction.

On October 15, 2026, the Company entered into a purchase agreement with certain third-party investors pursuant to which the Company issued and sold an aggregate 6,106,870 shares of common stock, par value $0.001 per share. The aggregate gross proceeds to First Tracks Biotherapeutics from the Private Placement were approximately $200 million, before deducting placement agent fees and other offering expenses. The shares were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. No underwriters were involved in the transaction.

Item 16. Exhibits, Financial Statements and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description

2.1	Separation and Distribution Agreement, dated as of April 20, 2026, by and between AnaptysBio, Inc. and the registrant (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on April 20, 2026, File No. 001-43177)#+

3.1	Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on April 20, 2026, File No. 001-43177)

3.2	Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on April 20, 2026, File No. 001-43177)

Exhibit Number	Exhibit Description

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being offered

10.1	Transition Services Agreement, dated as of April 20, 2026, by and between AnaptysBio, Inc. and the registrant (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on April 20, 2026, File No. 001-43177)#

10.2	First Tracks Biotherapeutics 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1 filed on May 8, 2026, File No. 333-295719)†

10.3	First Tracks Biotherapeutics 2026 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form S-1 filed on May 8, 2026, File No. 333-295719)†

10.4	Securities Purchase Agreement, dated as of March 26, 2026, by and among the registrant, EcoR1 Capital Fund Qualified, L.P. and the investors party thereto (incorporated by reference to Exhibit 10.4 to the registrant’s Registration Statement on Form S-1 filed on May 8, 2026, File No. 333-295719)#+

10.5	Registration Rights Agreement, dated as of April 20, 2026, by and among the registrant and the investors party thereto (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on April 20, 2026, File No. 001-43177)#+

10.6	Form of First Tracks Biotherapeutics Stock Option Agreement (incorporated by reference to Exhibit 10.6 to the registrant’s Registration Statement on Form S-1 filed on May 8, 2026, File No. 333-295719)

10.7	Form of First Tracks Biotherapeutics Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.7 to the registrant’s Registration Statement on Form S-1 filed on May 8, 2026, File No. 333-295719)

10.8	Securities Purchase Agreement, dated as of October 15, 2026, by and among the registrant and the investors party thereto (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on October 15, 2026, File No. 001-43177)#+

10.9	Registration Rights Agreement, dated as of October 19, 2026, by and among the registrant and the investors party thereto (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on October 19, 2026, File No. 001-43177)#+

10.10	Employment Agreement, effective April 20, 2026, by and between the registrant and Daniel Faga (incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q filed on May 14, 2026, File No. 001-43177)†

10.11	Employment Agreement, effective April 20, 2026, by and between the registrant and Paul Lizzul (incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q filed on May 14, 2026, File No. 001-43177)†

10.12	Employment Agreement, effective April 20, 2026, by and between the registrant and Ajim Tamboli (incorporated by reference to Exhibit 10.5 to the registrant’s Quarterly Report on Form 10-Q filed on May 14, 2026, File No. 001-43177)†

10.13	Employment Agreement, effective April 20, 2026, by and between the registrant and Benjamin Stone (incorporated by reference to Exhibit 10.6 to the registrant’s Quarterly Report on Form 10-Q filed on May 14, 2026, File No. 001-43177)†

10.14	License Agreement, dated November 24, 2023, by and between the registrant and Centessa Pharmaceuticals (UK) Limited (incorporated by reference to Exhibit 10.7 to the registrant’s Quarterly Report on Form 10-Q filed on May 14, 2026, File No. 001-43177)#+

Exhibit Number	Exhibit Description

10.15	Amendment No. 1 to License Agreement, dated April 9, 2024, by and between the registrant and Centessa Pharmaceuticals (UK) Limited (incorporated by reference to Exhibit 10.8 to the registrant’s Quarterly Report on Form 10-Q filed on May 14, 2026, File No. 001-43177)#+

10.16	Sublease Agreement, dated as of June 15, 2026, by and between AnaptysBio, Inc. and the registrant (incorporated by reference to Exhibit 10.9 to the registrant’s Quarterly Report on Form 10-Q filed on August 12, 2026, File No. 001-43177)

10.17	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.10 to the registrant’s Quarterly Report on Form 10-Q filed on August 12, 2026, File No. 001-43177)†

21.1	List of subsidiaries of the registrant. None.

23.1	Consent of KPMG LLP, an independent registered public accounting firm

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)

24.1	Power of Attorney

107	Filing Fee Table

†	Indicates management contract or compensatory plan.
#

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(2)(ii) and Item 601(b)(10)(iv) of Regulation S-K, as applicable. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

+

The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon its request.

(b) Financial Statement Schedules

See the Index to the Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, state of California, on October 26, 2026.

First Tracks Biotherapeutics, Inc.
By:	/s/ Daniel Faga
Name: Daniel Faga
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Faga, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on October 26, 2026.

Signature	Title	Date

/s/ Daniel Faga Daniel Faga	President, Chief Executive Officer and Director (Principal Executive Officer)	October 26, 2026

/s/ Ajim Tamboli Ajim Tamboli, CFA	Chief Financial Officer (Principal Financial and Accounting Officer)	October 26, 2026

/s/ Dennis Fenton Dennis Fenton, Ph.D.	Director	October 26, 2026

/s/ Rita Jain Rita Jain, M.D.	Director	October 26, 2026

/s/ Magda Marquet Magda Marquet, Ph.D.	Director	October 26, 2026

/s/ John Orwin John Orwin	Director	October 26, 2026

/s/ John Schmid John Schmid	Director	October 26, 2026

/s/ J. Anthony Ware J. Anthony Ware, M.D.	Director	October 26, 2026